   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ADVANCED ENERGY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3679                  84-0846841
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

              1625 SHARP POINT DRIVE, FORT COLLINS, COLORADO 80525
                                 (970) 221-4670
      (Address, including postal ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                RICHARD P. BECK
                        ADVANCED ENERGY INDUSTRIES, INC.
                             1625 SHARP POINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 221-4670

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                with copies to:

           JAY L. MARGULIES                        JONATHAN L. FREEDMAN
          CARISSA C. W. COZE                       WILLIAM C. LOVE, JR.
           PAUL A. CARLSON                         DEWEY BALLANTINE LLP
       THELEN REID & PRIEST LLP                1301 AVENUE OF THE AMERICAS
  TWO EMBARCADERO CENTER, SUITE 2100             NEW YORK, NY 10019-6092
 SAN FRANCISCO, CALIFORNIA 94111-3995

                         ------------------------------
        Approximate date of commencement of proposed sale to the public:
    AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER CONDITIONS TO THE MERGER (THE "MERGER") OF A WHOLLY OWNED SUBSIDIARY OF THE REGISTRANT WITH AND INTO RF POWER PRODUCTS, INC. ("RFPP"), PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION HEREIN.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF SECURITIES TO BE               AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
                 REGISTERED                     REGISTERED(1)         PER SHARE       OFFERING PRICE(2)         FEE(3)
Common Stock, $0.001 par value..............   4,000,000 shares          N/A            $23,165,264.69        $6,833.75

(1) Represents the maximum number of shares of Common Stock of the registrant issuable pursuant to the Merger.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"). The above calculation is based on the average of the reported high and low prices of the Common Stock of RFPP on the American Stock Exchange on August 31, 1998.

(3) A fee of $6,834 was paid on or prior to July 2, 1998, pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934 and Rules 0-11 and 14a-6(a) promulgated thereunder, in connection with the filing of preliminary proxy materials relating to the Merger. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee payable in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS

                             ---------------------

    RF Power Products, Inc. will hold a special meeting of the holders of Common Stock, par value $.01 per share, on October 8, 1998 at 10:00 a.m. Eastern time, at RF Power's corporate offices located at 1007 Laurel Oak Road, Voorhees, New Jersey, for the following purposes:

        1. To approve and adopt an Agreement and Plan of Reorganization, dated as of June 1, 1998, by and among Advanced Energy Industries, Inc., Warpspeed, Inc., and RF Power Products, Inc., and the merger contemplated thereby; and

        2. To transact any other business that is properly brought before the meeting or any adjournment thereof.

    The accompanying Proxy Statement/Prospectus, dated September 2, 1998, describes the proposed merger in detail.

    Only shareholders of record at the close of business on September 1, 1998 are entitled to notice of and to vote at the meeting. Under New Jersey law, holders of Common Stock have no right to an appraisal of the value of their shares in connection with the merger.

                                          By order of the Board of Directors

                                                [SIGNATURE]

                                          KEVIN WILSON
                                          SECRETARY

September 2, 1998
Voorhees, New Jersey

                                     [LOGO]

                               September 2, 1998

Dear Fellow Shareholder:

    You are cordially invited to attend a special meeting of the shareholders of RF Power Products, Inc. to be held:

                           THURSDAY, OCTOBER 8, 1998
                                   10:00 A.M.
                          RF POWER'S CORPORATE OFFICES
                              1007 LAUREL OAK ROAD
                              VOORHEES, NEW JERSEY

    At the special meeting, you will be asked to approve a merger in which:

    - RF Power will become a wholly-owned subsidiary of Advanced Energy Industries, Inc.;

    - each outstanding share of RF Power common stock will be converted into
      0.2880 to 0.3292 shares of Advanced Energy common stock; and

    - RF Power shareholders will become stockholders of Advanced Energy.

    Advanced Energy will issue in the merger up to 4,000,000 shares of its common stock, which is quoted on the Nasdaq National Market under the symbol "AEIS."

    This Proxy Statement/Prospectus contains detailed information concerning RF Power, Advanced Energy, the merger and the special meeting. PLEASE GIVE THIS PROXY STATEMENT/PROSPECTUS YOUR CAREFUL ATTENTION, INCLUDING THE "RISK FACTORS" STARTING ON PAGE 15.

    The Board of Directors has approved the merger agreement, has determined that the merger is fair to you and is in your best interests, and recommends that you vote in favor of the merger.

    YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope. This will allow your shares to be voted whether or not you attend the special meeting.

                                          Sincerely yours,

                                               [SIGNATURE]

                                          Joseph Stach
                                          CHAIRMAN OF THE BOARD

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger or the Advanced Energy common stock to be issued in the merger. None of such regulators has determined whether this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This Proxy Statement/Prospectus is dated September 2, 1998 and is first being mailed to the RF Power shareholders on or about September 3, 1998.

    While reading this Proxy Statement/Prospectus, you will notice that some of the statements reflect AE's or RF Power's beliefs, opinions and expectations. A number of events or circumstances could prove these beliefs and opinions to be incorrect or could keep these expectations from coming true. We recommend that you read the "Special Note Regarding Forward-Looking Statements" on page 66 and the "Risk Factors" starting on page 15.

                            ------------------------

    IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AE AND RF POWER THAT IS NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IS CONSIDERED TO BE A PART OF THIS PROXY STATEMENT/PROSPECTUS BECAUSE IT IS INCLUDED IN OTHER DOCUMENTS THAT ARE REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS. AMONG SUCH DOCUMENTS ARE RF POWER'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR AND ITS QUARTERLY REPORTS ON FORM 10-Q FILED SINCE THE END OF SUCH FISCAL YEAR. COPIES OF THOSE DOCUMENTS ACCOMPANY THIS PROXY STATEMENT/PROSPECTUS. FOR A COMPLETE LIST OF THE DOCUMENTS INCORPORATED BY REFERENCE, SEE "INCORPORATION OF INFORMATION BY REFERENCE" ON PAGE 65.

    AT YOUR REQUEST, AE WILL PROVIDE TO YOU, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS RELATING TO AE THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO ADVANCED ENERGY INDUSTRIES, INC., 1625 SHARP POINT DRIVE, FORT COLLINS, COLORADO 80525, ATTENTION: RICHARD P. BECK; TELEPHONE
NUMBER: (970) 221-4670.

    AT YOUR REQUEST, RF POWER WILL PROVIDE TO YOU, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS RELATING TO RF POWER THAT ARE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO RF POWER PRODUCTS, INC., 1007 LAUREL OAK ROAD, VOORHEES, NEW JERSEY 08043, ATTENTION: SECRETARY; TELEPHONE NUMBER: (609) 627-6100.

    IN ORDER TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, REQUESTS SHOULD BE MADE BY OCTOBER 1, 1998.

                            ------------------------

                                   TRADEMARKS

    Advanced Energy, Microsweep, Sparc and Sparc-LE and the Advanced Energy logo are registered trademarks of AE. Arc-Check, Arc-Out, Astral, Fixed-Match, GenCal, Matchless, Pinnacle, Sparc-VS and Starburst are unregistered trademarks of AE. Other brand names and trademarks appearing in this Proxy
Statement/Prospectus are the properties of their respective holders.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER................................................           5

WHERE YOU CAN FIND MORE INFORMATION...................................................           8

SUMMARY...............................................................................           9
  The Companies.......................................................................           9
  Recent Developments.................................................................           9
  Recommendation of the RF Power Board................................................           9
  Opinion of Financial Advisor to RF Power............................................          10
  Interests of Certain Persons in the Merger..........................................          10
  The Merger Agreement................................................................          10
  Accounting Treatment................................................................          12
  Federal Income Tax Consequences.....................................................          12
  Regulatory Approvals................................................................          12

SELECTED CONSOLIDATED FINANCIAL DATA..................................................          13

RISK FACTORS..........................................................................          15
  Quarterly Operating Results Are Subject to Significant Fluctuations.................          15
  The Semiconductor and Semiconductor Equipment Industries Are Highly Volatile........          16
  Significant Sales Are Concentrated Among a Few Customers............................          17
  Risks Associated with Manufacturing Facility........................................          17
  Risks Associated with Recent and Potential Future Acquisitions......................          17
  Management of Growth................................................................          18
  Supply Constraints and Dependence on Sole and Limited Source Suppliers..............          18
  Dependence on Design Wins; Barriers to Obtaining New Customers; High Level of
    Customized Systems................................................................          19
  Rapid Technological Change and Dependence on New System Introductions...............          19
  Competition.........................................................................          19
  Risks Associated with International Sales...........................................          20
  The Asian Financial Crisis..........................................................          20
  Intellectual Property Rights........................................................          20
  Governmental Regulations............................................................          21
  Control by Management and Principal Stockholder.....................................          21
  Anti-takeover Provisions............................................................          22
  Volatility of Market Price of AE Common Stock; Stock Price Fluctuations.............          22
  Uncertainties Relating to Coordination of AE's and RF Power's Operations............          22
  Maintaining RF Power's Manufacturing Facility Could Be Costly or Inefficient........          23
  AE's and RF Power's Reasons for the Merger Are Based in Part on Expectations........          23
  Shares Eligible for Future Sale.....................................................          23

COMPARATIVE PER SHARE DATA............................................................          24

MARKET PRICE AND DIVIDEND INFORMATION.................................................          25
  Market Price Information............................................................          25
  Dividend Information................................................................          25

THE SPECIAL MEETING...................................................................          26
  Time and Place; Purpose.............................................................          26
  Record Date and Shares Entitled To Vote.............................................          26
  Votes Required; Quorum; Abstention and Broker Non-Votes.............................          26
  Revocation of Proxies...............................................................          27
  Solicitation of Proxies and Expenses................................................          27

THE MERGER............................................................................          27
  Background of the Merger............................................................          27
  Reasons for the Merger..............................................................          31
  Opinion of Financial Advisor to RFPP................................................          35
  Interests of Certain Persons in the Merger..........................................          38
  Operations Following the Merger.....................................................          40
  Accounting Treatment................................................................          40
  Federal Income Tax Consequences.....................................................          40
  Regulatory Approvals................................................................          42
  Resale Restrictions.................................................................          42
  No Appraisal Rights.................................................................          43
THE MERGER AGREEMENT..................................................................          43
  General.............................................................................          43
  Consideration To Be Received in the Merger..........................................          43
  Treatment of RFPP Options...........................................................          44
  Exchange Procedures.................................................................          44
  Representations and Warranties......................................................          45
  Conduct of Business Pending the Merger..............................................          46
  Exclusivity.........................................................................          46
  Employee Matters....................................................................          46
  Indemnification and Insurance.......................................................          46
  Conditions..........................................................................          47
  Termination.........................................................................          47
  Termination Fee.....................................................................          47
  Expenses............................................................................          48
  Amendment...........................................................................          48
COMPARISON OF THE RIGHTS OF RFPP AND AE STOCKHOLDERS..................................          48
  General.............................................................................          48
  Voting Power........................................................................          48
  Authorized Capital..................................................................          48
  Amendment of Charter or Bylaws......................................................          49
  Size and Classification of the Board of Directors...................................          49
  Removal of Directors................................................................          50
  Vacancies on the Board..............................................................          50
  Director Conflict of Interest Transactions..........................................          50
  Stockholder Meetings; Stockholder Action Without a Meeting..........................          51
  Stockholder Proposals; Nomination of Directors by Stockholders......................          52
  Required Stockholder Vote for Certain Actions.......................................          53
  Stockholder Inspection Rights; Stockholder Lists....................................          54
  Dividends and Other Distributions...................................................          55
  Certain Business Combinations and Share Purchases...................................          55
  Director and Officer Exculpation and Indemnification................................          56
  Dissenters' Appraisal Rights........................................................          57
  Voluntary Dissolution...............................................................          58
BUSINESS OF ADVANCED ENERGY...........................................................          59
BUSINESS OF RF POWER..................................................................          62
BENEFICIAL OWNERSHIP OF AE COMMON STOCK...............................................          64
EXPERTS...............................................................................          65
LEGAL MATTERS.........................................................................          65
INCORPORATION OF INFORMATION BY REFERENCE.............................................          65
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................          66
FUTURE SHAREHOLDER PROPOSALS..........................................................          67

APPENDICES
A--Agreement and Plan of Reorganization, dated as of June 1, 1998
B--Opinion of NationsBanc Montgomery Securities LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN TO RF POWER AND ITS SHAREHOLDERS AS A RESULT OF THE MERGER?

A: If the merger is completed, RF Power will become a wholly owned subsidiary of AE, and RF Power shareholders will become AE stockholders.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: In exchange for each share of RF Power common stock you own on the date the merger takes effect, you will receive a fraction of a share of AE common stock. The exact fraction will depend on:

    - the average market value of AE common stock over a specified period before the special meeting; and

    - the number of shares of RF Power common stock that are outstanding on the date the merger takes effect.

   On August 31, 1998, there were 12,152,270 shares of RF Power common stock outstanding. Assuming no additional shares of RF Power common stock are issued before the merger takes effect, if the average market value of AE common stock over the specified period is between $12.12 and $16.38, you will receive 0.3086 shares of AE common stock in exchange for each of your shares of RF Power common stock.

   If the average market value of AE common stock over the specified period is less than $12.12, you will receive more than 0.3086 shares of AE common stock in exchange for each of your shares of RF Power common stock (up to 0.3292 shares). If the average market value of AE common stock over the specified period is more than $16.38, you will receive fewer than 0.3086 shares of AE common stock in exchange for each of your shares of RF Power common stock (but you will receive at least 0.2880 shares). In total, AE will issue between 3,500,000 and 4,000,000 shares to the RF Power shareholders.

   The fraction of a share of AE common stock that you will receive in exchange for each share of RF Power common stock you own is called the "exchange ratio." If the exchange ratio multiplied by the number of shares of RF Power common stock you own is not a whole number, you will receive cash instead of a fractional share of AE common stock. The cash payment may be taxable.

   The following chart provides some examples of how the exchange ratio will be calculated, assuming no additional shares of RF Power common stock are issued before the merger:

                                                  NUMBER OF AE
                                                   SHARES FOR
       AVERAGE                                       100 RF
   MARKET VALUE($)           EXCHANGE RATIO          SHARES
----------------------       --------------       ------------
       < 11.37                   0.3292                   32
        12.00                    0.3117                   31
     12.12-16.38                 0.3086                   30
        17.00                    0.2976                   29
       > 17.56                   0.2880                   28

   For a more detailed description of how the actual exchange ratio will be calculated, see "The Merger Agreement--Consideration To Be Received in the Merger."

Q:  DOES THE MARKET VALUE OF THE AE COMMON STOCK FLUCTUATE SIGNIFICANTLY?

A: Yes. Since the initial public offering of the AE common stock in November
    1995, trading prices of the AE common stock have ranged from $2.875 to $38.125. From June 1, 1998 to August 31, 1998, the trading prices have ranged from $6.25 to $15.375. See "Risk Factors--Volatility of Market Price of AE Common Stock, Stock Price Fluctuations" and "Market Price and Dividend Information."

Q: WILL FLUCTUATIONS IN THE TRADING PRICE OF THE AE COMMON STOCK HAVE AN EFFECT ON THE NUMBER OF SHARES OF AE COMMON STOCK I WILL RECEIVE IN THE MERGER?

A: Yes. The number of shares you will receive in the merger will be based on the trading prices of the AE common stock from September 21, 1998 to October 2, 1998, unless the special meeting is postponed. If the special meeting had been held on August 31,

    1998, you would have received 0.3292 shares of AE common stock for each share of RF Power common stock that you own. If the trading prices of the AE common stock decrease prior to the special meeting, you will not receive any more shares of AE common stock in exchange for your RF Power common stock, because AE will not issue more than 4,000,000 shares of AE common stock in the merger. If the trading prices of the AE common stock increase prior to the special meeting, you may receive fewer shares in exchange for your RF Power common stock, but you will receive at least 0.2880 shares for each share of RF Power common stock (assuming no additional shares of RF Power common stock are issued before the merger).

Q: HOW CAN I DECIDE WHETHER TO VOTE IN FAVOR OF THE MERGER IF I DON'T KNOW HOW MANY SHARES OF AE COMMON STOCK I WILL GET IN EXCHANGE FOR MY SHARES OF RF POWER COMMON STOCK?

A: You will receive between 0.2880 and 0.3292 shares of AE common stock for each share of RF Power common stock that you own (assuming no additional shares of RF Power common stock are issued before the merger). The actual exchange ratio will be calculated at the end of the day on October 2, 1998. Thereafter, you will be able to call 1-800-275-6971 to find out the exact number of shares of AE common stock that you will be entitled to receive for each share of RF Power common stock that you own. If you submit your proxy card, you can still change your vote at any time prior to the time the vote is taken at the special meeting. You may vote or change your vote at any time, including after the exchange ratio has been calculated, by facsimile (718-921-8331) or in person at the special meeting. See "The Special Meeting--Revocation of Proxies."

Q: IF I DON'T VOTE FOR THE MERGER BUT IT IS APPROVED BY THE OTHER RF POWER SHAREHOLDERS, CAN I GET CASH INSTEAD OF AE COMMON STOCK?

A: No. In certain circumstances, a shareholder of a company that is being acquired can require the company to purchase the shareholders' shares for cash if the shareholder does not vote in favor of the merger. The right to require such cash purchase is commonly called an "appraisal right" or "dissenter's right." Under New Jersey law, the RF Power shareholders do not have appraisal or dissenters' rights in connection with the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger promptly following the special meeting of RF Power shareholders.

Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares of RF Power common stock for shares of AE common stock is generally intended to be tax-free to RF Power shareholders for federal income tax purposes, except that you may have to pay taxes on any cash received instead of a fractional share of AE common stock. See "The Merger--Federal Income Tax Consequences." You are urged to consult your own tax advisor as to the specific tax consequences of the merger to you, including the applicable federal, state, local and foreign tax consequences.

Q:  ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The merger does involve risks. By approving the merger, you are agreeing in essence to change your investment in RF Power into an investment in AE. For a discussion of certain risk factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page 15.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares of RF Power common stock will be represented at the special meeting.

   The special meeting will take place on October 8, 1998, at 10:00 a.m., Eastern time, at RF Power's corporate offices located at 1007 Laurel Oak Road, Voorhees, New Jersey. You may attend and vote your shares in person, even after submitting the enclosed proxy card. In addition, you may take back your proxy up to and including the day of the special meeting by following the directions on page 27 and either changing your vote or attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, you will receive written instructions as to how to exchange your shares of RF Power common stock for AE common stock.

Q:  HOW CAN I GET MORE INFORMATION?

A: If you have other questions about the merger you should contact:

       Joseph Stach
        RF Power Products, Inc.
        1007 Laurel Oak Road
        Voorhees, New Jersey 08043
        Phone Number: (609) 627-6100

   If you would like additional copies of the Proxy Statement/Prospectus, you should contact:

       Morrow & Co.
        Phone Number:  (800) 662-5200

    In determining whether to vote to approve the merger, you should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus and your evaluation of the risks and merits of the transaction. Neither AE nor RF Power has authorized anyone to provide you with any information that is different from or in addition to the information in this Proxy Statement/ Prospectus. Further, this Proxy Statement/Prospectus is dated September 2, 1998. You should not assume that any of the information contained in this Proxy Statement/Prospectus is accurate as of any date other than September 2, 1998. Neither the fact that RF Power has caused this Proxy Statement/ Prospectus to be mailed to you nor the issuance of AE common stock pursuant to the merger is intended to or will constitute any implication to the contrary.

                      WHERE YOU CAN FIND MORE INFORMATION

    AE has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, with respect to the offering to RF Power shareholders of the AE common stock to be issued in the merger. This Proxy Statement/Prospectus serves as the prospectus of AE that is filed as part of the registration statement. Other parts of the registration statement are omitted from this Proxy Statement/Prospectus. Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. For a more complete description of the matter involved, you should read the entire contract or other document, which has been filed as an exhibit to the registration statement.

    AE and RF Power are required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such reports, proxy statements and other information at the Securities and Exchange Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at either of its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. For a fee, the Securities and Exchange Commission will send copies of any of AE's or RF Power's filings to you. You may call 1-800-SEC-0330 for further information. In addition, AE's and RF Power's filed reports, proxy statements and other information are contained in the Internet web site maintained by the Securities and Exchange Commission. The address is http://www.sec.gov.

    The AE common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning AE may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The RF Power common stock is traded on the American Stock Exchange. Reports, proxy statements and other information concerning RF Power may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT COMPLETE, BUT RATHER HIGHLIGHTS CERTAIN INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. AS A RESULT, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER, RF POWER AND AE FULLY, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, THE DOCUMENTS INCORPORATED BY REFERENCE, THE APPENDICES, AND THE EXHIBITS TO THE REGISTRATION STATEMENT RELATING TO THE MERGER.

THE COMPANIES

    ADVANCED ENERGY INDUSTRIES, INC. (PAGE 59)

    AE designs and manufactures power conversion and control systems, which are important parts of industrial manufacturing equipment that deposits or etches thin coatings on products like computer chips, CDs, windows, flat panel displays (such as computer screens), DVDs, liquid crystal displays, and other industrial products. AE's systems refine, modify and control the raw power from a utility and convert it into power that is uniform and predictable. This allows machines to produce and deposit very thin films at an even thickness on a mass scale. A majority of AE's sales are made to companies that manufacture equipment that is used in the production of semiconductors. AE's customers include Applied Materials, Lam Research, Balzers/ Leybold, Novellus, Eaton, Intevac, Multi-Arc and Ulvac.

    AE's principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670.

    RF POWER PRODUCTS, INC. (PAGE 62)

    RF Power Products makes radio frequency power delivery systems, which generate and control power to a customer's industrial manufacturing equipment. RF Power's products are sold principally to semiconductor capital equipment manufacturers and are used in the process chambers of semiconductor manufacturing equipment. RF Power offers semiconductor capital equipment manufacturers power delivery systems that cover a wide range of power and frequency levels and are adjustable to the precise power and frequency levels required by the manufacturers. RF Power's products are also sold to capital equipment manufacturers in the flat panel display and thin film disk media industries.

    RF Power's principal executive offices are located at 1007 Laurel Oak Road, Voorhees, New Jersey 08043; telephone number (609) 627-6100.

RECENT DEVELOPMENTS

    The majority of each of AE's and RF Power's sales historically have been to customers in the semiconductor equipment industry. Recently, many of these customers, which include the largest companies in that industry, have experienced significantly reduced demand for their products and, as a result, have significantly reduced their orders from AE and RF Power. In the second quarter of 1998, AE's sales dropped to approximately $26.2 million (from $36.7 million in its first quarter of 1998) and RF Power's sales dropped to approximately $5.8 million (from $7.2 million in its first quarter of 1998).

    AE has announced that it expects sales again to drop in the third quarter of 1998. In August 1998, AE commenced a broad restructuring program, involving the layoff of approximately 14% of its total work force and the closure of two of its six facilities in Fort Collins, Colorado, to reduce its fixed operating costs. See "Business of Advanced Energy--Recent Developments."

    RF Power reduced its workforce by 25% during the third quarter of 1998 through a combination of attrition and layoffs. The majority of the positions eliminated were in the manufacturing area, although all groups were affected. See "Business of RF Power--Recent Developments."

RECOMMENDATION OF THE RF POWER BOARD (PAGE 31)

    The RF Power Board of Directors believes that the merger is fair to, and in the best interests of, RF Power and the RF Power shareholders. The RF Power Board of Directors recommends that RF Power shareholders vote FOR the proposal to approve the merger.

OPINION OF FINANCIAL ADVISOR TO RF POWER (PAGE 35)

    On June 1, 1998, NationsBanc Montgomery Securities LLC delivered its oral opinion to the RF Power Board of Directors that the merger was fair to the RF Power shareholders from a financial point of view as of that date. NationsBanc Montgomery also provided a written opinion dated as of June 1, 1998 stating the same opinion. We have attached a copy of NationsBanc Montgomery's written opinion to this Proxy Statement/Prospectus as Exhibit B. The written opinion sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by NationsBanc Montgomery in forming its opinion. THE OPINION OF NATIONSBANC MONTGOMERY IS DIRECTED TO THE RF POWER BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE RF POWER SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RF POWER SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. RF POWER SHAREHOLDERS ARE ENCOURAGED TO READ NATIONSBANC MONTGOMERY'S OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor to RFPP."

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 38)

    In considering the recommendation of the RF Power Board of Directors with respect to the merger, RF Power shareholders should be aware that certain members of the RF Power Board of Directors and management of RF Power may have interests in the merger that are different from, or in addition to, the interests of RF Power shareholders generally. Joseph Stach, President and Chief Executive Officer of RF Power, has entered into a five-year employment agreement, which is guaranteed by AE, which will become effective only if the merger is completed. Under this employment agreement, Dr. Stach will continue as President and Chief Executive Officer of RF Power and also will become a Senior Vice President of AE. Specific benefits to be provided to Dr. Stach under the terms of this employment agreement, if the merger is completed, include:
    - a base salary of $250,000 per year with possible merit increases;

    - a bonus of up to $200,000 per year, if certain performance criteria are met;

    - an option to purchase 225,000 shares of AE common stock at an exercise price equal to fair market value on the date of grant (which option will be vested as to 20% on grant and will continue to vest monthly over the following 4 years);

    - a loan of $175,000 at an interest rate of 6% per annum, with no prepayment penalty or premium;

    - a term life insurance policy with a $1,000,000 minimum death benefit; and

    - in the event of his termination without "cause," continued salary and employee benefits for the then-remaining term of the employment agreement and payment of any accrued incentive compensation.

In addition, two members of the RF Power Board of Directors will become members of the AE Board of Directors when the merger is completed. See "Interests of Certain Persons in the Merger."

THE MERGER AGREEMENT (PAGE 43)

    THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

    EXCHANGE RATIO

    As a result of the merger, RF Power shareholders will have the right to receive, in exchange for each share of RF Power common stock that they own, a fraction of a share of AE common stock. This "exchange ratio" will be determined as follows:

    - If the market value of the AE common stock, as determined by the merger agreement, is more than $12.11 and less than $16.39, the exchange ratio will be determined by dividing 3,750,000 by the number of shares of RF Power common stock issued and outstanding on the date the merger takes effect;

    - If such market value of the AE common stock is $12.11 or less, the exchange ratio will be determined by dividing $3.74 by the market value, except that the total number of shares of AE common stock to be issued in the merger will not be more than 4,000,000; or

    - If such market value of the AE common stock is $16.39 or greater, the exchange ratio will be determined by dividing $5.06 by the market value, except that the total number of shares of AE common stock to be issued in the merger will not be less than 3,500,000.

    EXCHANGE OF RF POWER OPTIONS FOR AE OPTIONS

    If you have an unexcercised option to purchase RF Power common stock that was granted to you by RF Power, when the merger takes effect, your option will be converted into an option to purchase AE common stock. These AE options will be exercisable on the same terms as your RF Power option, except that:

    - the number of shares of AE common stock underlying the AE option will be equal to the number of shares of RF Power common stock underlying your RF Power option multiplied by the exchange ratio and rounded to the nearest whole number, and

    - the exercise price per share of the AE option will be equal to the exercise price of your RF Power option divided by the exchange ratio and rounded to the nearest cent.

    For example, if RF Power shareholders can exchange each of their shares of RF Power common stock for 0.3086 shares of AE common stock and you hold an option to purchase 100 shares of RF Power common stock at $2.50 per share, your option will be converted into an option to purchase 31 shares of AE common stock at $8.10 per share.

    AE intends to convert RF Power options that qualified as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 into AE options that qualify as incentive stock options.

    CONDITIONS TO THE MERGER

    Before the merger can be completed, a number of conditions must be met, including the following:

    - the RF Power shareholders must approve the merger agreement and the merger

    - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or terminate

    - no court shall have prohibited the merger

    - the Securities and Exchange Commission must declare AE's registration statement relating to the merger effective (and the Commission must not issue any order suspending effectiveness of the registration statement)

    - AE and RF Power must obtain any governmental consents and approvals required to complete the merger

    - tax counsel for each company must give opinions regarding qualification of the merger as a tax-free reorganization for federal income tax purposes

    - independent accountants for each company must provide letters regarding treatment of the merger as a pooling of interests for accounting purposes

    TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated (a) by mutual consent of AE and RF Power; (b) by either AE or RF Power if (1) the merger has not been completed by December 31, 1998, or (2) the RF Power shareholders do not approve the merger at the Special Meeting, or (3) a court or government or administrative agency takes action to restrain or prohibit the merger; (c) by RF Power if the RF Power Board of Directors determines, in accordance with the merger agreement, that terminating the merger agreement and abandoning the merger is required by its fiduciary duties; or (d) by AE if the RF Power Board of Directors withdraws or modifies in a manner materially adverse to AE its approval of the merger agreement or the merger, or recommends an alternative proposal as defined in the merger agreement. The merger agreement also may be terminated by the non-breaching party in the event of a material breach of any of the representations, warranties, covenants or agreements of the other party to the merger agreement.

    TERMINATION FEE.

    RF Power will be required to pay AE a termination fee of $2,000,000, if (a) the merger agreement is terminated under one of the following circumstances:

    - RF Power terminates the merger agreement because the RF Power Board of Directors determines, in accordance with the merger agreement, that terminating the merger agreement and abandoning the merger is required by its fiduciary duties

    - AE terminates the merger agreement because the RF Power Board of Directors withdraws or modifies in a manner materially adverse to AE its approval of the merger agreement or the merger, or recommends an alternative proposal

    - either AE or RF Power terminates the merger agreement because the RF Power shareholders do not approve the merger at the Special Meeting and (b) in any of such events, a proposal with respect to a merger or similar transaction between RF Power and a third party has been made, and (c) within 6 months after termination of the merger agreement, RF Power enters into an agreement with respect to such transaction or a third party acquires beneficial ownership of a majority of the RF Power common stock.

ACCOUNTING TREATMENT (PAGE 40)

    AE and RF Power believe that the merger will qualify as a pooling of interests for accounting and financial reporting purposes and have been so advised by their respective independent public accountants. In the case of RF Power, its independent public accountants advised the RF Power Board of Directors of certain steps that would need to be taken by the company to satisfy the pooling criteria. This means that following the merger AE and RF Power will be treated as if they had always been combined.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 40)

    AE and RF Power have structured the merger as a tax-free reorganization for federal income tax purposes. This means that RF Power shareholders generally will not recognize any gain or loss on exchange of their RF Power common stock for AE common stock, except with respect to any cash received in lieu of fractional shares of AE common stock. Completion of the merger is conditioned upon receipt by each of AE and RF Power of an opinion from its legal counsel that the merger qualifies as a tax-free reorganization.

REGULATORY APPROVALS (PAGE 42)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits AE and RF Power from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On June 19, 1998, the companies furnished the requisite information and materials to such agencies, and, on June 29, 1998, AE and RF Power were notified that the waiting period had been terminated. However, the Antitrust Division and the Federal Trade Commission will continue to have authority to challenge the merger on antitrust grounds before or after the merger is completed. In addition, RF Power may be required to obtain approval from the New Jersey Department of Environmental Protection under the New Jersey Industrial Site Recovery Act. See "The Merger--Regulatory Approvals."

                      SELECTED CONSOLIDATED FINANCIAL DATA

ADVANCED ENERGY INDUSTRIES, INC.

    The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements with respect to AE and notes to such consolidated financial statements and the discussion thereof incorporated by reference in this Proxy Statement/Prospectus. The following selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 1997, are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent accountants, whose report with respect to such statements is included in AE's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference in this Proxy Statement/Prospectus. The following selected consolidated financial data for the six months ended June 30, 1998 and 1997 are derived from unaudited consolidated financial statements, which have been prepared on the same basis as AE's audited consolidated financial statements and, in the opinion of AE, include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the unaudited periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                                                                                                         SIX MONTHS
                                                           YEARS ENDED DECEMBER 31,                    ENDED JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1993       1994       1995       1996       1997       1997       1998
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales....................................  $  31,577  $  51,857  $  94,708  $  98,852  $ 141,923  $  53,358  $  62,828
  Cost of sales............................     16,329     26,043     49,314     62,038     87,538     33,298     44,658
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit...........................     15,248     25,814     45,394     36,814     54,385     20,060     18,170
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Research and development...............      4,716      5,849     10,522     13,760     14,751      6,334      9,416
    Sales and marketing....................      3,414      4,658      6,201      8,590      9,565      4,135      5,911
    General and administrative.............      3,417      5,304      7,193      6,253      7,284      2,950      4,067
    Storm damage, net of $300 insurance
      reimbursement........................     --         --         --         --          2,700     --         --
    Purchased in-process research and
      development..........................     --         --         --         --          3,080     --         --
  Total operating expenses.................     11,547     15,811     23,916     28,603     37,380     13,419     19,394
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............      3,701     10,003     21,478      8,211     17,005      6,641     (1,224)
  Other income (expense)...................       (278)      (300)      (393)        93         26       (101)       347
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) before income
      taxes................................      3,423      9,703     21,085      8,304     17,031      6,540       (877)
  Provision for income taxes...............          6      3,740      7,804      3,160      6,669      2,485       (333)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................  $   3,417(1) $   5,963 $  13,281 $   5,144  $  10,362  $   4,055  $    (544)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Basic earnings (loss) per share..........           (1) $    0.33 $    0.73 $    0.24  $    0.48  $    0.19  $   (0.02)
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------
  Diluted earnings (loss) per share........           (1) $    0.32 $    0.69 $    0.24  $    0.47  $    0.19  $   (0.02)
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                                    DECEMBER 31,
                                                -----------------------------------------------------   JUNE 30,
                                                  1993       1994       1995       1996       1997        1998
                                                ---------  ---------  ---------  ---------  ---------  -----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...................  $     378  $     368  $  13,332  $  11,231  $  11,470   $  11,293
  Working capital.............................      3,587      7,773     33,749     35,179     66,708      64,250
  Total assets................................     13,389     23,149     55,319     56,031    112,243      99,677
  Total debt..................................      8,459      9,946      2,484      2,051      3,320       2,262
  Shareholders' equity........................      1,011      7,218     41,087     46,496     87,348      87,034

--------------------------

(1) In 1993, AE was treated as an S corporation for tax purposes. AE terminated its election to be treated as an S corporation effective as of January 1, 1994. On a pro forma basis, assuming federal, state and foreign income tax rates aggregating 40.0%, for the year ended December 31, 1993, net income would have been approximately $2,047, basic earnings per share would have been $0.12 and diluted earnings per share would have been $0.11.

RF POWER PRODUCTS, INC.

    The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements with respect to RF Power and notes to such consolidated financial statements and the discussion thereof incorporated by reference in this Proxy Statement/Prospectus. The selected consolidated financial data as of and for each of the years in the two-year period ended November 30, 1997, are derived from consolidated financial statements that have been audited by KPMG Peat Marwick LLP, independent accountants, whose report with respect thereto is included in RF Power's Annual Report on Form 10-K for the fiscal year ended November 30, 1997, which is incorporated by reference in this Proxy Statement/Prospectus. The selected consolidated financial data as of and for each of the years in the three-year period ended November 30, 1995 are derived from consolidated financial statements that have been audited by Grant Thornton LLP, independent accountants, whose reports with respect thereto are included in RF Power's Annual Reports on Form 10-K for the years ended November 30, 1997 (incorporated by reference in this Proxy Statement/Prospectus) and November 30, 1995 and 1994 (not incorporated by reference in this Proxy Statement/Prospectus). The data for the six months ended May 31, 1998 and 1997 are derived from unaudited consolidated financial statements, which have been prepared on the same basis as RF Power's audited consolidated financial statements and, in the opinion of RFPP, include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the unaudited periods. Operating results for the six months ended May 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending November 30, 1998.

                                                                                                                   SIX MONTHS
                                                                     YEARS ENDED NOVEMBER 30,                    ENDED MAY 31,
                                                       -----------------------------------------------------  --------------------
                                                         1993       1994       1995       1996       1997       1997       1998
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME:
  Net Sales..........................................  $  10,930  $  16,302  $  26,367  $  31,079  $  33,834  $  13,654  $  13,021
  Cost of products sold..............................      7,428     10,140     15,689     19,999     20,455      8,611      8,621
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................................      3,502      6,162     10,678     11,080     13,379      5,043      4,400
  Research and development...........................        710      1,341      2,343      3,528      4,585      1,862      2,685
  Selling and administrative.........................      2,242      3,009      4,690      5,436      6,180      2,789      3,349
  Compensation from stock purchase agreements........     --         --            784     --         --         --         --
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations......................        550      1,812      2,861      2,116      2,614        392     (1,634)
  Interest expense, net..............................         67         71         60         89        122         51         73
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes..................        483      1,741      2,801      2,027      2,492        341     (1,707)
  Income tax expense (1).............................        180        371      1,284        800        797        133     --
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) (1)..............................  $     303  $   1,370  $   1,517  $   1,227  $   1,695  $     208  $  (1,707)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share--basic.................        .04        .14        .13        .10        .14        .02       (.14)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares outstanding--basic.........      8,191     10,031     11,269     12,107     12,135     12,127     12,148
  Net income (loss) per share--diluted...............        .03        .13        .13        .10        .14        .02       (.14)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares outstanding--diluted.......      8,864     10,827     12,017     12,377     12,364     12,295     12,148

                                                                                      NOVEMBER 30,
                                                                  -----------------------------------------------------   MAY 31,
                                                                    1993       1994       1995       1996       1997      1998(2)
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................  $     156  $     168  $     690  $     547  $     570  $     571
  Working capital...............................................      2,212      3,074      5,459      6,906      8,086      6,240
  Total assets..................................................      4,254      6,683     12,915     12,048     17,821     13,202
  Total debt....................................................        888        851        974      1,689      3,198      2,351
  Shareholders' equity..........................................      1,831      3,492      6,970      8,432     10,178      8,530

------------------------------

(1) Net income and net income per share for 1994 include the cumulative effect of change in accounting for income taxes ($275.5; $0.03 per share)

(2) As of May 31, 1998, RFPP was in violation of the cash flow covenant under the credit facility with its commercial bank. On June 24, 1998, RFPP was granted a waiver by its commercial bank of this covenant as of May 31, 1998. RFPP expects that it will continue to be in violation of this covenant in the next quarter and plans to either renegotiate its credit facility or request future short-term waivers.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS, RF POWER SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY IN EVALUATING AE AND ITS BUSINESS AND IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER.

QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

    AE has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. AE believes such fluctuations are affected by a variety of factors, including the following:

    - AE's sales often are subject to its customers' production schedules because AE is a supplier of subsystems;

    - AE operates with a low level of backlog, which at any point is not sufficient to meet its revenue expectations for a particular quarter, because it makes a substantial and increasing proportion of its shipments on a just-in-time basis (meaning that it ships systems within a few days or hours after receiving the order); and

    - it is difficult for AE to predict accurately the timing and level of revenues for a particular quarter because orders generally are subject to cancellation or delay at the customer's option without penalty.

Fluctuations in AE's quarterly revenues can result from factors such as:

    - specific economic conditions in the semiconductor and semiconductor equipment industries and other industries in which AE's customers operate;

    - the timing of orders from major customers;

    - customer cancellations and shipment delays;

    - pricing competition;

    - component shortages resulting in manufacturing delays;

    - changes in customers' inventory management practices;

    - exchange rate fluctuations; and

    - the introduction of new products by AE or its competitors.

In addition, electronics companies, including companies in the semiconductor capital equipment industry, experience pressure to reduce costs. This causes AE's customers to exert pressure on AE to reduce prices, shorten delivery times, and extend payment terms, all of which could lead to significant changes in revenue and operating margins from quarter to quarter.

    Fluctuations in AE's gross profit and operating income in a particular quarter can result from factors such as:

    - product mix

    - price changes

    - outsourcing costs

    - manufacturing efficiencies

    - costs incurred by responding to specific feature requests by customers

Generally, these factors have caused AE's quarterly operating results to fluctuate significantly. In the past six quarters:

    - Revenue has fluctuated between $20.7 million (first quarter of 1997) and $46.0 million (fourth quarter of 1997);

    - Gross profit has fluctuated between $7.0 million (second quarter of 1998) and $17.3 million (fourth quarter of 1997);

    - Gross margin has fluctuated between 26.9% (second quarter of 1998) and 40.0% (third quarter of 1997);

    - Operating income (loss) has fluctuated between a loss of $2.6 million (second quarter of 1998) to an income of $7.8 million (fourth quarter of 1997); and

    - Operating income (loss) as a percentage of revenues has fluctuated between a 9.8% loss (second quarter of 1998) to a 16.9% income (fourth quarter of 1997).

    AE expects its quarterly operating results to continue to fluctuate. In particular, as AE expands its manufacturing capacity, it may incur manufacturing overhead and other costs before it can fully utilize the additional facilities. Further, AE often requires long lead times for production of its systems, during which it must expend substantial funds and management effort. As a result, AE may incur significant development and other expenses without realizing corresponding revenue in the same quarter. In addition, many of AE's expenses, which are based in part on expectations of future revenue, are fixed. Accordingly, if revenue levels in a particular quarter do not meet expectations, operating results will be disproportionately adversely affected. When the semiconductor capital equipment market went through a significant downturn of 1996, AE's operating results were severely impacted, which in turn caused the market price of AE common stock to fall. Further fluctuations in operating results on a quarterly basis could have a material adverse effect on the market price of AE common stock. See "--The Semiconductor and Semiconductor Equipment Industries Are Highly Volatile" and "--Volatility of Market Price of AE Common Stock; Stock Price Fluctuations."

THE SEMICONDUCTOR AND SEMICONDUCTOR EQUIPMENT INDUSTRIES ARE HIGHLY VOLATILE

    Sales to customers in the semiconductor equipment industry accounted for approximately 64% of AE's total sales in 1996 and approximately 58% in 1997. Sales to such customers accounted for approximately 54% of AE's total sales in the first six months of 1998. AE expects that it will continue to depend significantly on the semiconductor and semiconductor equipment industries for the foreseeable future. AE's business largely depends upon capital expenditures by manufacturers of semiconductor devices, which in turn depend upon the current and anticipated market demand for semiconductor devices and products utilizing such devices. The semiconductor industry historically has been highly volatile and has experienced periods of oversupply, resulting in significantly reduced demand for semiconductor fabrication equipment. In 1996, because of a significant downturn in the semiconductor industry, a number of AE's customers, including Applied Materials and Lam Research, drastically reduced their orders from AE. Applied Materials and Lam Research together accounted for approximately 47% of AE's total sales in 1996 and approximately 44% in 1997. Sales to such customers accounted for approximately 35% of AE's total sales in the first six months of 1998. Recently, certain semiconductor equipment manufacturers, including Applied Materials and Lam Research, have announced substantial cost reduction programs, including significant reductions in work forces, on account of the continued slowdown in demand for semiconductor capital equipment. Because AE supplies subsystems to equipment manufacturers and makes a substantial and increasing proportion of its shipments on a just-in-time basis, events that may occur with limited advance notice, such as a rapid drop in demand for AE's products from a particular customer, can adversely impact AE. Failure to respond promptly to these events can reduce AE's operating results. In addition, AE has observed that downturns in the semiconductor industry can more negatively affect semiconductor capital equipment manufacturers and their suppliers than device manufacturers. In response to the current slowdown in the semiconductor and semiconductor equipment industries, AE commenced a broad restructuring program in August 1998 to reduce fixed operating costs. The program has included the layoff of approximately 14% of its work force and the closure of two of its six facilities in Fort Collins, Colorado. Further downturns or slowdowns in any of the markets that AE serves could have a material adverse effect on AE's business, financial condition and results of operations.

SIGNIFICANT SALES ARE CONCENTRATED AMONG A FEW CUSTOMERS

    AE's sales generally are concentrated among a small number of customers. Sales to AE's ten largest customers accounted for approximately 73% of AE's total sales in 1996 and approximately 74% in 1997. In the first six months of 1998, these customers accounted for approximately 73% of AE's total sales. The loss of any of these customers, particularly Applied Materials or Lam Research, or a reduction in their orders, could have a material adverse effect on AE's business, financial condition and results of operations. In the second quarter of 1998, each of Applied Materials and Lam Research announced substantial cost reduction programs, including significant reductions in their work forces, on account of the continued slowdown in demand for semiconductor capital equipment. This slowdown has had and is expected to continue to have a material adverse effect on AE's revenues. In response to the slowdown, AE commenced a broad restructuring program in August 1998, involving the layoff of approximately 14% of its work force and the closure of two of its six facilities in Fort Collins, Colorado.

    Sales by AE's subsidiary, Tower Electronics, Inc. historically also have been concentrated among a small number of customers. Tower Electronics' sales to U.S. Robotics (a subsidiary of 3Com Corporation) and its contract manufacturer accounted for approximately 73% of Tower Electronics' total sales in 1997 and approximately 70% in the first six months of 1998. U.S. Robotics and its contract manufacturer have significantly reduced their purchase orders to Tower Electronics since June 30, 1997, and AE anticipates that Tower Electronics' sales to such customers in the near term will be significantly lower than such sales had been immediately prior to the acquisition.

RISKS ASSOCIATED WITH MANUFACTURING FACILITY

    AE conducts the majority of its manufacturing at its facility in Fort Collins, Colorado. AE also conducts manufacturing for one customer in Austin, Texas, and Tower Electronics conducts manufacturing at its facility in Fridley, Minnesota. In July 1997, excess surface water from a severe rainstorm in Fort Collins caused substantial damage to AE's facilities and certain equipment and inventory. The damage caused AE to cease manufacturing temporarily and prevented AE from resuming full production until mid-September 1997. AE's insurance policies will not cover all of the costs that AE incurred in connection with the rainstorm. As a result, AE recorded a one-time charge of $3.0 million in the third quarter of 1997 for such losses. Because AE concentrates its manufacturing in one location, future natural or other uncontrollable occurrences could have a material adverse effect on AE's operations. Any cessation of manufacturing or reduction in manufacturing capacity for an extended period of time could have a material adverse effect on AE's business, financial condition and results of operations.

RISKS ASSOCIATED WITH RECENT AND POTENTIAL FUTURE ACQUISITIONS

    AE intends to expand its product offerings and customer base in part by acquiring other businesses, products and technologies that are complementary to those of AE. In 1997, AE acquired Tower Electronics and, in a separate transaction, acquired all of the assets of MIK Physics. The assets acquired from MIK consisted predominantly of inventory, and AE's purchase price was immaterial. Tower Electronics designs and manufactures custom, high performance switchmode power supplies for use principally in the telecommunications, medical and non-impact printing industries, while MIK has developed technology to design and manufacture high power systems for certain industrial uses. AE has limited experience in the markets served by Tower Electronics and MIK. AE might not be able to compete in these markets successfully, or it might not be able to operate the acquired businesses profitably. AE continues to operate Tower Electronics' business out of Tower Electronics' existing facilities in Fridley, Minnesota, and, accordingly, is required to manage two geographically separated manufacturing locations. See "--Maintaining RF Power's Manufacturing Facility Could Be Costly or Inefficient." Failure to integrate acquisitions without substantial costs, delays or other operational or financial problems could have a material adverse effect on AE's business, financial condition and results of operations. See "--Uncertainties Relating to Coordination of AE's and RF Power's Operations." Future acquisitions by AE also may result in dilutive issuances of equity securities, the incurrence of debt, large one-time expenses and the creation of goodwill or other intangible assets that could result in significant amortization expense. See "--Shares Eligible for Future Sale." In addition, AE might not be able to identify, negotiate and consummate acquisitions that it considers advantageous to its business plans.

MANAGEMENT OF GROWTH

    AE has been experiencing a period of rapid growth and expansion. This growth and expansion is placing significant demands on AE's resources. The management of such growth requires AE to continue to improve and expand its management, operational and financial systems, procedures and controls, including accounting and other internal management systems, quality control, delivery and service capabilities. In 1997, to accommodate its growth, AE started implementation of a comprehensive, integrated information management system that will incorporate substantially all of AE's internal financial and business systems, procedures and controls. The implementation is progressing well, but the system continues to be prone to problems which can severely disrupt AE's daily operations. AE has postponed implementation of the new system at its international locations, due primarily to a shortage of trained personnel and other resources.

SUPPLY CONSTRAINTS AND DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS

    AE requires numerous electronic components to manufacture its power conversion and control systems. Dramatic growth in the electronics industry has significantly increased demand for these components. This demand can result in periodic shortages and allocations, which AE has experienced from time to time. AE expects that shortages and allocations of electronic components and subassemblies will continue in the foreseeable future, possibly causing shipment delays. Such delays could damage AE's relationships with current and prospective customers, which in turn could have a material adverse effect on AE's business, financial condition and results of operations. In this regard, AE experienced a temporary delay in replacing certain key components that had been lost or damaged in the July 1997 rainstorm in Fort Collins. See "--Risks Associated with Manufacturing Facility."

    AE relies on sole and limited source suppliers for certain parts and subassemblies. Such reliance involves several risks, including the following:

    - a potential inability to obtain an adequate supply of required components

    - reduced control over pricing and timing of delivery of components

    - suppliers' potential inability to develop technologically advanced products to support AE's growth and development of new systems.

AE believes that it could obtain and qualify alternative sources, if necessary, for most sole and limited source parts. However, seeking alternative sources or commencing internal manufacture of such parts could require AE to redesign its systems, causing delays in shipments. This could damage AE's relationships with current and potential customers, which could have a material adverse effect on AE's business, financial condition and results of operations.

DEPENDENCE ON DESIGN WINS; BARRIERS TO OBTAINING NEW CUSTOMERS; HIGH LEVEL OF
  CUSTOMIZED SYSTEMS

    Due to the constantly changing nature of semiconductor fabrication technology, equipment manufacturers periodically begin new system design projects. AE often must work with these manufacturers early in their design cycles to modify AE's equipment to meet the requirements of the new systems. As the manufacturers near completion in their design cycles, they choose one or two vendors to provide the power conversion equipment for use with the early system shipments. Selection as one of these vendors is called a "design win." AE believes that it is critical to achieve these "design wins" in order to retain existing customers and to obtain new customers. Power conversion and control systems vary in characteristics such as power dimensions and modes of interfacing with the customer's equipment. As a result, once a manufacturer chooses a power conversion and control system for use in a particular product, it is likely to retain that system for the life of that product. As a result, failure to achieve design wins for semiconductor fabrication and other equipment could have a material and prolonged adverse effect on AE's sales and growth. AE also believes that equipment manufacturers often select their suppliers based on factors such as long-term relationships. Accordingly, AE may have difficulty achieving design wins from equipment manufacturers who are not currently customers, and existing or potential customers may not select AE's systems for new products.

    In order to achieve design wins, AE typically must customize its systems for particular customers to use in their equipment. Such customization increases AE's research and development expenses and can strain its engineering and management resources. In addition, there can be no assurance that such investment will result in design wins for AE. Because a substantial proportion of the AE business involves the just-in-time shipment of systems, AE must keep a relatively large number and variety of customized systems in its inventory. As AE develops new systems and as its customers develop new products, systems in inventory may become obsolete. Such inventory obsolescence might have a material adverse effect on AE's business, financial condition and results of operations. See "--The Semiconductor and Semiconductor Equipment Industries Are Highly Volatile."

RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW SYSTEM INTRODUCTIONS

    The market for AE's products and the markets in which AE's customers compete are characterized by ongoing technological developments and changing customer requirements. In order to succeed, AE must continue to improve existing systems and to develop new systems that keep pace with technological advances and meet the needs of its customers; however, AE might not be able to continue to improve its systems or develop new systems. Even if AE is able to improve or develop new systems, such systems might not be cost-effective or introduced in a timely manner. Development and introduction of new systems may involve significant and uncertain costs. Failure of AE to develop or introduce improved systems and new systems in a timely manner could have a material adverse effect on AE's business, financial condition and results of operations, as well as on its customer relationships.

COMPETITION

    AE faces substantial competition, primarily from established companies, some of which have greater financial, marketing and technical resources than AE. Because of the trend toward consolidation in the semiconductor equipment industry, AE must be able to compete effectively across a broad range of product offerings, to fund worldwide customer service and support and to invest in research and development. AE expects its competitors to continue to develop new products in direct competition with those of AE, to continue to improve the design and performance of their systems, and to introduce new systems with competitive performance characteristics. To remain competitive, AE believes it must maintain a high level of investment in research and development and sales and marketing. In the future, AE might not have sufficient resources to make such investments, or AE might not be able to make the technological advances necessary to remain competitive. In addition, new products developed by competitors could make pricing more competitive. This may necessitate significant price reductions by AE or result in lost orders, either of which could have a material adverse effect on AE's business, financial condition and results of operations. In addition, electronics companies, including companies in the semiconductor capital equipment industry, have been facing pressure to reduce costs. This is causing AE's current and prospective customers to exert pricing pressure and make other demands on AE, which could lead to significant changes in revenue and operating margins from quarter to quarter. Failure to respond adequately to such pressure and demands could result in a loss of customers, which could have a material adverse effect on AE's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

    The markets in which AE competes are becoming increasingly globalized. As a result, AE's customers increasingly require service and support on a worldwide basis. AE has invested substantial financial and management resources to develop an international infrastructure to meet the needs of its customers worldwide. AE maintains sales and service offices outside the United States in Tokyo, Japan; Filderstadt, Germany; Bicester, United Kingdom; and Seoul, South Korea. AE might not be able it to compete successfully in the international market or to meet the service and support needs of such customers. Sales to customers outside the United States accounted for approximately 24% of AE's total sales in 1996 and approximately 25% in 1997. In the first six months of 1998, sales to such customers accounted for approximately 27% of AE's total sales. AE expects this trend to continue. Such sales are subject to various risks, including the following:

    - exposure to currency fluctuations

    - governmental controls

    - political and economic instability

    - trade restrictions

    - changes in tariffs and taxes

    - longer payment cycles typically associated with international sales

    AE has entered into various forward foreign exchange contracts to mitigate the effect of depreciation of the Japanese Yen; however, this or other hedging techniques might not protect AE successfully against substantial currency fluctuations. AE has not employed hedging techniques with respect to any other currencies, but would consider entering into forward foreign exchange contracts or obtaining lines of credit in foreign currencies if economic conditions created such a need. AE's international activities are also subject to the difficulties of managing overseas distributors and representatives and managing foreign subsidiary operations.

THE ASIAN FINANCIAL CRISIS

    The economic conditions in certain Asian countries began to deteriorate in the third quarter of 1997 and, in certain countries, including Japan, such conditions continue to worsen. AE derived approximately 10% of its total sales in 1997 and approximately 8% of its total sales in the first six months of 1998 from sales to customers in Asia, including Japan. Many of AE's key customers have had and continue to have an even greater concentration of their sales in Asia. Until the Asian economic uncertainty is resolved, AE, directly and through its customers, could suffer material reductions in revenue.

INTELLECTUAL PROPERTY RIGHTS

    AE's success largely depends on the technical innovation of its products. While AE attempts to protect its intellectual property rights through patents and non-disclosure agreements, it believes that its success will depend to a greater degree upon innovation, technological expertise and its ability to adapt its products to new technology. AE might not be able to protect its technology, and competitors might be able to develop similar technology independently. In addition, the laws of certain foreign countries might not afford AE's intellectual property the same protection as the laws of the United States do. For example,

AE's intellectual property is not protected by patents in several countries in which it does business, including China, Taiwan, Korea, Malaysia and Singapore. Further, AE has limited patent protection in Japan and certain European countries. The costs of applying for patents in foreign countries and translating the applications into foreign languages require AE to select carefully the inventions for which it applies for patent protection and the countries in which it seeks such protection. Generally, AE concentrates its efforts in the United Kingdom, Germany, France, Italy and Japan, because there are other manufacturers and developers of power systems in such countries, as well as customers for such systems. The inability or failure to obtain adequate patent protection in other countries could have a material adverse effect on AE's ability to compete effectively in such countries, which in turn could have a material adverse effect on AE's business, financial condition and results of operations. See "--Risks Associated with International Sales."

    Further, AE's patents might not be sufficiently broad to protect AE's technology, and any existing or future patents might be challenged, invalidated or circumvented. Additionally, AE's rights under its patents might not provide meaningful competitive advantages. Any of such events could have a material adverse effect on AE's business, financial condition and results of operations.

    Although AE believes that its products are not infringing any patents or proprietary rights of others, such infringements might exist or might occur in the future. Litigation might be necessary in the future to enforce patents issued to AE, to protect trade secrets or know-how owned by AE, to defend AE against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by AE, which could have a material adverse effect on AE's business, financial condition and results of operations. Moreover, adverse determinations in such litigation could cause AE to lose proprietary rights, subject AE to significant liabilities to third parties, require AE to seek licenses from third parties or prevent AE from manufacturing or selling its products, any of which could have a material adverse effect on AE's business, financial condition and results of operations.

GOVERNMENTAL REGULATIONS

    AE is subject to federal, state, local and foreign regulations, including environmental regulations and regulations relating to the design and operation of its power conversion and control systems. AE must ensure that its systems meet certain safety and emissions standards, many of which vary across the countries in which AE's systems are used. AE believes that it is in compliance with current regulations and that is has obtained all necessary permits, approvals and authorizations to conduct its business; however, compliance with future regulations could require AE to redesign certain systems, make capital expenditures or incur substantial costs. Failure to comply with current or future regulations could subject AE to fines, suspension of production or an inability to offer certain systems in specified markets, any of which could have a material adverse effect on AE's business, financial condition or results of operations.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDER

    Upon completion of the merger (assuming 3,750,000 shares of AE common stock are issued in the merger), all of the current executive officers and directors of AE together will beneficially own approximately 58% of the outstanding AE common stock, and Douglas S. Schatz, President and Chief Executive Officer of AE, will beneficially own approximately 46%. As a result, existing management of AE will continue to hold sufficient voting power to enable it to elect all of the directors and to continue to control the business and affairs of AE for the foreseeable future. By comparison, currently all of the executive officers and directors of RF Power together own less than 11% of the outstanding RFPP common stock and no person is known to RF Power to own more than 8.3% of the outstanding RF Power common stock. See "Beneficial Ownership of AE Common Stock."

    In addition, entities in which certain of AE's officers and directors have financial interests own substantially all of the real property that AE leases.

ANTI-TAKEOVER PROVISIONS

    Certain provisions of AE's Certificate of Incorporation and Bylaws could make it difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of AE. Such provisions could limit the price that investors might be willing to pay in the future for shares of AE common stock. The effects of these provisions include the following:

    - AE can issue Preferred Stock with rights senior to those of the AE common stock without any vote or action by the AE stockholders

    - the right of the AE stockholders to call a special meeting of stockholders may be limited

    - AE can impose various procedural and other requirements that could make it more difficult for AE stockholders to effect certain corporate actions

See "Comparison of the Rights of RFPP and AE Stockholders."

VOLATILITY OF MARKET PRICE OF AE COMMON STOCK; STOCK PRICE FLUCTUATIONS

    The stock market generally and the market for technology stocks in particular have experienced significant price and volume fluctuations, which often have been unrelated or disproportionate to the operating performance of such companies. From the initial public offering of the AE common stock in November 1995 through August 31, 1998, the closing prices of the AE common stock on the Nasdaq National Market have ranged from $3.50 to $36.8125, and the intra-day trading prices have ranged from $2.875 to $38.125. The market for the AE common stock likely will continue to be subject to similar fluctuations. Many factors could cause the trading price of the AE common stock to fluctuate substantially, including the following:

    - future announcements concerning AE or its competitors

    - variations in operating results

    - announcements of technological innovations

    - the introduction of new products or changes in product pricing policies by AE or its competitors

    - changes in earnings estimates by securities analysts

    - general stock market trends

    In addition, fluctuations in the price of the AE common stock could affect the value of the consideration that RF Power shareholders will receive in the merger. Under the terms of the Merger Agreement, RF Power shareholders will receive, in exchange for each share of RF Power common stock that they own, a fraction of a share of AE common stock equal to the exchange ratio. The exchange ratio will be established based upon the market value of the AE common stock over a specified period; however, the maximum number of shares of AE common stock to be issued to the RF Power shareholders in the merger will not exceed 4,000,000. See "The Merger Agreement--Consideration To Be Received in the Merger." No one can predict with certainty the exchange ratio or any post-merger trading price of the AE common stock. See "Market Price and Dividend Information."

UNCERTAINTIES RELATING TO COORDINATION OF AE'S AND RF POWER'S OPERATIONS

    AE and RF Power have entered into the Merger Agreement expecting that it will provide both companies with operating and strategic benefits. The beneficial effects of the merger to RF Power and AE, however, may not be realized unless the operations of RF Power and AE are integrated in a coordinated, timely and efficient manner, and there can be no assurance that such integration will occur. The integration of the operations, management and personnel of RF Power with the existing business of AE will require substantial time and attention from AE and RF Power management. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse impact on AE's revenues and operating results following the merger. The integration of the two companies will require coordination of their operations. The process of integration could cause the interruption of the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. See "--Risks Associated with Recent and Potential Future Acquisitions."

MAINTAINING RF POWER'S MANUFACTURING FACILITY COULD BE COSTLY OR INEFFICIENT

    The principal facilities of AE are located in Fort Collins, and the manufacturing facilities of its subsidiary Tower Electronics are located in Fridley, Minnesota. The merger will result in an additional manufacturing facility in Voorhees, New Jersey. The failure by AE to manage and integrate these geographically separated facilities efficiently could result in substantial costs and delays, which in turn could have a material adverse effect on AE's business, financial condition and results of operations.

AE'S AND RF POWER'S REASONS FOR THE MERGER ARE BASED IN PART ON EXPECTATIONS

    AE's and RF Power's evaluations of the potential benefits of the merger were based in part on certain forward-looking information, including the other company's financial and new product introduction projections. Certain events or circumstances, many of which may be outside the control of AE and RF Power, may cause actual results to differ materially from those projections. In addition, because the projections were made by management of the other company, AE's or RF Power's evaluation of such projections may be based on unstated but inaccurate assumptions.

    Further, the success of the combined operations of AE and RF Power will depend in part on the ability of AE and RF Power to attract and retain qualified employees, particularly highly skilled engineers, for the development of new systems and products. AE and RF Power expect to retain substantially all of their employees, including their engineers and other technical personnel; however, the merger might result in or contribute to the loss of key employees.

    See "Special Note Regarding Forward-Looking Statements" and "The Merger--Reasons for the Merger."

SHARES ELIGIBLE FOR FUTURE SALE

    AE will issue between 3,500,000 and 4,000,000 shares of AE common stock in the merger, based upon the market value of the AE common stock over a specified period before the special meeting of RF Power shareholders. In general, such shares will be freely tradeable following the merger, except for shares held by affiliates of RF Power or AE. See "The Merger--Resale Restrictions." The sale of AE common stock following the merger by former RF Power shareholders may cause substantial fluctuations in the market price of AE common stock over short time periods.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain net income (loss) and book value per share data for AE and RF Power on an historical basis and historical equivalent basis. The information set forth below should be read in conjunction with the historical AE Consolidated Financial Statements and RFPP Consolidated Financial Statements, including the Notes thereto. See "Incorporation of Certain Documents By Reference."

                                                                  SIX MONTHS THROUGH
                                                                  SECOND QUARTER(1)            FISCAL YEAR(1)
                                                                 --------------------  -------------------------------
                                                                   1998       1997       1997       1996       1995
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                     (UNAUDITED)
AE HISTORICAL
  Net income per share
    Basic......................................................  $   (0.02) $    0.19  $    0.48  $    0.24  $    0.73
    Diluted....................................................      (0.02)      0.19       0.47       0.24       0.69
  Book value per share.........................................       3.86     --           3.88     --         --
RF POWER HISTORICAL
  Net income (loss) per share
    Basic......................................................      (0.14)      0.02       0.14       0.10       0.13
    Diluted....................................................      (0.14)      0.02       0.14       0.10       0.13
  Book value per share.........................................       0.70     --           0.84     --         --
PRO FORMA COMBINED
  Net income per share
    Basic......................................................      (0.09)      0.17       0.48       0.25       0.67
    Diluted....................................................      (0.09)      0.17       0.46       0.25       0.64
  Book value per share.........................................       2.75     --           2.82     --         --
EQUIVALENT PRO FORMA
  FOR RF POWER SHAREHOLDERS (2)
  Net income per share
    Basic......................................................      (0.03)      0.05       0.15       0.08       0.21
    Diluted....................................................      (0.03)      0.04       0.14       0.08       0.20
  Book value per share.........................................       0.85     --           0.87     --         --

--------------------------

(1) AE's fiscal year ends on December 31; RF Power's fiscal year ends on November 30. AE's second quarter ends on June 30; RF Power's second quarter ends on May 31.

(2) Represents Pro Forma Combined information per share multiplied by an assumed exchange ratio of 0.3086. The actual exchange ratio may vary depending upon the Closing Price of the AE common stock and the number of shares of RF Power common stock outstanding prior to the effective time of the merger. See "The Merger Agreement--Consideration To Be Received in the Merger."

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE INFORMATION

    The AE common stock, $0.001 par value (the "AE Common Stock"), is quoted on the Nasdaq National Market (symbol AEIS). The RF Power common stock, $0.01 par value (the "RFPP Common Stock"), is listed on the American Stock Exchange (symbol RFP). The table below sets forth, for the fiscal quarters indicated, the intra-day high and low prices per share of the AE Common Stock, as quoted in the Nasdaq National Market, and the RFPP Common Stock, as reported on the American Stock Exchange.

                                                              AE                 RFPP
                                                       COMMON STOCK(1)      COMMON STOCK(2)
                                                      ------------------  -------------------
                                                        HIGH       LOW      HIGH       LOW
                                                      ---------  -------  --------  ---------
1996:
  First Quarter......................................  10          6 1/2    6 1/4     4 3/4
  Second Quarter.....................................   9 1/8      5 3/4    8         4
  Third Quarter......................................   7 3/4      4 1/2    7         3
  Fourth Quarter.....................................   7 1/4      2 7/8    3 3/4     2 1/4
1997:
  First Quarter......................................   8 3/8      5 1/4    3         2 5/16
  Second Quarter.....................................  15 3/8      7 1/8    4 3/16    2 11/16
  Third Quarter......................................  33 3/8     14 1/2    6         3
  Fourth Quarter.....................................  38 1/8     12 1/4    6         3
1998:
  First Quarter......................................  18 13/16   10        4 7/16    2 5/8
  Second Quarter.....................................  16 7/16    11        3 5/8     2 1/16
  Third Quarter (through August 31)..................  13          6 1/4    4 5/8     1 5/8

--------------------------

(1) AE's fiscal quarters end on March 31, June 30, September 30, and December
    31.

(2) RF Power's fiscal quarters end on February 28 (February 29 in a Leap Year), May 31, August 31, and November 30.

DIVIDEND INFORMATION

    AE has not declared or paid any cash dividends on its capital stock since it terminated its election to be treated as an S corporation for tax purposes, effective January 1, 1994. AE currently intends to retain all future earnings to finance its business. Accordingly, AE does not anticipate paying cash or other dividends on the AE Common Stock in the foreseeable future. Furthermore, AE's revolving credit facility prohibits the declaration or payment of any cash dividends on the AE Common Stock.

    There have been no dividends declared during the past three fiscal years with respect to the RF Power Common Stock, and RFPP anticipates that, in the event the merger is not consummated, for the foreseeable future any net earnings will be retained by RF Power as working capital and no dividends will be paid. In addition, RF Power's term loan with a commercial bank prohibits the payments of cash dividends.

                              THE SPECIAL MEETING

    This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by management of RF Power Products, Inc. ("RFPP") from the holders of RFPP Common Stock to be voted at the Special Meeting of RFPP shareholders.

TIME AND PLACE; PURPOSE

    The Special Meeting will be held at RFPP's corporate offices located at 1007 Laurel Oak Road, Voorhees, New Jersey, on October 8, 1998, starting at 10:00 a.m., local time. At the Special Meeting, the RFPP shareholders will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and the merger of RFPP and a subsidiary of AE, as contemplated by the Merger Agreement (the "Merger"), and (ii) to transact such other business that is properly brought before the Special Meeting or any adjournment thereof.

RECORD DATE AND SHARES ENTITLED TO VOTE

    The Board of Directors of RFPP (the "RFPP Board") has fixed the close of business on September 1, 1998, as the Record Date. Only holders of record of shares of RFPP Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. On the Record Date, there were 12,152,820 shares of RFPP Common Stock outstanding and entitled to vote at the Special Meeting held by approximately 603 shareholders of record, as shown on the records of RFPP's transfer agent for such shares.

    Each holder of record, as of the Record Date, is entitled to one vote per share of RFPP Common Stock. As of the Record Date, directors and executive officers of RFPP and their affiliates as a group held 1,177,700 shares of RFPP Common Stock, or approximately 9.7% of the outstanding shares of RFPP Common Stock.

VOTES REQUIRED; QUORUM; ABSTENTION AND BROKER NON-VOTES

    Under the Amended and Restated Certificate of Incorporation of RFPP (the "RFPP Certificate") and the New Jersey Business Corporation Act ("NJBCA"), the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by the holders of RFPP Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement and the consummation of the Merger.

    The presence, in person or by proxy, of the holders of outstanding shares of RFPP Common Stock entitled to cast the majority of votes at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Based on the 12,152,820 shares of RFPP Common Stock outstanding and entitled to vote on the Record Date, a total of 6,076,411 shares must be present, in person or by proxy to constitute a quorum at the Special Meeting.

    All shares of RFPP Common Stock represented by properly executed proxies received prior to or at the Special Meeting, including proxies transmitted by facsimile (718-921-8331), and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the Merger. For purposes of determining the votes cast with respect to the Merger, only those cast "FOR" or "AGAINST" are included. A properly executed proxy marked "ABSTAIN" will not be voted and, pursuant to the NJBCA, will be counted solely for the purpose of determining whether a quorum is present. Consequently, an abstention will not have the effect of a vote against the Merger. In accordance with American Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion on the Merger and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares on the Merger. As with abstentions, a broker non-vote with respect to the Merger will be counted for the purpose of determining whether a quorum is present and will not have the effect of a vote against the Merger.

    It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) adjournment for the purpose of soliciting additional proxies or votes. However, shares represented by the proxies that have been voted "AGAINST" the Merger will not be used to vote "FOR" adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional proxies or votes "FOR" the Merger.

REVOCATION OF PROXIES

    An RFPP shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of RFPP a signed notice of revocation, or a duly executed and later dated signed proxy, or by attending the Special Meeting and voting in person by written ballot. An RFPP shareholder also may revoke his or her proxy, or deliver a later dated signed proxy, by facsimile. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies by RFPP shareholders should be addressed as follows: RF Power Products, Inc., 1007 Laurel Oak Road, Voorhees, New Jersey 08043,
Attention: Secretary, or hand delivered to the Secretary or the Secretary's designated agent or transmitted by facsimile to 718-921-8331 before the vote is taken at the Special Meeting.

SOLICITATION OF PROXIES AND EXPENSES

    AE and RFPP will share equally the costs of printing and mailing this Proxy Statement/Prospectus, and the cost of soliciting of proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of RFPP without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and RFPP will, upon request, reimburse them for their reasonable expenses in so doing. RFPP has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of approximately $7,500 plus expenses. To the extent necessary in order to ensure sufficient representation at the Special Meeting, RFPP may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE RFPP SHAREHOLDERS. ACCORDINGLY, RFPP SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

    A part of AE's long-term strategy is to diversify and generate business in growth sectors that expand AE's product offerings and customer base. To implement this strategy, AE continuously seeks opportunities to acquire other businesses, products and technologies and, in connection therewith, reviews publicly available information of other power conversion and control system and related technology manufacturers to determine whether any of such companies would complement AE's operations and product lines.

    At various industry conferences, executives of AE have spoken informally with several companies, including RFPP, regarding their businesses and industry trends generally, as well as potential business combinations and similar transactions. Senior management of AE spoke informally with senior management of RFPP regarding the potential merits of a business combination or similar transaction at or following industry conferences at the following times: on or about January 7, 1997, Richard Beck, Senior Vice President and Chief Financial Officer of AE, met with Arthur Zafiropoulo, a director of RFPP; on or about April 16, 1997, Douglas Schatz, President and Chief Executive Officer of AE, and James Gentilcore, Senior Vice President of Sales and Marketing of AE, met with Joseph Stach, President and Chief Executive Officer of RFPP, and Peter Potter, Vice President of Sales of RFPP; and on or about June 3, 1997, following an investment banking conference in New York, Mr. Schatz met with Dr. Stach in Voorhees, New Jersey. No offer or proposal for an actual transaction was made at any of these meetings, but AE and RFPP each continued to express its desire to explore the possibility further.

    In July and August 1997, senior management of AE discussed several acquisition possibilities, including Tower Electronics, Inc. ("Tower Electronics") and RFPP. On August 11, 1997, AE entered into an agreement to acquire Tower Electronics, and on August 15, 1997, the acquisition of Tower Electronics was completed.

    In early August, 1997, Dr. Stach met with Mr. Schatz, Hollis Caswell, Chief Operating Officer of AE, and Timothy Kerr, Senior Vice President, Engineering of AE, in Fort Collins, Colorado to tour the AE facility and meet more members of the AE management team.

    On August 14, 1997, Mr. Schatz and Dr. Caswell met with Dr. Stach and Christopher Ben in Chicago, Illinois, to discuss a potential business combination. At the time, Mr. Ben was Chief Operating Officer of RFPP. Mr. Ben is no longer an officer or employee of RFPP. The executives discussed corporate cultures and business approaches, as well as potential impediments to structuring a transaction. Dr. Stach conveyed RFPP's concern that the AE Common Stock was then trading at an unsustainably high market price and that such perceived inflation would be taken into consideration in evaluating the number of shares of AE Common Stock to be offered to the RFPP shareholders. On August 14, 1997, the closing price of the AE Common Stock was $31.50. Mr. Schatz and Dr. Caswell conveyed AE's strong desire to account for the transaction as a pooling of interests. At the time, RFPP was considering a transaction to spin-off or sell its joint venture interests in Radio Frequency Medical Technologies, LLC, which transaction would prevent RFPP from being a party to a pooling transaction. Because of the fundamental nature of these potential impediments, AE and RFPP terminated their discussions.

    On October 14, 1997, Mr. Schatz saw Dr. Stach at the Applied Materials Suppliers' Meeting, at which they briefly discussed the status of each other's consideration of a business combination. The potential impediments to a transaction that were discussed in the August 14, 1997 meeting were reiterated.

    On October 22, 1997, at a regularly scheduled meeting of the Board of Directors of AE (the "AE Board"), the directors discussed, among other things, various acquisition candidates. As a result of such discussion, on October 29, 1997, AE engaged PaineWebber Incorporated ("PaineWebber") as its financial advisor to facilitate discussions with certain companies, including RFPP, regarding potential business combinations or other strategic transactions.

    On November 12, 1997, Messrs. Schatz and Beck met with Dr. Stach in Voorhees, New Jersey to tour the RFPP facility and discuss the potential benefits of a business combination of the two companies. On November 14, 1997, AE and RFPP entered into a non-disclosure agreement relating to the exchange of non-public, proprietary information in connection with the consideration of a possible business combination or similar transaction between the companies.

    Throughout November and early December 1997, a representative of PaineWebber met with senior management of AE and had conversations with Dr. Stach regarding the potential benefits of a business combination.

    On December 12, 1997, the PaineWebber representative called Dr. Stach to communicate AE's interest in pursuing an acquisition of RFPP; however, the two companies were unable to agree upon a purchase price. AE's discussions with RFPP were then terminated.

    On April 3, 1998, after reviewing certain press releases by RFPP and other industry information, senior management of AE decided to re-open discussions with RFPP regarding a potential business combination. The press releases reflected RFPP's decreased earnings, cash flow and working capital which, together with AE's expectations of decreasing demand in the short-term for semiconductor-related power systems, suggested to senior management of AE that RFPP could be receptive to a proposed business combination. Mr. Beck called Dr. Stach to express AE's continued interest in RFPP. Although no formal offer was made at that time, Mr. Beck indicated to Dr. Stach that AE likely would consider an acquisition of RFPP pursuant to which the shareholders of RFPP would receive cash in the amount of $3.50 per share. Mr. Beck also expressed to Dr. Stach that key employees and executives of RFPP would be offered the opportunity to continue with the combined company. Dr. Stach indicated that he wanted to discuss the matter with the RFPP Board.

    On April 8 and 9, 1998, Mr. Beck and Dr. Caswell met with Dr. Stach and other members of RFPP's management and engineering teams, including Kevin Wilson, Senior Vice President and Chief Operating Officer of RFPP, Anton Mavretic, Chief Technology Officer of RFPP and Mr. Potter. Mr. Beck and Dr. Stach also discussed a possible employment agreement for Dr. Stach following an acquisition.

    From April 10 to 21, 1998, Mr. Beck and Dr. Stach continued to discuss various matters relating to the potential acquisition, although no formal offer was made at that time.

    On April 21, 1998, at a regularly scheduled board meeting, the AE directors discussed the potential acquisition of RFPP and authorized Messrs. Schatz and Beck to make a formal offer to acquire the shares of RFPP, subject to completion of additional due diligence on RFPP.

    On April 27, 1998, Mr. Schatz sent to Dr. Stach a letter regarding the terms under which AE would be prepared to enter into an employment agreement with Dr. Stach if the acquisition of RFPP were consummated, and on April 28, 1998, Mr. Schatz sent to Dr. Stach a term sheet describing a proposed tax-free reorganization, pursuant to which the RFPP shareholders would receive 3,400,000 shares of AE Common Stock in exchange for all of the outstanding RFPP Common Stock. The closing price of the AE Common Stock on the Nasdaq National Market on April 27, 1998 was $14.75, and the closing price of the RFPP Common Stock on the American Stock Exchange on such date was $2.6875. At the time, AE was experiencing a slowdown in customer orders and anticipated that such slowdown could continue. As a result, AE decided to offer AE Common Stock, rather than cash, to the RFPP shareholders in order to preserve cash that AE believed it might need if the slowdown continued or worsened.

    On April 30, 1998, at a regularly scheduled meeting of the RFPP Board, Dr. Stach presented Mr. Schatz's letter and term sheet. The RFPP Board discussed the letter and term sheet at the April 30, 1998 meeting and at a meeting following the May 1, 1998 Annual Meeting of Shareholders of RFPP. At the May 1, 1998 meeting, a representative of Dewey Ballantine LLP ("Dewey Ballantine") discussed with the RFPP Board potential responses to the letter and term sheet. The representative of Dewey Ballantine also outlined for the RFPP Board its fiduciary duties in this setting. After discussion, the RFPP Board instructed Dr. Stach and Gerald Starek, an outside director of RFPP, to enter into discussions with AE concerning the possible business combination. The RFPP Board further instructed RFPP to retain a financial advisor to advise the RFPP Board as to any potential transaction.

    On May 4, 1998, Dr. Stach called Mr. Beck and advised that the RFPP Board had authorized him and Mr. Starek to meet with senior management of AE to discuss the acquisition proposal. On May 6, 1998, Messrs. Schatz and Beck met with Dr. Stach and Mr. Starek in Denver, Colorado, and discussed terms under which AE would acquire of all of the outstanding shares of RFPP Common Stock in exchange for 3,750,000 shares of AE Common Stock. The closing price of the AE Common Stock on the Nasdaq

National Market on May 4, 1998 was $14.875, and the closing price of the RFPP Common Stock on the American Stock Exchange on such date was $2.75.

    On May 8, 1998, Mr. Beck sent to Dr. Stach a letter reflecting AE's understanding of the results of the May 6, 1998 meeting.

    From May 8, 1998 to June 1, 1998, senior management of AE and RFPP conducted due diligence reviews and held numerous conference calls and meetings to discuss the terms of the potential acquisition. Dr. Stach and Mr. Wilson kept the RFPP Board fully informed as to the status of all discussions with AE, and Messrs. Schatz and Beck kept the AE Board fully informed as to the status of all discussions with RFPP.

    On May 12, 1998, RFPP entered into an engagement letter with NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") pursuant to which RFPP engaged NationsBanc Montgomery to serve as financial advisor to RFPP in connection with any potential transaction.

    On May 14, 1998, Mr. Wilson sent Mr. Beck a letter detailing the RFPP Board's principal issues and concerns with respect to the potential acquisition. These principal issues and concerns included (a) the timing of negotiations on the transaction, (b) the desire to have a current member of the RFPP Board appointed to the AE Board at the time of the Merger, (c) the continuation following the Merger of stock options with terms equivalent to the outstanding stock options held by RFPP employees and (d) the definition of the post-closing corporate structure, including roles and responsibilities for key personnel and other issues of organizational integration. On May 15, 1998, Messrs. Schatz and Beck held a conference call with Messrs. Wilson and Starek regarding the RFPP Board's issues and concerns.

    On May 18, 1998, Thelen, Marrin, Johnson & Bridges LLP, legal counsel to AE, delivered to Dewey Ballantine drafts of the Merger Agreement and employment agreement for Dr. Stach. The provisions of those agreements were negotiated during the period May 18 to June 1, 1998. The negotiation of the Merger Agreement and the negotiation of the employment agreement, while conducted concurrently, were independent and did not affect each other.

    On May 25, 1998, Mr. Beck and Dr. Caswell met with Dr. Stach, Mr. Wilson and Paul Zaun, Controller and acting Chief Financial Officer of RFPP, in Boston, Massachusetts to review the financial status and outlook for each of the companies. Representatives of the companies' financial advisors, AE's legal counsel, and KPMG Peat Marwick LLP, RFPP's independent accountants ("KPMG"), also attended the meeting.

    On May 26, 1998, Dr. Stach and a representative of NationsBanc Montgomery described for the RFPP Board the May 25, 1998 due diligence meeting. The representative of NationsBanc Montgomery next discussed with the RFPP Board certain considerations involved in the negotiation of the proposed Merger, including certain pricing issues. In particular, the representative of NationsBanc Montgomery discussed with the RFPP Board whether to seek a so-called "collar" on the proposed exchange ratio. AE had proposed to issue 3,750,000 shares of AE Common Stock, irrespective of the trading price of the AE Common Stock prior to the Merger. On May 26, 1998, the closing price of the AE Common Stock on the Nasdaq National Market was $14.50. After discussion and questions from the members of the RFPP Board, the RFPP Board instructed NationsBanc Montgomery to attempt to negotiate a "collar" on the exchange ratio.

    On June 1, 1998, senior management of AE and RFPP, as well as representatives of the companies' financial advisors and legal counsel and KPMG, met in San Francisco, California, to review presentations by each company regarding engineering, technology, strategy and sales and marketing and to further negotiate the terms of the potential acquisition. On the evening of June 1, 1998, each of the RFPP Board and the AE Board met and approved the final terms of the proposed acquisition, including the "collar" and other terms of the exchange ratio, as such terms are described in this Proxy Statement/Prospectus.

    At the RFPP Board meeting, the RFPP Board received from Dr. Stach an update on the discussions with AE that had occurred since its last meeting. The RFPP Board also received an updated due diligence review concerning AE from Dr. Stach. Dewey Ballantine reviewed for the RFPP Board its fiduciary duties in this setting. NationsBanc Montgomery next described for the RFPP Board the financial analysis conducted by NationsBanc Montgomery and delivered its oral opinion that, as of such date, the total number of shares of AE common stock to be issued to the shareholders of RFPP pursuant to the Merger (the "Consideration") is fair to such shareholders from a financial point of view. See "--Opinion of Financial Advisor of RFPP." Next, a representative of KPMG described the pooling of interests accounting method, its potential application to the contemplated transaction, and certain steps that would need to be taken by RFPP to satisfy the pooling criteria. He further described certain due diligence procedures performed by KPMG, which were limited to a review of the working papers of AE's independent accountants prepared in connection with their audit of AE for the year ended December 31, 1997, and the findings resulting from that review, and answered questions from the RFPP Board. Finally, Dewey Ballantine described the principal terms of the Merger Agreement and proposed Employment Agreement with Dr. Stach. The RFPP Board asked numerous questions of Dr. Stach, NationsBanc Montgomery, Dewey Ballantine and KPMG. Thereafter, following further discussion, the RFPP Board determined that the Merger was fair to, and in the best interests of, RFPP and its shareholders. Accordingly, the RFPP Board approved the Merger Agreement and the Merger and resolved to recommend that the RFPP shareholders vote for approval and adoption of the proposed Merger Agreement and the Merger.

    At the AE Board meeting, the general terms of the Merger Agreement were described to the AE Board by Mr. Beck and the company's legal counsel, and PaineWebber presented its analysis and summary of the terms of the transaction. Messrs. Schatz and Beck and Dr. Caswell and representatives of PaineWebber then responded to questions from the outside directors of the AE Board. Following such discussion, the AE Board determined that the Merger Agreement and the Merger were in the interests of AE and its stockholders and authorized AE to enter into the Merger Agreement.

    On the evening of June 1, 1998, following the board meetings, AE and RFPP entered into the Merger Agreement. On the morning of June 2, 1998, AE and RFPP issued a joint press release announcing the execution of the Merger Agreement.

REASONS FOR THE MERGER

    RF POWER PRODUCTS; RECOMMENDATION OF THE RFPP BOARD

    In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the RFPP Board discussed with RFPP management, Dewey Ballantine, NationsBanc Montgomery and KPMG the matters described above under "--Background of the Merger", and considered a number of factors, including the following. In view of the wide variety of factors considered in connection with the proposed Merger, the RFPP Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the RFPP Board was aware of and considered the interests of certain persons in the Merger. See "--Interests of Certain Persons in the Merger."

    (i) RECENT MARKET PRICES COMPARED TO CONSIDERATION TO BE RECEIVED BY HOLDERS OF COMMON STOCK. The RFPP Board reviewed the historical market prices and recent trading activity of RFPP Common Stock. The RFPP Board noted that shortly before the announcement of the Merger was made, RFPP Common Stock was selling near its lows for the preceding twelve months. The RFPP Board considered that the value to be received per share of RFPP Common Stock, assuming that each share of RFPP Common Stock outstanding would be converted into 0.3087 shares of AE Common Stock pursuant to the Merger, and further assuming a per share price of $14.25 for the AE Common Stock, represented premiums of 46.6%, 40.6% and 71.9% over the closing prices of RFPP Common Stock on the last trading day, one week and 30 days, respectively, prior to the date of execution of the Merger Agreement. The RFPP Board also considered the fact that the Exchange Ratio, which represents the number of shares of AE Common Stock to be received for each share of RFPP Common Stock, contains a "collar" provision which provides, over a specified range, for up to an additional 250,000 shares of AE Common Stock to be issued to RFPP shareholders should the Closing Price of AE Common Stock be less than a specified value. See "The Merger Agreement."

    (ii) ISSUES OF SCALE. The RFPP Board considered that a combination with AE would give RFPP access, at minimal incremental cost, to AE's worldwide distribution and service infrastructure to support original equipment manufacturer ("OEM") customers. The RFPP Board concluded that such an infrastructure is increasingly being required by these customers. Alternatively, if RFPP were to remain an independent company, the RFPP Board concluded that it would of necessity have to incur substantial costs to develop such an infrastructure or risk losing major contracts. The RFPP Board believed such costs would have the effect of limiting RFPP's earnings potential until revenues become significantly larger. Similarly, the RFPP Board considered that a combination with AE would enable both companies, by marshalling resources and eliminating redundant programs, to more effectively conduct research and development activities and support the strategic and operational requirements of customers. Alternatively, an independent RFPP would have to expend significant and scarce resources (1) developing new products to maintain technological leadership and (2) continuing to reduce costs for existing products, thus effectively limiting RFPP's near-term earnings potential and prospects.

   (iii) STRATEGIC CONSIDERATIONS. The RFPP Board considered that RFPP's product lines are generally complementary to those of AE, with little product overlap. The RFPP Board concluded that a combination of the two companies would offer significant benefits to customers by providing a complete line of power systems solutions not currently available from any one source, including the latest developments in radio frequency (RF) technology and a broad array of RF power products. The RFPP Board also considered that the combined entity would have stronger relationships with existing key common customers and would participate in more market sectors than either company as an independent entity.

    (iv) INDUSTRY CONSOLIDATION. The RFPP Board considered that the semiconductor capital equipment industry, the key industry for both RFPP and AE, is expected to undergo increasing consolidation, driven in part by the desire of OEMs to reduce the number of critical vendors to manage and to avoid product variations that can occur when different vendors are utilized for the same component. The RFPP Board concluded that this trend is likely to put an additional burden on smaller suppliers such as RFPP and there can be no assurance that RFPP would be able to survive as an independent entity in such an environment. The RFPP Board concluded that RFPP's long-term prospects would be considerably enhanced in such an environment as part of a larger entity able to provide OEMs with the broadest range of and the most advanced products, technology and services.

    (v) SHAREHOLDER LIQUIDITY. The RFPP Board concluded that RFPP, with its current market capitalization, is not large enough to attract significant following and support from major institutional shareholders or research analysts. As a result, trading in the RFPP Common Stock has generally been highly illiquid. The RFPP Board concluded that RFPP's current shareholders, as holders of AE Common Stock following the Merger, should benefit from enhanced liquidity of the larger entity.

    (vi) TERMS OF THE PROPOSED MERGER. The RFPP Board considered the terms of the Merger Agreement and the Merger. The RFPP Board considered the terms of the Merger Agreement that permit the RFPP Board, subject to the limitations described in "The Merger Agreement--Exclusivity," to receive unsolicited inquiries and proposals from, and negotiate with and give information to, third parties. The RFPP Board further considered that the termination fee was $2.0 million. The RFPP Board found that a $2.0 million termination fee was within the range of fees payable in comparable transactions and that the fee would not in and of itself preclude alternative proposals. The RFPP Board also considered that existing stock options held by RFPP employees will be assumed by AE and converted into comparable AE options based on the exchange ratio applicable to the exchange of RFPP Common Stock for AE Common Stock

(the "Exchange Ratio"). The RFPP Board further considered that the proposed Merger was not expected to result in Federal income taxes payable by holders of RFPP Common Stock, based on their receipt of AE Common Stock. The RFPP Board additionally considered that the proposed Merger was expected to be accounted for as a pooling of interests. Finally, the RFPP Board considered AE's agreement to appoint two of the existing directors of RFPP to the AE Board at the time of effectiveness of the Merger. See "The Merger Agreement."

   (vii) OPINION OF NATIONSBANC MONTGOMERY. The RFPP Board considered the oral opinion delivered on June 1, 1998 by NationsBanc Montgomery (which it subsequently confirmed by delivery of a written opinion dated the same date) that, based upon and subject to certain matters stated therein, the Consideration to be received by the RFPP shareholders pursuant to the Merger was fair to such shareholders from a financial point of view, as of such date. See "Opinion of Financial Advisor to RFPP." A copy of NationsBanc Montgomery's written opinion to the RFPP Board, dated June 1, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

  (viii) COUNTERVAILING CONSIDERATIONS. The RFPP Board considered certain factors that might be characterized as countervailing factors, including:

        (a) The fact that Douglas S. Schatz, AE's Chief Executive Officer, currently owns approximately 53.7% of the outstanding AE Common Stock and will own approximately 46.1% of the outstanding AE Common Stock subsequent to the Merger (assuming 3,750,000 shares of AE Common Stock are issued in the Merger). The RFPP Board noted that this concentrated ownership gives Mr. Schatz the effective ability to control the composition of the AE Board and other fundamental corporate decisions following the Merger. The RFPP Board also noted that the current holders of RFPP Common Stock would be giving up an ownership position in a company where such effective control does not exist for an ownership position in a company where such effective control does exist. The RFPP Board further noted that the price of AE's stock could be significantly and adversely affected should Mr. Schatz begin to liquidate his holdings.

        (b) The recent contraction in business and consequent decline in revenues and earnings among companies that participate in the semiconductor capital equipment industry, including AE, and the fact that, in the twelve months before the announcement of the Merger was made, the AE Common Stock price had been highly volatile. The RFPP Board also noted that, particularly in the light of the highly uncertain near-term industry environment, there can be no assurance that the shares of AE Common Stock following the Merger will not be subject to further price declines if shortfalls in AE's revenues and earnings should exceed the levels currently anticipated by analysts and investors.

        (c) The "collar" provision of the Merger Agreement which provides, over a specified range, for up to 250,000 fewer shares of AE Common Stock to be issued to RFPP shareholders should the Closing Price of AE Common Stock be greater than a specified value. The RFPP Board noted that this provision, which is the mirror image of the provision that provides additional protection of the value of the Merger to RFPP shareholders should the Closing Price be less than a specified value, would limit the potential increase in the value of the Merger to RFPP shareholders under certain circumstances.

    THE RFPP BOARD HAS APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, RFPP AND ITS SHAREHOLDERS, AND RECOMMENDS THAT RFPP SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    ADVANCED ENERGY INDUSTRIES

    AE has built a large base of expertise in the interaction between plasma processes and power conversion and control systems. This knowledge allows AE to develop systems that optimize the customer's plasma processes and applications and to assist customers in developing new process applications. AE's business strategy focuses on the following elements: providing unique solutions for customers, offering a comprehensive product portfolio, utilizing reusable engineering and modular design methodology, targeting emerging industrial opportunities and diversifying markets and product offerings.

    The AE Board has determined that the Merger is in the interests of AE and the AE stockholders. In deciding to approve the Merger Agreement, the AE Board consulted with its legal and financial advisors, as well as senior management of AE, and considered the following material factors in light of AE's business strategy and goals:

        1. The RFPP management and engineering personnel will broaden AE's technical knowledge base. In particular, RFPP's chemistry-oriented expertise will enhance AE's understanding of plasma processes and applications and how to control them. This enhanced understanding will, in turn, allow AE to develop better products and solutions for its customers.

        2. The addition of RFPP's current products will enable AE to offer a more comprehensive product portfolio to address its customers' needs. Not only will AE be able to offer a larger number of radio frequency products, but RFPP currently offers products that operate at different frequencies and power ranges than AE's radio frequency products.

        3. RFPP has developed core technology for many of its components that can be incorporated in like components of different systems (reusable engineering). AE often relies on reusable engineering in order to design customized products quickly and efficiently. RFPP's components will provide AE with a broader range of core technologies to choose from in developing customized products for its customers.

        4. RFPP has applied its technologies to applications in a number of industrial markets not currently served by AE. Initially, this will give AE access to customers in diverse markets. On an ongoing basis, AE will benefit from RFPP's experience in such industrial markets and applications, and the customers in such markets will benefit from AE's broader range of technologies and product offerings.

        5. The RFPP facility in Voorhees, New Jersey will increase AE's manufacturing capacity and, at the same time, will reduce the risks currently associated with each of the separate companies conducting all or substantially all of its manufacturing in one facility. In addition, by operating in Voorhees, New Jersey, AE will have access to a high concentration of engineers and other technical personnel.

        6. RFPP's strong management team will add breadth and diversity to AE's current management.

        7. The addition of RFPP's employees and international operations will strengthen AE's worldwide sales, marketing, distribution and service. The markets served by AE and RFPP have become globalized and, as a result, customers require service and support on a worldwide basis. The additional personnel will enable AE to respond more quickly to its customers' service and support needs and will reduce some of the risks associated with having small international offices. In addition, the RFPP technical personnel's added experience and expertise will enable AE to offer a broader range of solutions to customers, particularly in international markets.

        8. The Merger is expected to be treated as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting purposes.

    The AE Board recognizes that the Merger is subject to certain risks and uncertainties, some of which are discussed under "Risk Factors." However, in light of the opportunities it believes the Merger presents, particularly the ability to offer customers a more comprehensive product portfolio and a broader range of solutions, as well as the increased manufacturing capacity and addition of the RFPP management team, the AE Board has determined that the Merger Agreement and the Merger are in the interests of AE and the AE stockholders.

OPINION OF FINANCIAL ADVISOR TO RFPP

    Pursuant to an engagement letter dated May 12, 1998 (the "Engagement Letter"), the RFPP Board retained NationsBanc Montgomery to act as its exclusive financial advisor in connection with the Merger, as described in the Engagement Letter. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RFPP selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger and its reputation in the semiconductor capital equipment industry and investment community.

    On June 1, 1998, NationsBanc Montgomery delivered to the RFPP Board its oral opinion, subsequently confirmed in writing as of the same date, that the Consideration to be received by the RFPP shareholders pursuant to the Merger was fair to such shareholders from a financial point of view, as of that date. The amount of such Consideration was determined pursuant to negotiations between RFPP and AE and not pursuant to recommendations from NationsBanc Montgomery. No limitations were imposed by the RFPP Board on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion. NationsBanc Montgomery was not requested to, nor did it, assist RFPP in soliciting indications of interest from third parties for all or any part of RFPP.

    The full text of NationsBanc Montgomery's written opinion to the RFPP Board is attached hereto as Appendix B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. The following summary of NationsBanc Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion. NationsBanc Montgomery's opinion is directed to the RFPP Board and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. NationsBanc Montgomery's opinion addresses only the financial fairness of the Consideration to be received by the RFPP shareholders pursuant to the Merger and does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of the RFPP Board to proceed with or effect the Merger or any other aspect of the Merger. In furnishing its opinion, NationsBanc Montgomery did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act of 1933, and statements to such effect are included in the NationsBanc Montgomery opinion.

    In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to RFPP and AE, including the consolidated financial statements for recent years and interim periods to February 28, 1998 with respect to RFPP and March 31, 1998 with respect to AE, and certain other relevant financial and operating data relating to RFPP and AE made available to NationsBanc Montgomery from published sources and from the internal records of RFPP; (ii) reviewed the financial terms and conditions of the May 28, 1998 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the RFPP Common Stock and the AE Common Stock, as well as the common stock of certain other companies in the semiconductor capital equipment industry; (iv) compared RFPP from a financial point of view with certain other companies in the semiconductor capital equipment industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the semiconductor capital equipment industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of RFPP and AE certain information of a business and financial nature regarding RFPP and AE, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of RFPP and AE; (vii) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with RFPP's counsel; and (viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate. The financial terms and conditions of the draft Merger Agreement reviewed by NationsBanc Montgomery are identical to those contained in the executed Merger Agreement.

    In connection with its review, NationsBanc Montgomery assumed and relied upon the accuracy and completeness of the foregoing information in all material respects and did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of RFPP and AE provided to NationsBanc Montgomery by their respective managements, NationsBanc Montgomery assumed for purposes of its opinion, upon the advice of their respective managements and with the consent of the RFPP Board, that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of RFPP and AE at the time of preparation as to the future financial performance of RFPP and AE, and that they provide a reasonable basis upon which NationsBanc Montgomery could form its opinion. RFPP and AE do not publicly disclose internal management forecasts of the type provided to NationsBanc Montgomery by the management of RFPP and AE in connection with NationsBanc Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. None of RFPP, AE nor NationsBanc Montgomery has assumed any liability for such forecasts. NationsBanc Montgomery also assumed that there have been no material changes in RFPP's or AE's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery assumed that the Merger will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of RFPP, nor was NationsBanc Montgomery furnished with any such appraisals. RFPP informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger would be accounted for as a pooling-of-interests under GAAP. Finally, NationsBanc Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion. NationsBanc Montgomery also assumed, with the consent of the RFPP Board, that the Merger will be consummated in accordance in all material respects with the terms described in the May 28, 1998 draft of the Merger Agreement, without further material amendments thereto, and without any waiver by RFPP of any of the conditions to its material obligations thereunder. Set forth below is a brief summary of the report presented by NationsBanc Montgomery to the RFPP Board on June 1, 1998 in connection with its opinion.

    COMPARABLE COMPANY ANALYSIS. Based on publicly available information and RFPP management forecasts, NationsBanc Montgomery calculated the following multiples: (i) aggregate value (defined as equity value plus total debt less cash and cash equivalents) to last twelve months ("LTM"), estimated 1998 and estimated 1999 revenues; and (ii) equity value to LTM, estimated 1998 and estimated 1999 net income for the following four companies in the semiconductor capital equipment industry: AE; Applied Science & Technology, Inc.; Brooks Automation, Inc.; and Helix Technology Corporation. Such analysis indicated the following median multiples: 1.4x and 17.6x for LTM revenues and net income, respectively; 1.3x and 30.7x for estimated 1998 revenues and net income, respectively; and 1.0x and 16.8x for estimated 1999 revenues and net income, respectively. This analysis indicated a range of imputed equity values of RFPP of from $32.4 million to $47.6 million. At the time this analysis was performed, the value of the Consideration to be received by the RFPP shareholders (approximately $51 million) was above the range of imputed equity values of RFPP.

    COMPARABLE TRANSACTION ANALYSIS. Based on publicly available information, NationsBanc Montgomery calculated the following multiples: (i) aggregate value to LTM revenues; (ii) LTM earnings before interest and taxes ("EBIT"); and (iii) equity value to LTM net income for the target company implied in twenty-four acquisitions of semiconductor capital equipment companies that have been announced since December 20, 1993 (the "Precedent Acquisitions"). Such analysis yielded the following multiples: a range of 1.4x to 3.7x LTM revenues, with a median of 2.5x; a range of 11.0x to 25.0x LTM EBIT, with a median of 13.6x and a range of 14.0x to 40.0x LTM net income, with a median of 19.6x. This analysis indicated a range of imputed equity values of RFPP of from $34.0 million to $86.4 million. At the time this analysis was performed, the value of the Consideration was within the range of imputed equity values of RFPP.

    No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to RFPP or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which RFPP and the Merger are being compared.

    CONTRIBUTION ANALYSIS. Using estimates and forecasts prepared by RFPP management with respect to RFPP and AE management with respect to AE, NationsBanc Montgomery reviewed the estimated contribution of each of RFPP and AE to 1997 and estimated 1999 revenue, gross profit, operating profit and net income for the consolidated results of AE following the Merger. This analysis indicated a range of imputed equity values of RFPP of from $34.6 million to $81.1 million based on the 1997 information and of from $36.1 million to $69.4 million based on the estimated 1999 information. At the time this analysis was performed, the value of the Consideration was within these ranges of imputed equity values of RFPP.

    PREMIUMS PAID ANALYSIS. NationsBanc Montgomery reviewed the consideration paid in the six Precedent Acquisitions that involved publicly traded companies as targets (the "Comparable Transactions") and those acquisitions involving technology companies since January 1, 1990 that received pooling of interests accounting treatment (the "Pooling Transactions"), and all acquisitions of publicly traded technology companies since January 1, 1990 (the "Overall Transactions"). NationsBanc Montgomery calculated the premiums paid or offered in these transactions over the applicable stock price of the target company one day, one week and four weeks prior to the execution of the Merger Agreement. This analysis indicated imputed equity values of RFPP of $49.7 million, $51.2 million and $45.5 million, respectively, for the Comparable Transactions; $46.8 million, $51.7 million and $44.6 million, respectively, for the Pooling Transactions; and $47.2 million, $51.4 million and $44.7 million, respectively, for the Overall Transactions. At the time this analysis was performed, the value of the Consideration was approximately equal to or above each of these imputed equity values of RFPP.

    DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery applied a discounted cash flow analysis to the financial free cash flow forecasts for RFPP for calendar years 1998 through 2002, as estimated by RFPP management. In conducting this analysis, NationsBanc Montgomery first calculated the present values of the forecasted cash flows. Second, NationsBanc Montgomery estimated the present value of the aggregate value of RFPP at the end of 2002 by applying multiples to RFPP's estimated net income and revenue, which multiples ranged from 2.0x to 3.0x, in the case of revenue, and 15.0x to 20.0x, in the case of net income. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 20% to 30%. This analysis indicated a range of imputed equity values of RFPP of from $39.6 million to $92.8 million. At the time this analysis was performed, the value of the Consideration was at the low end of this range on imputed equity values of RFPP.

    While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the RFPP Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of RFPP.

    In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RFPP and AE. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the financial fairness of the Consideration to be received by the RFPP shareholders pursuant to the Merger and were provided to the RFPP Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. At the time the foregoing analyses were performed, the Consideration expected to be received by the RFPP shareholders (assuming the issuance to such shareholders of 3,750,000 shares of AE Common Stock) was valued at approximately $51 million.

    As described above in "Reasons for the Merger--RF Power Products; Recommendation of the RFPP Board," NationsBanc Montgomery's opinion and presentation to the RFPP Board were among the many factors taken into consideration by the RFPP Board in making its determination to approve, and to recommend that the RFPP shareholders approve, the Merger.

    Pursuant to the Engagement Letter, RFPP agreed to pay NationsBanc Montgomery a customary transaction fee contingent on the consummation of the Merger of 1.5% of the value of the consideration involved in the Merger, subject to a $600,000 minimum, $250,000 of which fee was paid at the signing of the Merger Agreement. The actual transaction fee to be paid by RFPP will depend on the market price of the AE Common Stock at the closing of the Merger. Based on the market price of the AE Common Stock on June 1, 1998, the transaction fee would be approximately $765,000. The RFPP Board was aware of this fee structure and took it into account in considering NationsBanc Montgomery's opinion and in approving the Merger. The Engagement Letter also calls for RFPP to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, RFPP has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the RFPP Board with respect to the Merger, RFPP shareholders should be aware that certain members of the RFPP Board and of management of RFPP may be deemed to have interests in the Merger that are different from, or in addition to, the interests of RFPP stockholders generally.The RFPP Board was aware of such interests, and considered them, among other matters, in approving the Merger, the Merger Agreement and the transactions contemplated thereby.

    EMPLOYMENT AGREEMENT. RFPP has entered into an employment agreement (the "Employment Agreement") with Dr. Stach effective at the effective time of the Merger (the "Effective Time"). AE has guaranteed the performance of RFPP under the Employment Agreement. The Employment Agreement provides that Dr. Stach will serve as President and Chief Executive Officer of RFPP and as Senior Vice President of AE for a term of 5 years subject to earlier termination as provided in the Employment Agreement. The Employment Agreement provides for a base salary of $250,000 per year, subject to review annually by the AE Board for possible merit increases. Under the Employment Agreement, Dr. Stach shall have an opportunity to participate in AE's executive officers' incentive compensation plan with a target bonus opportunity of $200,000. At the Effective Time, Dr. Stach will be granted an option to purchase 225,000 shares of AE Common Stock with an exercise price equal to the fair market value of the AE Common Stock on the date of grant, as determined by the compensation committee of AE. Such option will be exercisable as to 20% (45,000 shares) as of the grant date and will vest as to an additional 1 2/3% (3,750 shares) each month thereafter until fully vested. At the Effective Time, AE will loan to Dr. Stach $175,000, which loan will bear interest at 6% per annum and will be repaid out of a portion of Dr. Stach's compensation and bonus and the proceeds of sales by him of AE Common Stock received in the Merger. Such loan will become due upon certain termination events specified in the Employment Agreement and may be prepaid at any time without penalty or premium. RFPP shall maintain a term life insurance policy for Dr. Stach with a minimum death benefit of $1,000,000, and will provide him with an RFPP owned or leased automobile. Dr. Stach will be entitled to participate in the employee benefit plans and fringe benefits generally provided to employees of RFPP or AE, including certain specified benefits provided in the Employment Agreement.

    The Employment Agreement includes provisions that are effective upon the termination of employment of Dr. Stach under certain circumstances. In the event that Dr. Stach is terminated by RFPP without "cause" (as defined in the Employment Agreement), he will be entitled to (i) continued payment of his then-current base salary for the then-remaining term of the Employment Agreement, (ii) continued employee benefit coverage for the then-remaining term of the Employment Agreement, and (iii) payment of accrued but unpaid amounts due under any incentive compensation plan, as well as pro rata payment for any partial period through the date of termination.

    The Employment Agreement includes restrictive covenants for the benefit of RFPP relating to nonsolicitation of RFPP's employees and customers and noncompetition by Dr. Stach with RFPP's business.

    AE BOARD OF DIRECTORS. AE has agreed to cause Gerald M. Starek and Arthur Zafiropoulo, currently members of the RFPP Board, to be appointed to the AE Board as of the Effective Time, provided such person agrees to so serve, until the next meeting of the stockholders of AE at which directors are elected, and until such person's successor has been elected and qualified. Messrs. Starek and Zafiropoulo will receive the same compensation paid to other outside directors of AE. Each outside director is paid $3,000 for each board meeting he attends (other than telephonic meetings) and, if the outside director serves on a committee of the AE Board, $300 for each meeting of that committee he attends (other than telephonic meetings). Outside directors also are reimbursed for reasonable out-of-pocket travel expenses to attend AE Board and committee meetings. Under AE's 1995 Non-Employee Directors Stock Option Plan (the "Director Plan"), upon becoming a director of AE, each outside director is granted an option to purchase 7,500 shares of AE Common Stock. Such options are immediately exercisable as to 2,500 shares and vest as to 2,500 shares on each of the second and third anniversaries of the grant date. On each anniversary of the date on which a person became an outside director, an option for an additional 2,500 shares is granted to such director under the Director Plan. Such additional options vest on the third anniversary of their respective grant date. All options granted under the Director Plan expire ten years after their respective grant date, and the exercise price of the options is equal to the fair market value of the AE Common Stock on the respective grant date.

    EMPLOYEE BENEFITS. AE has agreed, for two years following the Effective Time, to provide to persons who are employees of RFPP at the Effective Time ("RFPP Personnel") employee compensation and benefit plans, programs and arrangements which collectively for the RFPP Personnel, as a whole, are in the aggregate substantially comparable to the employee compensation and benefit plans, programs and arrangements generally provided to the employees of RFPP immediately prior to the Effective Time. See "The Merger Agreement--Employee Matters."

    DIRECTORS AND OFFICERS' INDEMNIFICATION. The Merger Agreement preserves certain indemnification rights, and rights to directors' and officers' liability insurance, of the officers, directors and other specified persons of RFPP which are currently in effect. See "The Merger Agreement--Indemnification and Insurance."

OPERATIONS FOLLOWING THE MERGER

    Following the Effective Time, RFPP will continue its operations as a wholly owned subsidiary of AE. Joseph Stach will continue in his position as President and Chief Executive Officer of RFPP and will become a Senior Vice President of AE. The AE Board will be expanded to 8 members, and Gerald Starek and Arthur Zafiropoulo, two of the current outside directors of RFPP, will become directors of AE. The RFPP Board following the Merger initially will consist of three executive officers of AE.

ACCOUNTING TREATMENT

    AE and RFPP believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. In the case of RFPP, its independent public accountants advised the RFPP Board of certain steps that would need to be taken by the company to satisfy the pooling criteria. Under the pooling of interests method of accounting, the recorded assets and liabilities of AE and RFPP will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of AE and RFPP for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company.

    The obligations of each of AE and RFPP to consummate the Merger are subject to the receipt by such company of a letter of its independent public accountants stating that such accountants concur with the conclusion of the company's management that the Merger will qualify for pooling of interests accounting treatment. In addition, both AE and RFPP have agreed not to take any action that would, or would be reasonably likely to prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences relevant to the Merger that are applicable to holders of RFPP Common Stock who, pursuant to the Merger, exchange such stock for AE Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the RFPP shareholders as described herein.

    RFPP shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be important to particular RFPP shareholders in light of their particular circumstances including, without limitation, shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who are financial institutions or insurance companies, who do not hold their RFPP Common Stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold RFPP Common Stock as part of an integrated investment (including a "straddle") consisting of shares of RFPP Common Stock and one or more other positions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of RFPP Common Stock are acquired or shares of AE Common Stock are disposed of.

    Thelen Reid & Priest LLP and Dewey Ballantine LLP have rendered opinions (the "Tax Opinions") to AE and RFPP, respectively, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"), and that AE, AE Sub and RFPP each will be a party to that Reorganization within the meaning of
Section 368(b) of the Code. Consummation of the Merger is conditioned upon reconfirmation of the Tax Opinions as of the Closing Date (as defined in the Merger Agreement). This condition to consummation of the Merger may be, but is not expected to be, waived by AE or RFPP. If it is so waived and the change in tax consequences is material, RFPP will notify RFPP shareholders and resolicit their proxies. Assuming the Merger is a Reorganization, then, subject to the assumptions, limitations and qualifications referred to herein and in the Tax Opinions, the Merger will result in the following federal income tax consequences to holders of RFPP Common Stock who, pursuant to the Merger, exchange such stock for AE Common Stock:

        (i) No gain or loss will be recognized by holders of RFPP Common Stock upon their receipt in the Merger of AE Common Stock in exchange for RFPP Common Stock (except to the extent of cash received in lieu of a fractional share of AE Common Stock).

        (ii) The aggregate tax basis of the AE Common Stock received by RFPP shareholders in the Merger (including any fractional share of AE Common Stock not actually received) will be the same as the aggregate tax basis of the RFPP Common Stock surrendered in exchange therefor.

       (iii) The holding period of the AE Common Stock received by each RFPP shareholder in the Merger will include the period for which the RFPP Common Stock surrendered in exchange therefor was considered to be held by such shareholder, provided that the RFPP Common Stock so surrendered is held as a capital asset at the time of the Merger.

        (iv) Cash payments received by holders of RFPP Common Stock in lieu of a fractional share of AE Common Stock will be treated as if such fractional share of AE Common Stock had been issued in the Merger and then redeemed by AE. Under present ruling policy of the Internal Revenue Service (the "IRS"), an RFPP shareholder receiving such cash generally will recognize capital gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

    The parties have not requested and will not request a ruling from the IRS in connection with the Merger. RFPP shareholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from asserting a contrary opinion. In addition, the Tax Opinions are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by AE and RFPP, including representations in certain certificates to be delivered to counsel by the respective management of AE and RFPP.

    REPORTING REQUIREMENTS. Each holder of RFPP Common Stock that receives AE Common Stock in the Merger will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

    THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER OF RFPP COMMON STOCK. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR

ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. EACH RFPP SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

REGULATORY APPROVALS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits AE and RFPP from completing the Merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and a required waiting period has ended. On June 19, 1998, the companies furnished the requisite information and materials to the Antitrust Division and the FTC and, on June 29, 1998, AE and RFPP were notified that the waiting period had been terminated. However, the Antitrust Division and the FTC will continue to have authority to challenge the Merger on antitrust grounds before or after the Merger is complete. In that regard, at any time before or after the consummation of the Merger, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of AE or RFPP. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Prior to consummation of the Merger, RFPP may be required to obtain approval from the New Jersey Department of Environmental Protection under the New Jersey Industrial Site Recovery Act ("ISRA"). On June 24, 1998, RFPP submitted an application for an exemption from ISRA's provisions. On June 29, 1998, RFPP received notice that such exemption had been granted.

RESALE RESTRICTIONS

    All shares of AE Common Stock received by RFPP shareholders in the Merger will be freely transferable, except that shares of AE Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of RFPP prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 under the Securities Act of 1933 in the case of persons who become affiliates of AE) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of RFPP or AE are those individuals or entities that control, are controlled by, or are under common control with, such company and may include certain officers and directors of such company, as well as principal shareholders of such company. In addition, in order for the Merger to qualify for pooling of interests treatment, affiliates of RFPP may not sell (subject to certain DE MINIMIS exceptions), or in any other way reduce such person's relative risk with respect to, the shares of AE Common Stock acquired pursuant to the Merger until after such time as AE has published financial results covering at least 30 days of combined operations of AE and RFPP.

    The Merger Agreement requires RFPP to use all reasonable efforts to deliver or cause to be delivered to AE from each affiliate of RFPP a letter to the effect that such person will not (a) offer to sell, transfer, or otherwise dispose of any of the shares of AE Common Stock issued to such person pursuant to the Merger, unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or
(iii) in the opinion of counsel or pursuant to a "no action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act; or (b) sell or otherwise reduce its risk with respect to the shares of AE Common Stock issued to such person pursuant to the Merger in manner that would jeopardize qualification of the Merger for pooling of interests treatment.

    AE may place legends restricting transferability of the shares of AE Common Stock issued to affiliates of RFPP pursuant to the Merger on the certificates representing such shares. AE also may issue appropriate stop transfer instructions to the transfer agent for the AE Common Stock with respect to such restrictions.

NO APPRAISAL RIGHTS

    Section 14A:11-1 of the NJBCA provides appraisal rights (sometimes referred to as "dissenters' rights") to shareholders of New Jersey corporations in certain situations. Appraisal rights, however, are not available to shareholders of a New Jersey corporation, such as RFPP (a) whose securities are listed on a national securities exchange or are held of record by 1,000 or more holders on the Record Date; or (b) whose shareholders will receive (i) cash, (ii) shares, obligations or other securities which, upon consummation of the merger, will either be listed on a national securities exchange or held of record by 1,000 or more holders; or (iii) a combination of cash and such securities. Therefore, because the RFPP Common Stock is listed in the American Stock Exchange, RFPP shareholders will not have appraisal rights under the NJBCA with respect to the Merger.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. You are urged to read the Merger Agreement in its entirety.

GENERAL

    Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Warpspeed, the subsidiary created by AE solely for purposes of the Merger, will be merged with and into RFPP, and the separate corporate existence of Warpspeed will thereupon cease. RFPP will be the surviving corporation in the Merger and will be a wholly owned subsidiary of AE. RFPP shareholders will become stockholders of AE.

    After the satisfaction or waiver of all of the conditions to the Merger, provided that the Merger Agreement has not been terminated or abandoned, AE and RFPP will cause a Certificate of Merger (the "Certificate of Merger") meeting the requirements of Section 14A:10-4.1 of the NJBCA to be executed and filed with the New Jersey Secretary of State. The Merger shall become effective at (a) the time of filing of the Certificate of Merger with the New Jersey Secretary of State or (b) such later time as agreed by the parties hereto and designated in the Certificate of Merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    EXCHANGE RATIO

    As a result of the Merger and without any action on the part of the RFPP shareholders, the RFPP shareholders will acquire the right to receive, in exchange for each share of RFPP Common Stock that they own, a fraction of a share of AE Common Stock equal to the Exchange Ratio. If the Closing Price (defined below) of the AE Common Stock is more than $12.11 and less than $16.39, the Exchange Ratio will be determined by dividing 3,750,000 by the number of shares of RFPP Common Stock issued and outstanding immediately prior to the Merger. If the Closing Price is $12.11 or less, then the Exchange Ratio will be calculated by dividing $3.74 by the Closing Price, except that the total number of shares of AE Common Stock to be issued in the Merger will not be more than 4,000,000. If the Closing Price is $16.39 or greater, the Exchange Ratio will be calculated by dividing $5.06 by the Closing Price, except that the total number of shares of AE Common Stock to be issued in the Merger will not be less than 3,500,000.

    For purposes of calculating the Exchange Ratio, "Closing Price" means the average closing price of the AE Common Stock, as reported in THE WALL STREET JOURNAL, EASTERN EDITION, for each of the 10 consecutive Trading Days immediately preceding the third Trading Day prior to the Special Meeting. "Trading Day" means a day on which trading is conducted on the Nasdaq National Market. No fractional shares of AE Common Stock will be issued in the Merger. Each RFPP shareholder that otherwise would be entitled to receive a fractional share of AE Common Stock shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Closing Price, less any taxes that may be required to be withheld from such cash. No interest will be paid or accrued on the cash so payable to any of the RFPP shareholders.

    AE does not expect to declare any dividends on the AE Common Stock in the foreseeable future. In the event that such dividends are declared by the AE Board after the Effective Time, no dividends will be paid with respect to any shares of AE Common Stock that an RFPP shareholder has the right to acquire until such RFPP shareholder has surrendered its RFPP Common Stock for exchange.

TREATMENT OF RFPP OPTIONS

    At the Effective Time, each option to purchase RFPP Common Stock granted under one of RFPP's stock option plans (collectively "RFPP Options") that remains outstanding and unexercised immediately prior to the Effective Time shall be converted into an option to purchase AE Common Stock (collectively, "Substituted Options"). Substituted Options shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related RFPP Option, except that (a) the number of shares of AE Common Stock underlying a Substituted Option shall be equal to the number of shares of RFPP Common Stock underlying the subject RFPP Option multiplied by the Exchange Ratio and rounded to the nearest whole number, and (b) the exercise price per share of a Substituted Option shall be equal to the exercise price of the subject Company Option divided by the Exchange Ratio and rounded to the nearest cent. AE intends to convert RFPP Options that qualified as incentive stock options, within the meaning of Section 422 of the Code, immediately prior to the Effective Time into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by Section 422 of the Code and any applicable terms of the RFPP stock option plans.

    On or prior to the Effective Time, AE shall file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933 relating to the issuance of AE Common Stock underlying the Substituted Options or shall cause such AE Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of AE's stock option plans. So long as any Substituted Options remain outstanding, AE shall use its best efforts to maintain the effectiveness of the registration statement or statements relating to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, AE shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AE Common Stock for delivery upon exercise of the Substituted Options.

EXCHANGE PROCEDURES

    At the Effective Time, all shares of RFPP Common Stock outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, and the RFPP shareholders shall cease to have any rights with respect to such shares of RFPP Common Stock, except the right to receive upon surrender of a certificate representing such shares of RFPP Common Stock (a "Stock Certificate"), (a) the number of shares of AE Common Stock equal to the Exchange Ratio multiplied by the number of shares of RFPP Common Stock represented by the Stock Certificate, and (b) cash in lieu of any fractional share of AE Common Stock.

    AE shall deposit with BankBoston, N.A. (the "Exchange Agent"), for the benefit of the RFPP shareholders, for exchange in accordance with the Merger Agreement, certificates representing the shares of AE Common Stock to be issued in connection with the Merger ("AE Certificates") and cash in an amount equal to AE's good faith estimate of the cash in lieu of fractional shares expected to be payable to the RFPP shareholders. AE may, in lieu of issuing AE Certificates, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent.

    Promptly after the Effective Time, the Exchange Agent will mail to each record holder of RFPP Common Stock, a letter of transmittal to be used by such holders to forward their Stock Certificates to the Exchange Agent, together with instructions for effecting the surrender of Stock Certificates in exchange for AE Certificates. Upon proper surrender to the Exchange Agent of a Stock Certificate for cancellation, accompanied by a related letter of transmittal, the holder of such Stock Certificate will be entitled to receive (a) an AE Certificate representing that number of shares of AE Common Stock the RFPP shareholder has the right to receive in exchange therefor, (b) cash in lieu of any fractional shares and (c) any unpaid dividends or distributions which the RFPP shareholder has the right to receive in respect of the Stock Certificate surrendered. The Exchange Agent will then cancel the surrendered Stock Certificate. RFPP SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO AE, RFPP OR THE EXCHANGE AGENT UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    In the event that any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the RFPP shareholder claiming that such Stock Certificate has been lost, stolen or destroyed and, if required by AE, the posting by such RFPP shareholder of a bond in such amount as AE may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the shares of AE Common Stock and cash deliverable in respect thereof pursuant to the Merger Agreement.

    One year after the Effective Time, the Exchange Agent shall deliver to RFPP any portion of the AE Common Stock or cash deposited with the Exchange Agent that remains unclaimed by the RFPP shareholders. Thereafter, RFPP shareholders that have not surrendered their Stock Certificates for exchange shall look to RFPP for delivery of AE Certificates, cash in lieu of fractional shares and any unpaid dividends or distributions which the RFPP shareholder has the right to receive in respect of the Stock Certificate then held, in any such case without interest.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of AE and RFPP relating to, among other things: (a) the due organization and standing of RFPP and AE and similar corporate matters; (b) the capital structures of RFPP and AE; (c) the authorization, execution, delivery and enforceability of the Merger Agreement; (d) the absence of conflicts under charters or bylaws and violations of any instruments or law, and the obtainment of required consents or approvals; (e) certain documents filed by each of RFPP and AE with the Commission and the accuracy of information contained therein; (f) the absence of investigations and litigations; (g) conduct of business in the ordinary course and the absence of certain changes or material adverse changes; (h) taxes; (i) material contracts; (j) intellectual property rights; (k) employee benefit plans of RFPP; (l) qualification for pooling of interests accounting treatment; (m) brokers and finders fees with respect to the Merger; (n) RFPP's receipt of a fairness opinion from its financial advisor; (o) RFPP's lack of ownership of the capital stock of AE; (p) environmental matters; and (q) information concerning persons who are or could be deemed to be affiliates of RFPP within the meaning of Rule 145 under the Securities Act of 1933.

    The representations and warranties of each of RFPP and AE will not survive the closing of the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of RFPP and AE has agreed that, prior to the consummation of the Merger, unless the other party agrees in writing or as otherwise required or permitted by the Merger Agreement, among other things, it (a) will conduct its operations according to its usual, regular and ordinary course in substantially the same manner as conducted prior to entering into the Merger Agreement; (b) will use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships; and (c) will not take actions that would (i) change its capital structure or the rights of its security holders,
(ii) prevent the Merger from qualifying as a tax-free reorganization, (iii) prevent the Merger from being accounted for as a pooling of interests transaction.

EXCLUSIVITY

    By entering into the Merger Agreement, RFPP agreed to thereupon cease any then existing discussions or negotiations with any and all persons (other than AE) with respect to acquisition of all or any material portion of the assets of, or any equity interest in, RFPP or any business combination with RFPP.

    RFPP also agreed that, following execution of the Merger Agreement, it would not encourage, solicit, participate in or initiate discussions or negotiations with any person or group (other than AE and its affiliates) concerning a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction involving RFPP (a "Transaction"). RFPP also agreed that it would not provide any non-public information regarding itself to any person or group in respect of a Transaction, unless and until (a) such person or group submits a written proposal to the RFPP Board relating to such Transaction (an "Alternative Proposal"), (b) such person or group enters into confidentiality agreements with RFPP with respect to the information being provided, and (c) the RFPP Board, by majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the RFPP Board's fiduciary duty.

EMPLOYEE MATTERS

    With respect to the RFPP Personnel that continue employment with RFPP following the Effective Time, AE has agreed to provide, for two years following the Effective Time, employee compensation and benefit plans, programs and arrangements which collectively for the RFPP Personnel, as a whole, are in the aggregate substantially comparable to the compensation and benefit plans, programs and arrangements generally provided to RFPP Personnel prior to the Effective Time. AE also has agreed that it will cause the benefit plans covering the RFPP Personnel to continue to recognize the service credit of such persons accrued as of the Effective Time under the RFPP benefit plans, for purposes of participation, eligibility and vesting of benefits, to the extent permissible by the terms of such benefit plans.

INDEMNIFICATION AND INSURANCE

    The RFPP Certificate and the Bylaws of RFPP (the "RFPP Bylaws") include provisions that provide indemnification to the current officers, directors and employees of RFPP and certain other specified persons ("Indemnified Persons"). AE has agreed that it will not cause such provisions to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of the Indemnified Persons with respect to actions or events occurring prior to the Effective Time. AE also has agreed to cause RFPP to maintain, for at least six years from the Effective Time, directors' and officers' liability insurance covering the RFPP directors and officers that are currently covered by RFPP's directors' and officers' liability insurance policy.

CONDITIONS

    The respective obligations of RFPP and AE to consummate the Merger are subject to the fulfillment of each of the following conditions, among others:
(a) the Merger Agreement and the transactions contemplated thereby shall have been approved by the holders of the issued and outstanding shares of capital stock of RFPP; (b) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (c) none of the parties to the Merger Agreement will be subject to any order or injunction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statement will have become effective under the Securities Act and no stop order with respect thereto shall be in effect, and all material approvals under state securities laws relating to the issuance or trading of the AE Common Stock to be issued to RFPP shareholders in connection with the Merger will have been received; (e) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement will have been obtained or made, except for filings in connection with the Merger and any other documents which may be required to be filed after the Effective Time; and
(f) the AE Common Stock to be issued to RFPP shareholders in connection with the Merger will have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

TERMINATION

    The Merger Agreement may be terminated (a) by mutual consent of AE and RFPP;
(b) by either AE or RFPP if (i) the Merger has not been consummated by December 31, 1998, or (ii) the RFPP shareholders do not approve the Merger at the Special Meeting, or (iii) a court or government or administrative agency takes action to restrain or prohibit the Merger; (c) by RFPP if the RFPP Board determines, in accordance with the Merger Agreement, that terminating the Merger Agreement and abandoning the Merger is required by its fiduciary duties; or (d) by AE if the RFPP Board withdraws or modifies in a manner materially adverse to AE its approval of the Merger Agreement or the Merger or recommends an Alternative Proposal. The Merger Agreement also may be terminated by the non-breaching party in the event of a material breach of any of the representations, warranties, covenants or agreements of the other party to the Merger Agreement.

TERMINATION FEE

    If (i) the Merger Agreement is terminated (A) by RFPP because the RFPP Board determines, in accordance with the Merger Agreement, that terminating the Merger Agreement and abandoning the Merger is required by its fiduciary duties; or (B) by AE because the RFPP Board withdraws or modifies in a manner materially adverse to AE its approval of the Merger Agreement or the Merger or recommends an Alternative Proposal, or (C) by either AE or RFPP, because the RFPP shareholders do not approve the Merger at the Special Meeting, and (ii) in any of such events, a proposal with respect to a Transaction has been made, and
(iii) within six (6) months after termination of the Merger Agreement, RFPP enters into an agreement with respect to a Transaction or a third party acquires beneficial ownership of 50.1% or more of the RFPP Common Stock then outstanding, then RFPP will be required to pay to AE a fee of $2,000,000. The fee would be payable within two (2) business days after execution of such agreement or consummation of such acquisition.

EXPENSES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as expressly provided in the Merger Agreement and except that the filing fee in connection with the filing of the Registration Statement with the Commission and the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus shall be shared equally by RFPP and AE.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of RFPP and AE, but after any such shareholder approval, no amendment will be made which by law requires the further approval of shareholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

                        COMPARISON OF THE RIGHTS OF RFPP
                              AND AE STOCKHOLDERS

GENERAL

    RFPP is a New Jersey corporation, subject to the provisions of the NJBCA. AE is a Delaware corporation, subject to the provisions of the Delaware General Corporation Law (the "DGCL"). If the Merger is consummated, the holders of RFPP Common Stock will become holders of AE Common Stock and their rights will then be governed by the Certificate of Incorporation of AE (the "AE Certificate"), the Bylaws of AE (the "AE Bylaws") and the DGCL. Set forth below are the material differences between the rights of an RFPP shareholder under the RFPP Certificate, the RFPP Bylaws and the NJBCA, on the one hand, and the rights of an AE stockholder under the AE Certificate, the AE Bylaws and the DGCL, on the other hand. This summary does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the NJBCA, the DGCL and the constituent documents of each corporation.

VOTING POWER

    If the Merger is completed, RFPP shareholders will hold between 3,500,000 and 4,000,000 (depending on the Exchange Ratio) of the 26,095,976 to 26,595,976 shares of AE Common Stock that would have been outstanding at the consummation of the Merger, had the Merger been consummated on August 31, 1998. Douglas S. Schatz, Chief Executive Officer, President and Chairman of AE, owns 12,139,500 shares of AE Common Stock, which will represent approximately 45.6% to 46.5% (depending on the Exchange Ratio) of the outstanding AE Common Stock subsequent to the Merger (based on the number of shares of AE Common Stock outstanding on August 31, 1998). Following the Merger, therefore, RFPP shareholders will not possess the same relative voting power on matters put to a vote of the stockholders of AE as they possessed prior to the Merger with respect to RFPP. See "Risk Factors--Control by Management and Principal Stockholder" and "Beneficial Ownership of AE Common Stock." Neither the RFPP Certificate nor the AE Certificate permits cumulative voting in the election of directors.

AUTHORIZED CAPITAL

    RFPP. The authorized capital stock of RFPP consists of 19,000,000 shares of RFPP Common Stock. As of August 31, 1998, 12,152,270 shares of RFPP Common Stock were outstanding.

    AE. The authorized capital stock of AE consists of 30,000,000 shares of AE Common Stock and 1,000,000 shares of AE Preferred Stock. As of August 31, 1998, 22,595,976 shares of AE Common Stock and no shares of AE Preferred Stock were outstanding. The AE Board of Directors is authorized to issue, without any further vote or action by the AE stockholders, Preferred Stock in series and to fix or alter the designation, powers, preferences and rights of the shares of each such series.

AMENDMENT OF CHARTER OR BYLAWS

    RFPP. Pursuant to the NJBCA, an amendment of the provisions of the RFPP Certificate generally requires the approval of the RFPP Board and the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon, if a quorum exists. However, the RFPP Certificate provides that an 80% vote of shareholders is required to alter, amend or repeal the provisions of the RFPP Certificate concerning the approval of certain business combinations involving Interested Shareholders (as defined therein). In accordance with the NJBCA and the RFPP Bylaws, the RFPP Board has the power to make, alter and repeal RFPP Bylaws, but Bylaws made by the RFPP Board may be altered and repealed, and new Bylaws made, by the stockholders at any regular or special meeting. The shareholders may prescribe that any particular Bylaw made by them may not be altered or repealed by the RFPP Board.

    AE. The DGCL provides that the certificate of incorporation of a corporation may be amended with the approval of the board of directors and the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class thereon, unless the corporation's charter requires a larger percentage. The AE Certificate provides that a 66 2/3% majority vote of all of the then-outstanding shares of voting stock, voting together as a single class, is required to alter, amend or repeal the provisions of the AE Certificate involving (i) the liability of directors to the corporation and (ii) amendments to the AE Certificate. The DGCL provides that the power to adopt, amend and repeal bylaws shall be in the stockholders entitled to vote; provided that any corporation may, in its certificate of incorporation, confer upon the directors the nonexclusive power to adopt, amend and repeal bylaws. The AE Certificate gives the AE Board the power to adopt, amend or repeal the AE Bylaws. The AE Certificate also provides that stockholders shall have the power to alter or amend the AE Bylaws or adopt new Bylaws only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    RFPP. Under the NJBCA, subject to any provisions contained in a New Jersey corporation's certificate of incorporation, the corporation's bylaws must specify the number of directors or provide that the number of directors not be less than a stated minimum or more than a stated maximum. The RFPP Bylaws provide that the total number of directors will be established by the RFPP Board from time to time and shall not be fewer than three nor more than twelve. RFPP currently has four directors. As permitted by the NJBCA, the RFPP Board is divided into three classes, each as nearly equal in number as possible, with one class being elected annually for staggered three-year terms.

    AE. The DGCL provides that the number of directors shall be fixed by, or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors. The AE Bylaws provide that the authorized number of directors of the corporation shall be fixed by resolution duly adopted by the AE Board. The number of directors currently authorized under such a Board resolution is six, and AE currently has six directors. Subject to the rights of holders of any series of AE Preferred Stock to elect additional directors under specified circumstances, AE directors are elected at each annual meeting of stockholders for a term of one year. The AE Certificate and the AE Bylaws do not provide for staggered terms of directors.

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
REMOVAL OF DIRECTORS

    RFPP. The NJBCA provides that, unless a corporation's certificate of incorporation otherwise provides, directors with staggered terms may be removed only for cause and requires that the removal of directors be approved by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. The RFPP Bylaws contain these same provisions with respect to a classified board of directors and further provide that the RFPP Board shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

    AE. The DGCL provides that, in the case of a corporation whose board of directors is not classified, directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under the DGCL and the AE Bylaws, and subject to the rights of the holders of any class or series of AE stock and any limitations improved by law, any director may be removed, with or without cause, by a majority of the outstanding shares, entitled to vote at an election of directors.

VACANCIES ON THE BOARD

    RFPP. The RFPP Bylaws provide that at each annual meeting of shareholders, if authorized by a resolution of the RFPP Board, directors may be elected to fill any vacancy on the RFPP Board regardless of how such vacancy shall have been created. The RFPP Bylaws further provide that any directorship not filled at the annual meeting, any vacancy, however caused, occurring in the RFPP Board, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the RFPP Board, or by a sole remaining director. A director so elected by the RFPP Board shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class of which such director has been elected expires and until such director's successor shall have been duly elected and qualified. Any directorship not filled by the RFPP Board may be filled by the shareholders at an annual meeting or at a special meeting of shareholders called for that purpose.

    AE. The AE Certificate provides that, subject to the rights of the holders of any series of AE Preferred Stock, any vacancies on the AE Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the AE Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the AE Board, and not by the stockholders. A director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

DIRECTOR CONFLICT OF INTEREST TRANSACTIONS

    RFPP. The NJBCA generally permits transactions between a New Jersey corporation and one of its directors or a corporation in which one of its directors is interested if: (i) the contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; (ii) the common directorship or interest is disclosed or known to the board or committee and the board or committee authorizes, approves or ratifies the contract or transaction by unanimous written consent, provided at least one director consenting is disinterested, or by the affirmative vote of a majority of the disinterested directors even though less than a quorum; or (iii) the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction. Under the NJBCA, a New Jersey corporation may loan money to, or guarantee the obligation of, a director if, in the judgment of the board, such action may reasonably be expected to benefit the corporation.

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
    AE. The DGCL generally permits transactions between a Delaware corporation and one of its directors or officers or a corporation in which one of its directors or officers is a director or officer or has a financial interest if:
(i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors even though less than a quorum; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and they specifically approve in good faith by vote the contract or transaction, or (iii) the contract or transaction is fair as to the corporation at the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. Under the DGCL, a Delaware corporation may loan money to, or guarantee the obligation of, any officer or employee of the corporation, including an officer or employee who is a director whenever, in the judgment of the board, such action may reasonably be expected to benefit the corporation.

STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING

    RFPP. The RFPP Bylaws provide that special meetings of shareholders may be called by the President of the corporation or by a majority of the RFPP Board. Additionally, under the NJBCA, such a special meeting may be called for good cause shown by the holders of not less than 10% of all the outstanding shares of RFPP stock entitled to vote at the meeting. The RFPP Bylaws provide that, unless otherwise provided by the RFPP Certificate (such as in connection with certain business combinations) or by law, a majority of the votes cast is generally required for any action, other than the election of directors, by the shareholders of RFPP, provided that a quorum is present. In general, the holders of shares entitled to cast a majority of the votes at an RFPP shareholder meeting will constitute a quorum. However, whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of shares entitled to cast the majority of the votes of such class or series shall constitute a quorum for the transaction of such specified item of business.

    The NJBCA provides, and the RFPP Certificate and RFPP Bylaws allow, that any action required or permitted to be taken at a shareholder meeting, other than the annual election of directors, may be taken without a meeting, without prior notice and without a vote, upon the written consent of the shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting. Except under certain circumstances in which it solicited consents or proxies for consents from all shareholders who would have been entitled to vote at a meeting and gave notice to all other shareholders who would have been entitled to notice at a meeting, the corporation, upon receipt and tabulation of the requisite number of written consents, must promptly notify all non-consenting shareholders, who would have been entitled to notice of a meeting to vote upon such action, of the action consented to, the proposed effective date of such action, and any conditions precedent to such action. Such notification must be given at least 20 days in advance of the proposed effective date of such action in the case of any action taken pursuant to Chapter 10 of the NJBCA (relating to mergers, consolidation, acquisition of all capital shares of a corporation and sale of assets), and at least 10 days in advance in the case of any other action.

    AE. The AE Certificate provides that special meetings of stockholders may be called by the Chairman of the AE Board, the Chief Executive Officer, or the AE Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The AE Bylaws further provide that special meetings of stockholders may also be called by the President or by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting. A request for a special meeting called by any person or persons other than the AE Board must be in writing, specifying the general nature of the business proposed to be transacted, and must be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to

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
the Chairman of the AE Board, the President or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The AE Bylaws provide that, except as otherwise provided by law, the AE Certificate (such as in connection with changes to the Bylaws and certain articles of the AE Certificate) or the AE Bylaws, all action taken by the holders of a majority of the vote cast, excluding abstentions, at any meeting of stockholders at which a quorum is present, will be valid and binding on AE. In general, the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. However, where a separate vote by class or series is required, except where otherwise provided by law, the AE Certificate or the AE Bylaws, a majority of the outstanding shares of such class or series shall constitute a quorum with respect to the vote on that matter.

    The DGCL and the AE Bylaws each provide that, unless otherwise provided in the AE Certificate, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER PROPOSALS; NOMINATION OF DIRECTORS BY STOCKHOLDERS

    RFPP. The RFPP Bylaws provide that a shareholder who is a shareholder of record on the record date for a shareholder meeting and who will continue to be entitled to vote at the meeting may specify business to be conducted at the meeting by providing a written notice to the corporation setting forth: (i) a general description of each item of business to be brought before the meeting,
(ii) the name and address of the shareholder proposing to bring such item of business before the meeting, and (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting. The aforementioned notice must be addressed to the President of the corporation and delivered personally to, or be mailed to and received by, the corporation at its principal executive offices ten (10) days prior to the date of the meeting, or if less than ten (10) days notice of the meeting is provided, on the third day prior to the meeting. The presiding officer of the meeting may refuse to consider any business that is brought before any meeting of RFPP shareholders otherwise than as provided above.

    The RFPP Bylaws also provide that any RFPP shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting by written notice of such shareholder's intention to make such nomination or nominations. Such notice must be addressed to the Secretary of the corporation and delivered personally to, or be mailed to and received by, RFPP at its principal executive offices not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety
(90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such notice must set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated, (ii) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee as would have been required in a proxy statement under the proxy rules of the Exchange Act had the nominee been nominated by the RFPP Board, and (v) the written consent of each nominee to serve as a director if elected. The presiding officer of the meeting may declare invalid any nomination not made in compliance with the foregoing procedure.

    AE. The AE Bylaws provide that a stockholder may bring business before an annual meeting by giving notice thereof in writing to the Secretary of the corporation. Such notice must be delivered to or

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
mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation, fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on AE's books, of the stockholder proposing such business, (iii) the class and number of shares of AE which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Further, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. The chairman of the annual meeting will, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and will declare that any such business shall not be transacted.

    The AE Bylaws also provide that any stockholder of the corporation entitled to vote in the election of directors at a meeting of stockholders may nominate persons at the meeting for election as directors. Such nominations must be made pursuant to timely notice in writing to the Secretary of AE in accordance with the notice provisions above. Such stockholder's notice must set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of AE which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided as set forth in the immediately preceding paragraph. At the request of the AE Board, any person nominated by a stockholder for election as a director shall furnish to the Secretary of AE that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. The chairman of the annual meeting will, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the prescribed procedures and will declare that the defective nomination shall be disregarded.

REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS

    RFPP. Under the NJBCA, absent circumstances described below under "--Certain Business Combinations and Share Purchases", the consummation of a merger or consolidation involving RFPP, a corporation incorporated after January 1, 1969, as a constituent corporation requires the approval of the RFPP Board and the affirmative vote of a majority of the votes cast by the holders of RFPP stock entitled to vote thereon, unless RFPP is the surviving corporation and (i) the RFPP Certificate is not amended, (ii) the shareholders of RFPP whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and

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
rights, immediately after the merger, and (iii) the number of voting shares and participating shares outstanding after the merger, plus any such shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participating shares of RFPP before the merger. Similarly, a sale of all or substantially all of RFPP's assets outside of the regular course of business, or a voluntary dissolution of RFPP, requires the approval of the RFPP Board and the affirmative vote of a majority of the votes cast by the holders of RFPP shares entitled to vote thereon.

    AE. Under the DGCL, the consummation of a merger or consolidation involving AE as a constituent corporation requires the adoption by the AE Board of a resolution approving an agreement of merger or consolidation and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon at an annual or special meeting of stockholders for the purpose of acting on the agreement. Notwithstanding the foregoing, no vote of AE stockholders is required to authorize the merger if AE is the surviving corporation and (i) the agreement of merger does not amend in any respect the AE Certificate, (ii) each share of stock of AE outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of AE after the effective date of the merger and (iii) either no shares of common stock of AE and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of AE to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of AE outstanding immediately prior to the effective date of the merger.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

    RFPP. Under the NJBCA, any shareholder of RFPP who has been a shareholder for at least six months or who holds, or is authorized by persons who hold, at least five percent of the outstanding shares of any class or series of stock of RFPP has the right, upon at least five days' written demand, for any proper purpose, to inspect the minutes of the proceedings of RFPP shareholders and record of shareholders. Further, a court may compel the production for examination by a shareholder of the books and records of account, minutes, and record of shareholders of RFPP upon proof by such shareholder of proper purpose.

    In addition, pursuant to the NJBCA and the RFPP Bylaws, the Secretary of RFPP or other officer or agent having charge of the stock transfer books or shares of the corporation is required to prepare a complete list of the shareholders entitled to vote at a shareholders' meeting or any adjournment thereof. Such list, among other things, must be available at the time and place of the meeting and is subject to inspection by any shareholder for reasonable periods during the meeting.

    AE. Under the DGCL, any stockholder shall have the right to inspect AE's stock ledger, a list of its stockholders and its other books and records upon written demand under oath stating the purpose thereof if the demand for inspection is made for a proper purpose. Further, a stockholder may apply to the Court of Chancery for an order to compel such inspection and the Court may summarily order the corporation to permit the stockholder to inspect the corporation's stock ledger, an existing list of stockholders and its other books and records.

    In addition, pursuant to the DGCL and the AE Bylaws, the Secretary of AE is required to prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting and must also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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
DIVIDENDS AND OTHER DISTRIBUTIONS

    RFPP. Under the NJBCA, and subject to any restrictions in its certificate of incorporation, a corporation may declare and pay dividends or purchase, redeem or otherwise acquire its own shares unless, after giving effect thereto,
(i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities.

    AE. Under the DGCL, the board of directors may declare and pay dividends upon shares of the corporation's capital stock either (i) out of the corporation's surplus (defined as the excess, if any, of the net assets of the corporation over the capital of the corporation) or (ii) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, so long as the declaration and payment of such dividends do not violate the corporation's certificate of incorporation. Under the DGCL, a corporation may repurchase shares of its stock so long as such repurchase does not violate the corporation's certificate of incorporation and so long as such purchase is not made when the capital of the corporation is impaired or if such repurchase would cause any impairment of capital, except that a corporation may repurchase shares out of capital under certain circumstances.

CERTAIN BUSINESS COMBINATIONS AND SHARE PURCHASES

    RFPP. The NJBCA contains a provision, known as the New Jersey Shareholders Protection Act (Sections 14A:10A-1 through 14A:10A-6 of the NJBCA), which provides that a resident domestic corporation, such as RFPP, may not engage in any "business combination" (defined to include, among other things, mergers, share exchanges and asset sales) with any "interested stockholder" (generally, a 10% or greater stockholder) of such corporation for a period of five years following that interested stockholder's stock acquisition date unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition date. A resident domestic corporation, such as RFPP, cannot opt out of the foregoing provisions.

    In addition to the foregoing, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the stock acquisition date, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose, or (iii) a business combination in which the interested stockholder pays a formula price to all other stockholders satisfying certain "fair-price" conditions. The business combination statute will not be applicable to the Merger because the Merger was approved by the RFPP Board prior to AE becoming an interested stockholder.

    The RFPP Certificate contains a business combination Article similar in structure to the New Jersey statute. A "Business Combination" (defined similarly to the New Jersey provision) with any "Interested Shareholder" (generally, a 20% or greater stockholder) requires, in addition to any affirmative vote required by law or by any other provision of the RFPP Certificate, the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors; provided, however, that this 80% voting requirement shall not be applicable, and only such affirmative vote as is required by law and any other provision of the certificate of incorporation shall be applicable, to a Business Combination that (i) shall have been approved by a majority of the Disinterested Directors (as defined therein) or (ii) in which the Interested Shareholder pays a formula price to all other stockholders satisfying certain "fair-price" conditions. The 80% voting requirement of this Article of the RFPP Certificate will not be applicable to the Merger because the Merger was approved by the RFPP Board.

    Under the NJBCA, a director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of

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
the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers and customers, (ii) the effects of the action on the community in which the corporation operates, and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.

    The existence of the foregoing provisions could (i) result in RFPP being less attractive to a potential acquiror and (ii) result in RFPP shareholders receiving less for their shares of RFPP Common Stock than otherwise might be available in the event of a takeover attempt.

    AE. Under the DGCL, a corporation such as AE may not engage in any "business combination" (defined to include mergers, share exchanges and asset sales) with any "interested stockholder" (generally, a 15% or greater stockholder) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the time that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon consummation of the transaction by which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares owned by officers and directors of the corporation and employee stock plans), or
(iii) at or subsequent to the time that such person became an interested stockholder, the business combination is approved by both the board of directors of the corporation and the affirmative vote at an annual or special meeting of stockholders of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

    The foregoing provisions could have the effect of making it more difficult for AE stockholders to acquire, or of discouraging a third party from attempting to acquire, control of AE. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the AE Common Stock. See "Risk Factors--Anti-takeover Provisions."

DIRECTOR AND OFFICER EXCULPATION AND INDEMNIFICATION

    RFPP. The NJBCA provides that a corporation may indemnify against certain liabilities and expenses a director, officer, employee or agent of the corporation who is made a party to a proceeding by reason of his or her service in such capacity if (i) the director, officer, agent or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. However, under the NJBCA, no such indemnification may be made to or on behalf of such director, officer, employee or agent if a judgment or other final adjudication establishes that such person's acts or omissions were (i) in breach of such person's duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. The NJBCA also provides that a corporation may not indemnify a director, officer, agent or employee if such person was found liable to the corporation in a proceeding by or in the right of the corporation unless, upon proper application, the Superior Court or court in which such proceeding was brought finds such indemnification proper in view of all the circumstances of the case. The NJBCA requires a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding by reason of his or her service in such capacity to the extent that such individual has been successful in such proceeding. The NJBCA permits a corporation to advance expenses to a director, officer, employee or agent of the corporation under certain conditions.

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
    The RFPP Certificate provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors or officers of RFPP shall not be liable to RFPP or its shareholders for breach of any duty owed to RFPP or its shareholders, except that such liability may not be eliminated for any act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. The RFPP Bylaws provide for indemnification of each corporate agent, except to the extent expressly prohibited by applicable law, against expenses and liabilities in connection with any proceeding involving such agent by reason of his having been such corporate agent, including the advancement of expenses incurred in connection with any such proceeding prior to its final disposition.

    AE. The DGCL provides that a corporation may indemnify against certain liabilities and expenses of an officer, director, employee or agent of the corporation, or a person serving at the request of the corporation as a director, officer, employee or agent of another entity, who is made a party to certain proceedings by reason of his or her service in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the DGCL, a corporation may not indemnify any person with respect to any claim or issue as to which such person was found liable to the corporation, unless indemnification of expenses is determined by a court to be fair and reasonable in view of all the circumstances of the case. The DGCL provides that a corporation must indemnify against reasonable expenses a present or former director or officer of the corporation who is made a party to any action, suit or proceeding by reason of his or her service in such capacity and who is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein. The DGCL permits a corporation to advance expenses prior to the final disposition of such action, suit or proceeding to a director or officer under certain conditions.

    The AE Certificate provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under provisions of Delaware law related to unlawful payment of dividends or unlawful stock purchase or redemotion, or (iv) for any transaction from which the director derived an improper personal benefit. The AE Certificate further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The AE Bylaws provide that the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the AE Board, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL, or
(iv) such indemnification is required to be made in connection with a lawsuit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses. The AE Bylaws also (i) provide that the corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the DGCL and (ii) provide under certain conditions for the advancement of expenses to present or former directors or executive officers of AE or to persons who serve or served at the request of the corporation as a director or executive officer of another entity.

DISSENTERS' APPRAISAL RIGHTS

    RFPP. The NJBCA generally provides for dissenters' rights in connection with any merger or consolidation to which the corporation is a party or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. However, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote on the transaction or (ii) generally, any transaction in connection with which the stockholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) cash and such securities. A shareholder of a corporation may also dissent from any statutorily compelled acquisition of shares owned by such shareholder in connection with an offer by another New Jersey corporation to exchange its shares for all the shares of a class or series of securities of such corporation, provided (i) that such shareholder did not accept the offer and (ii) the statutory minimum requirement of acceptance by not less than 90% of the shares to which the offer relates was met. Any shareholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction.

    Based on the foregoing criteria, the holders of RFPP Common Stock have no appraisal rights in connection with the Merger.

    AE. The DGCL generally provides for the availability of appraisal rights for a holder of shares of any class or series of stock of a Delaware corporation which is a constituent corporation in a merger or consolidation, if such stockholder continuously holds such shares through the effective date of the merger or consolidation, otherwise complies with statutory requirements for perfection of such appraisal rights, and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to DGCL consent provisions. However, no such appraisal rights are available for shares of stock either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (ii) held of record by more than 2,000 holders; further, no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation in connection with a merger of Delaware corporations. Such appraisal rights generally are not available to stockholders in a merger or consolidation who receive only (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which on the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing. Any stockholder that perfects dissenters' rights under the DGCL is entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares.

VOLUNTARY DISSOLUTION

    RFPP. Under the NJBCA, RFPP may be dissolved upon the signing of a certificate of dissolution by all of its shareholders entitled to vote thereon or, alternatively, if the RFPP Board recommends that RFPP be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, RFPP may be dissolved upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of RFPP is entitled to vote as a class, upon the affirmative vote of a majority of the votes cast by each such class.

    AE. Under the DGCL, AE may be dissolved upon the written consent by all of its stockholders entitled to vote thereon or, alternatively, if the AE Board adopts a resolution to that effect by a majority of the whole AE Board at any meeting called for that purpose, AE may be dissolved upon the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

                          BUSINESS OF ADVANCED ENERGY

GENERAL

    Advanced Energy is a leading supplier of power conversion and control systems incorporated in plasma-based thin film production equipment. AE's systems are key elements of semiconductor, data storage, flat panel display, and a range of other industrial manufacturing equipment that utilize gaseous plasmas to deposit or etch thin film layers on materials or substrates such as silicon, glass and metals. The effectiveness of plasma-based production processes depends in large part on the quality of the electrical power used to ignite and manipulate the plasma. AE's power conversion and control systems refine, modify and control the raw power from a utility and produce power which is uniform, predictable and precisely repeatable to permit the production of identical films of unvarying thickness on a mass scale. AE's systems are used in an array of thin film processes such as physical vapor deposition, etch, chemical vapor deposition, plasma-enhanced chemical vapor deposition and ion implantation, as well as a broad range of thin film applications such as the production of semiconductors, magnetic hard disks, CD-ROMs, audio and video discs, thin film heads, liquid crystal displays and optical, glass and automobile coatings. AE's customers include Applied Materials, Lam Research, Balzers/Leybold, Eaton, Intevac, Multi-Arc, Novellus, Singulus Technologies, Sputtered Films and ULVAC Technologies.

    AE is seeking, as part of its long-term strategy, opportunities that will allow it to diversify and generate business in growth sectors that are not related to the thin film applications that AE has historically served. The first step in achieving that objective was the acquisition of Tower in August 1997. Tower designs and manufactures products for non-thin film applications, including power supplies for use in modems, non-impact printers, night vision goggles and laser devices. The acquisition of Tower expands AE's technology and customer base. Representative customers of Tower include U.S. Robotics, VideoJet Systems International and ITT.

    Since inception, AE has sold over 100,000 power conversion and control systems, not including sales by Tower. Sales to customers in the semiconductor equipment industry accounted for approximately 64% of AE's total sales in 1996 and approximately 58% in 1997. Sales to such customers accounted for approximately 54% of AE's total sales in the first six months of 1998. AE sells its systems primarily through direct sales personnel to customers in the United States, Japan and Europe. AE also sells through distributors to customers in Singapore, China, Japan, France, Italy, Israel, South Korea and Taiwan. Sales to customers outside the United States accounted for approximately 24% of AE's total sales in 1996 and 25% in 1997. Sales to such customers accounted for approximately 27% of AE's total sales in the first six months of 1998.

MARKETS

    A majority of AE's sales historically have been made to customers in the semiconductor equipment industry. Increasingly, AE's power conversion and control systems are also used in other markets, including flat panel display, data storage and various industrial applications. The following is a discussion of the major markets for AE's systems:

    SEMICONDUCTOR MANUFACTURING EQUIPMENT MARKET. AE's products are sold primarily to semiconductor equipment manufacturers for incorporation into equipment used to make integrated circuits. AE's products are currently employed in a variety of applications, including deposition, etch, ion implantation and megasonic cleaning. The precision control over plasma processes afforded by the use of AE's power conversion and control systems allows its customers to manufacture semiconductor fabrication systems that produce integrated circuits with reduced feature size and increased speed and performance. AE anticipates that the semiconductor industry will continue to be a substantial part of its business for the foreseeable future.

    FLAT PANEL DISPLAY MANUFACTURING EQUIPMENT MARKET. AE also sells its systems to manufacturers of flat panel displays (FPDs) and flat panel projection devices (FPPs), both of which have fabrication processes similar to those employed in manufacturing integrated circuits. FPDs produce bright, sharp, large, color-rich images on flat, lightweight screens, such as notebook computer monitors. Currently, there are three major types of FPDs: liquid crystal displays, field emitter displays and gas plasma displays. Two types of FPP, another emerging display technology, are currently in production: liquid crystal projection and digital micro-mirror displays. AE sells its products to all three of the active FPD markets, as well as to each of the FPP markets.

    DATA STORAGE MANUFACTURING EQUIPMENT MARKETS. AE's products are sold both to data storage equipment manufacturers and to data storage device manufacturers for use in producing a variety of products, including compact discs, computer hard disks (both media and thin film heads), CD-ROMs and digital video discs. These products use a PVD sputtering process to produce optical and magnetic thin film layers, as well as a protective wear layer. In this market the trend towards higher recording densities is driving the demand for increasingly dense, thinner and more precise films. The use of equipment incorporating magnetic media to store analog and digital data continues to expand with the growth of the laptop, desktop, and workstation computer markets.

    THIN FILM INDUSTRIAL MARKETS. AE sells its products to both OEMs and producers of end products in a variety of industrial markets. Thin films for optical purposes are used in the manufacture of many industrial products, including solar panels, architectural glass, eyeglasses, lens coatings, bar-code readers and front surface mirrors. Thin films of diamond coatings and other materials are now being applied to products in plasma-based processes to strengthen and harden surfaces on such diverse products as tools, automotive parts and hip joint replacements. A variety of industrial packaging applications, such as decorative wrapping and food packaging, are also enabled by thin film processes utilizing AE's products. The advanced thin film production processes allow precise control of various optical and physical properties, including color, transparency and electrical and thermal conductivity. The improved adhesion and high film quality resulting from plasma processing makes it the preferred method of applying the thin films. Many of these industrial applications require power levels substantially greater than those used in AE's other markets.

    OTHER INDUSTRIAL MARKETS. AE's subsidiary Tower Electronics sells low-wattage power supplies to OEMs in the telecommunications, non-impact printing and laser markets. As an example, Tower Electronics provides U.S. Robotics with three models of power supplies that are used in modems for Internet service providers. They also provide products to the largest manufacturer of non-impact printers used for printing date codes and lot information on beverage cans.

CUSTOMERS

    AE has sold its systems worldwide to more than 100 OEMs and directly to more than 500 end-user customers. Since inception, AE has sold more than 100,000 power conversion and control systems. AE's largest customers are involved principally in the semiconductor market. AE also has significant customers in the data storage equipment, flat panel display equipment and industrial markets. Sales to Applied Materials and Lam Research accounted for approximately 47% of AE's total sales in 1996 and approximately 44% in 1997. Such customers accounted for approximately 35% of AE's total sales in the first six months of 1998. AE expects that sales of its products to Applied Materials and Lam Research will continue to account for a high percentage of its sales in the foreseeable future. Representative customers of AE include:

            Applied Materials                 Materials Research division of Tokyo Electron
             Balzers/Leybold                                    Motorola
              CVC Products                                      Novellus
         First Light Technology                        Optical Coating Laboratory
                 Fujitsu                                          Sony
             Hewlett-Packard                                 Sputtered Films
                   IBM                                      Texas Instruments
                 Intevac                                          Ulvac
                  Komag                                       U.S. Robotics
              Lam Research                                       Verteq
                                                         Videojet International

MARKETING, SALES AND SERVICE

    AE sells its systems primarily through direct sales personnel to customers in the United States, Japan and Europe. In the United States, AE's sales personnel are located at AE's headquarters in Fort Collins, Colorado, and in regional sales offices in Milpitas, California; Concord, Massachusetts; and Austin, Texas. To serve customers in Asia and Europe, AE has offices in Tokyo, Japan; Filderstadt, Germany; Bicester, United Kingdom; and Seoul, South Korea; which have primary responsibility for sales in their respective markets. AE also sells to customers in Japan through Landmark Technology Corporation and has distributors and sales representatives in Singapore, China, France, Italy, Israel, South Korea and Taiwan. Tower Electronics, located in Fridley, Minnesota, sells through manufacturer's representatives.

    Sales to customers outside the United States accounted for approximately 24% of AE's total sales during 1996 and approximately 25% in 1997. Sales to such customers accounted for approximately 27% of AE's total sales in the first six months of 1998. AE expects sales outside the United States to continue to represent a significant portion of future sales. Although AE has not experienced any significant difficulties in connection with its international sales, such sales are subject to certain risks. See "Risk Factors--Risks Associated with International Sales." In addition, the future performance of AE will depend, in part, upon its ability to compete successfully in Japan, one of the largest markets for semiconductor fabrication equipment and flat panel display equipment, and a major market for data storage and other industrial equipment utilizing AE's systems. The Japanese market has historically been difficult for non-Japanese companies to penetrate. Although AE and a number of its significant non-Japanese customers have begun to establish operations in Japan, AE or its customers might not be able to maintain or improve their competitive positions in Japan. See "Risk Factors--The Asian Financial Crisis."

    AE believes that customer service and technical support are important competitive factors and are essential to building and maintaining close, long-term relationships with its customers. The AE Company maintains service offices in Fort Collins, Colorado; Milpitas, California; Tokyo, Japan; Filderstadt, Germany and Seoul, South Korea. Tower Electronics' service office is in Fridley, Minnesota.

    AE offers warranty coverage for its systems for periods ranging from 12 to 24 months after shipment against defects in design, materials and workmanship.

INTELLECTUAL PROPERTY

    AE has a policy of seeking patents on inventions governing new products or technologies as part of its ongoing research, development and manufacturing activities. AE currently holds twelve United States patents and two foreign patents covering various aspects of its products, and has other applications pending in the United States, Europe and Japan. See "Risk Factors--Intellectual Property".

COMPETITION

    The markets AE serves are highly competitive and characterized by rapidly evolving technology. Significant competitive factors in AE's markets include product performance, price, quality and reliability and level of customer service and support. AE believes that it currently competes effectively with respect to these factors, although it might not be able to compete effectively in the future. In addition, the markets in which AE competes have seen an increase in global competition, especially from Japanese-based and European-based equipment vendors. See "Risk Factors--Competition."

EMPLOYEES

    At August 31, 1998, AE and its subsidiaries had a total of approximately 800 employees, of whom approximately 760 are full-time continuous employees. None of such employees is represented by a union, and AE has never experienced a work stoppage. AE utilizes temporary employees as a means to provide additional staff while reviewing the performance of the temporary employee. In August 1998, AE reduced its work force by approximately 14% as part of a broad restructuring program. See "--Recent Developments." AE considers its employee relations to be good.

RECENT DEVELOPMENTS

    Recently, many of AE's customers in the semiconductor equipment industry have experienced significantly reduced demand for their products and, as a result, have significantly reduced their orders from AE. In the second quarter of 1998, AE's total sales dropped to approximately $26.2 million from $36.7 million (in the first quarter of 1998). AE has announced that it expects sales again to drop in the third quarter of 1998.

    In August 1998, AE commenced a broad restructuring program, involving the layoff of approximately 14% of its total work force and the closure of two of its six facilities in Fort Collins, Colorado. The layoff consisted of 106 full-time employees (representing approximately 12% of AE's continuous employees) and 22 temporary employees (representing approximately 40% of AE's temporary employees). As a result of the restructuring program, AE will take a $1.8 million non-recurring charge against earnings in the third quarter of 1998. AE expects the restructuring program, when fully implemented, will reduce its fixed annual operating costs by approximately $7.5 million.

                              BUSINESS OF RF POWER

    RF Power Products designs, manufactures and markets radio frequency power delivery systems, consisting of generators and matching networks. The generator provides the radio frequency power and the matching network provides the power flow control to the customer's equipment. RFPP's products are sold principally to semiconductor capital equipment manufacturers. RFPP's power delivery systems are a critical component of the process chambers of semiconductor manufacturing equipment. RF Power offers semiconductor capital equipment manufacturers power delivery systems that cover a wide range of power and frequency levels and are adjustable to the precise power and frequency levels required by the manufacturers. RFPP's products are also sold to capital equipment manufacturers in the flat panel display and thin film disk media industries.

    RFPP's products are flexible and RFPP offers specialized design engineering to its customers in order to integrate RFPP's products into specific applications. RFPP believes its products may have applications in a number of other industries, including medical and surgical instrumentation, food processing and preparation and materials processing.

    RFPP's power delivery systems incorporate a microprocessor into the power generator, enabling RFPP and the customer to have the benefit of performance and application enhancements. The benefits to RFPP include the ability to perform self diagnosis during final testing and during first service procedures.

The benefits to the customer include the ability to program the generator through a wide range of performance specifications as well as to communicate with the generator from a central controller via communication ports. In addition, the cluster tool systems used in computer integrated manufacturing production lines enable the customer to command, control and communicate with the power source. RFPP believes that this ability is a valuable asset in production control. The microprocessor-controlled power delivery system enables RFPP to customize the software included in its generators to the specific needs of a customer.

    RFPP markets and sells its products in three principal markets: the United States, Europe and Asia Pacific. RFPP markets its products through a direct sales force in the United States from its headquarters in Voorhees, New Jersey and its regional offices in Santa Clara, California and Austin, Texas. The European market is supported directly through RFPP's United Kingdom office. In the Asia Pacific market, RFPP markets its products through technical sales representatives in Korea and Taiwan and through a distributor in Japan. RFPP has an employee in Korea to provide technical support to current and potential Korean customers.

RECENT DEVELOPMENTS

    RFPP reduced its workforce by 25% during the third quarter of 1998 through a combination of attrition and layoffs totaling 40 employees, bringing the total current headcount down to 120 employees. The majority of the positions eliminated were in the manufacturing area, although all groups were affected. RFPP expects the workforce reduction to reduce its fixed annual operating costs by approximately $1.0 million.

    Since April 1998, RFPP has initiated various cost cutting measures including one-week plant shutdowns and a reduction in the salaries of members of senior management. The workforce reduction and other measures were carried out in response to market conditions of continued weak demand for RFPP's products from semiconductor capital equipment manufacturers.

                    BENEFICIAL OWNERSHIP OF AE COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of AE Common Stock as of August 31, 1998, and as adjusted as of such date to reflect the acquisition of AE Common Stock by the RFPP shareholders as a result of the Merger. The adjustments reflected below assume (1) the issuance of 3,750,000 shares of AE Common Stock to the RFPP shareholders and (2) an Exchange Ratio of 0.3086. The information below is provided with respect to (a) each person, including executive officers, who is known by AE to be the beneficial owner of more than five percent of the outstanding AE Common Stock, (b) all of AE's current directors and executive officers as a group, and (c) all of RFPP's current executive officers and directors as a group. The number of shares of AE Common Stock "beneficially owned" by a person includes those shares which such person has the right to acquire within 60 days of August 31, 1998 but does not actually own. As used in this table, unless otherwise noted, the named beneficial owner has the sole power to vote or dispose of, or to direct the voting or disposition of, the shares or the right to acquire such power within 60 days of August 31, 1998 with respect to any shares.

                                                                      SHARES        APPROXIMATE        SHARES       APPROXIMATE
                                                                   BENEFICIALLY       PERCENT       BENEFICIALLY      PERCENT
                                                                   OWNED PRIOR      OWNED PRIOR        OWNED           OWNED
                                                                      TO THE          TO THE         AFTER THE       AFTER THE
NAME                                                                  MERGER         MERGER(1)         MERGER        MERGER(2)
----------------------------------------------------------------  --------------  ---------------  --------------  -------------
Douglas S. Schatz (3)...........................................      12,139,500          53.7         12,139,500         46.1
G. Brent Backman (4)............................................       2,214,000           9.8          2,214,000          8.4
Capital Guardian Trust Company (5)..............................       1,204,000           5.3          1,204,000          4.6
All AE directors and executive officers as a group (11 persons)
  (6)(7)(8).....................................................      15,391,771          67.5         15,391,771         58.0
All RFPP directors and executive officers as a group (6 persons)
  (9)...........................................................               0        --                474,248          1.8

------------------------

(1) Based on 22,595,976 shares of AE Common Stock outstanding as of August 31, 1998.

(2) Based on 26,345,976 shares of AE Common Shares outstanding following the Merger.

(3) Mr. Schatz is President, Chief Executive Officer and Chairman of the Board of AE. His address is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

(4) Mr. Backman is Vice President, Special Projects, Assistant Secretary and a director of AE. His address is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

(5) Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the Securities and Exchange Commission by Capital Guardian Trust Company ("Capital") on July 9, 1998. According to the
    Schedule 13G, Capital beneficially owns AE Common Stock as a result of serving as an investment manager of various institutional accounts. Capital has sole voting power over 980,500 shares of AE Common Stock and sole investment power over 1,204,000 shares of AE Common Stock. Capital disclaims beneficial ownership of all of the 1,204,000 shares. The address of Capital is 333 South Hope Street, Los Angeles, California 90071.

(6) The shares of AE Common Stock that the directors and executive officers of AE collectively have the right to acquire within 60 days of August 31, 1998, pursuant to stock options granted by AE (211,260 shares), are deemed to be outstanding for purposes of calculating the percentage of AE Common Stock held by such persons. 13,341 of such shares are subject to options held by the spouse of an executive officer of AE, Brenda Scholl, a business unit manager for AE.

(7) Includes 200 shares held of record in joint tenancy by the spouse of an executive officer of AE and a person unrelated to the executive officer. The executive officer disclaims beneficial ownership of these shares.

(8) Does not include shares that will be beneficially owned after the Merger by directors and executive officers of RFPP who will become directors and executive officers of AE following the Merger.

(9) Includes (a) the shares of AE Common Stock that the directors and executive officers of RFPP collectively would have the right to acquire pursuant to Substituted Options, within 60 days of August 31, 1998, had the Merger been consummated by such date (53,311 shares), (b) the shares subject to the portion of the option to be granted to Dr. Stach (pursuant to the Employment Agreement) that will be vested within 60 days of the Effective Time (52,500 shares), and (c) the shares subject to the portions of the options to be granted to Messrs. Starek and Zafiropoulo (upon becoming outside directors of AE) that will be vested within 60 days of the Effective Time (5,000 shares). See "The Merger--Interests of Certain Persons in the Merger."

    Upon becoming employees of AE, and from time to time thereafter, certain officers and employees of RFPP may be granted options to acquire AE Common Stock under AE's 1995 Stock Option Plan. The foregoing table does not reflect any of these option grants.

                                    EXPERTS

    The AE Consolidated Financial Statements have been incorporated by reference in this Proxy Statement/Prospectus in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The Consolidated Financial Statements of RF Power Products, Inc. as of November 30, 1997 and 1996 and for the years then ended, included in the Annual Report on Form 10-K of RF Power Products, Inc. for the fiscal year ended November 30, 1997, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

    The Consolidated Financial Statements of RF Power Products, Inc. as of November 30, 1995 and for the year ended November 30, 1995, included in the Annual Report on Form 10-K of RF Power Products, Inc. for the fiscal year ended November 30, 1997, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance on the report of Grant Thornton LLP, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

    It is expected that representatives of KPMG Peat Marwick LLP will be present at the Special Meeting to respond to appropriate questions and to make a statement if they desire.

                                 LEGAL MATTERS

    The validity of the AE Common Stock to be issued by AE in connection with the Merger and certain tax matters relating to the Merger will be passed upon for AE by Thelen Reid & Priest LLP, San Francisco, California. Certain tax matters relating to the Merger will be passed upon for RFPP by Dewey Ballantine LLP, New York, New York.

                   INCORPORATION OF INFORMATION BY REFERENCE

    The Commission permits AE and RF Power to "incorporate by reference" certain information into this Proxy Statement/Prospectus. This means that we can disclose important information to you by referring you to other documents that are filed with the Commission.

    The following documents which have been filed with the Commission by AE are specifically incorporated by reference into this Proxy Statement/Prospectus:

    (a) Annual Report on Form 10-K for the year ended December 31, 1997, filed March 28, 1998 (the "AE 1997 Form 10-K");

    (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed May 14, 1998;

    (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 7, 1998;

    (d) Current Report on Form 8-K dated August 15, 1997, filed August 19, 1997, as amended on Form 8-K/A, filed September 16, 1997, relating to AE's acquisition of Tower Electronics, Inc.; and

    (e) The description of the AE common stock contained in AE's Registration Statement on Form 8-A filed on October 12, 1995, and any amendment or report filed for the purpose of updating such description.

    The following documents which have been filed with the Commission by RF Power are specifically incorporated by reference into this Proxy
Statement/Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended November 30, 1997, filed February 26, 1998 (the "RFPP 1997 Form 10-K");

    (b) Quarterly Report on Form 10-Q for the quarter ended February 28, 1998, filed April 3, 1998 (the "RFPP First Quarter 1998 Form 10-Q");

    (c) Quarterly Report on Form 10-Q for the quarter ended May 31, 1998, filed July 14, 1998 (the "RFPP Second Quarter 1998 Form 10-Q");

    (d) Current Report on Form 8-K dated June 1, 1998; and

    (e) The description of the RF Power common stock contained in RF Power's Registration Statement on Form 8-A filed on June 22, 1995, and any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by AE or RF Power with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and prior to the special meeting of RF Power shareholders shall be deemed to be incorporated by reference and to be a part of this Proxy Statement/Prospectus from the date of filing of such reports and other documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus will be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The statements made in this Proxy Statement/Prospectus, and in documents incorporated by reference in this Proxy Statement/Prospectus, are either statements of historical fact or "forward-looking statements" within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding an intent, belief, prediction or current expectation of AE and/or RF Power. Examples of forward-looking statements include: (i) statements containing the word "intends," "believes," "expects," "anticipates," or a similar word, (ii) projections of revenue, earnings, capital structure or other financial items, (iii) statements regarding the plans and objectives of AE's or RF Power's management, (iv) predictions of future operating results of AE or RF Power, (v) statements regarding the impact of the Merger on AE and RF Power, and
(vi) assumptions underlying statements regarding AE, RF Power or their businesses.

    RF Power shareholders are cautioned that forward-looking statements are subject to risks and uncertainties. Certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. In addition, forward-looking statements are based on the knowledge and judgment of AE's and RF Power's management as of the date that such statements are made. Neither AE nor RF Power intends or has agreed to update any of its forward-looking statements, by a public announcement or otherwise, to reflect events or circumstances after the date such statements are made. RF Power shareholders are urged to consider, among other things, the information in "Risk Factors" as some of the factors which could impact the forward-looking statements and, by hindsight, could prove such statements to be overly optimistic or unachievable.

                          FUTURE SHAREHOLDER PROPOSALS

    In the event the Merger is not consummated, the only shareholder proposals eligible to be considered for inclusion in the proxy materials for the 1999 annual meeting of RFPP will be those which are submitted to RFPP no later than November 20, 1998, as provided in the 1998 Annual Meeting Proxy Statement of RFPP. The inclusion of any proposal will be subject to applicable rules of the Commission. In addition, the RFPP Bylaws establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders. See "Comparison of the Rights of RFPP and AE Stockholders-- Stockholder Proposals; Nomination of Directors by Stockholders."

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                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       ADVANCED ENERGY INDUSTRIES, INC.,

                                WARPSPEED, INC.

                                      AND

                            RF POWER PRODUCTS, INC.,

                            DATED AS OF JUNE 1, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), dated as of June 1, 1998, is made by and among Advanced Energy Industries, Inc., a Delaware corporation ("PARENT"), Warpspeed, Inc., a New Jersey corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and RF Power Products, Inc., a New Jersey corporation (the "COMPANY").

                                R E C I T A L S

    A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company would enable the companies to achieve long-term strategic and financial benefits and, accordingly, is in the best interests of their respective stockholders. Each of such Boards of Directors desires to effect the Merger (as defined herein), on the terms and subject to the conditions set forth herein.

    B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), for federal income tax purposes.

    C. It is intended that the Merger be accounted for as a pooling of interests for financial accounting purposes.

    D. Parent has incorporated and organized Merger Sub solely to facilitate the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    1.1. THE BASIC TRANSACTION. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and shall become a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the New Jersey Business Corporation Act (the "NJBCA").

    1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place (a) at the offices of Thelen, Reid & Priest LLP, New York, New York at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be completely fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

    1.3. EFFECTIVE TIME. On the Closing Date, a Certificate of Merger meeting the requirements of Section 14A:10-4.1 of the NJBCA shall be executed and filed in the office of the New Jersey Secretary of State, in accordance with the NJBCA. The Merger shall become effective at (a) the time of filing of the Certificate of Merger with the New Jersey Secretary of State or (b) such later time as agreed by the parties hereto and designated in the Certificate of Merger as the effective time of the Merger (the "EFFECTIVE TIME").

    1.4. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

    1.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law; and Joseph Stach, president and chief executive officer of the Company, also shall become an officer of the Surviving Corporation.

                                   ARTICLE 2
                     CONVERSION AND EXCHANGE OF SECURITIES

    2.1. MERGER SUB STOCK. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    2.2.  COMPANY STOCK; OPTIONS.

        (a) EXCHANGE RATIO. At the Effective Time, each share of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of common stock, par value $0.001 per share, of Parent (the "PARENT COMMON STOCK") that is equal to 3,750,000 divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "EXCHANGE RATIO"); provided, however, that (A) if the Closing Price (as defined in this Section 2.2) is less than or equal to $12.11, then the Exchange Ratio shall be the result obtained by dividing $3.74 by the Closing Price, but in no event shall the Exchange Ratio computed pursuant to this clause (A) be greater than 4,000,000 divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "EFFECTIVE TIME SHARE NUMBER") and (B) if the Closing Price is greater than or equal to $16.39, the Exchange Ratio shall be the result obtained by dividing, $5.06 by the Closing Price, but in no event shall the Exchange Ratio computed pursuant to this clause (B) be less than 3,500,000 divided by the Effective Time Share Number. "CLOSING PRICE" means the average closing price of the Parent Common Stock, as reported in The Wall Street Journal, Eastern Edition, for each of the 10 consecutive Trading Days immediately preceding the third Trading Day prior to the Stockholders Meeting (as defined in Section 5.4). "TRADING DAY" means a day on which trading is conducted on the Nasdaq National Market.

        (b) CANCELLATION OF COMPANY COMMON STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holders thereof, all shares of Company Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive upon the surrender of a certificate (a "CERTIFICATE") representing such shares of Company Common Stock (i) the number of shares of Parent Common Stock determined in accordance with this Section 2.2, and (ii) cash, without interest, payable (A) in lieu of any fractional shares of Parent Common Stock, in accordance with Section 2.3(b), and (B) as Specified Post-Closing Dividends (as defined in Section 2.3), in accordance with
    Section 2.3(f).

        (c) TREASURY SHARES AND SHARES HELD BY SUBSIDIARIES. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company, any and all shares of Company Common Stock issued and held in the Company's treasury or held by a Subsidiary of the Company shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (d)  OPTIONS.

            (i) At the Effective Time, as a result of the Merger and without any action on the part of holder thereof, each option to purchase Company Common Stock granted by the Company

       (collectively, "COMPANY OPTIONS") under one of its stock option plans (collectively, "COMPANY OPTION PLANS") that remains outstanding and unexercised as of the Effective Time, whether or not vested or exercisable, shall be assumed by Parent and shall be converted into an option to purchase Parent Common Stock (collectively, "SUBSTITUTED OPTIONS").

            (ii) Subject to subsection 2.2(d)(iii) below, (A) the number of shares of Parent Common Stock underlying a Substituted Option shall be equal to the number of shares of Company Common Stock underlying the subject Company Option multiplied by the Exchange Ratio and rounded to the nearest whole number, (B) the exercise price per share of a Substituted Option shall be equal to the exercise price of the subject Company Option divided by the Exchange Ratio and rounded to the nearest cent, and (C) each Substituted Option shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related Company Option, except to the extent the number of shares and exercise price per share have been adjusted pursuant to (A) and (B), respectively, of this subsection 2.2(d)(ii).

           (iii) It is the intention of the parties that Company Options that qualified as incentive stock options, within the meaning of Section 422 of the Code ("ISOS"), immediately prior to the Effective Time, be converted, when assumed by Parent, into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by Section 422 of the Code and applicable terms of the Company Option Plans. In furtherance of such intention, the formulae, terms and conditions set forth in subsection 2.2(d)(ii) above may be applied to, or modified for, such Substituted Options as deemed reasonably necessary by Parent, so long as any such application or modification does not reduce the benefit of the Substituted Option to the holder thereof.

            (iv) On or prior to the Effective Time, Parent shall file with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement on Form S-3 or Form S-8, as determined by Parent in its sole discretion, relating to the issuance of the Parent Common Stock underlying the Substituted Options or shall cause such Parent Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of Parent's stock option plans (collectively, "PARENT OPTION PLANS"). So long as any Substituted Options remain outstanding, Parent shall use its best efforts to maintain the effectiveness of any Registration Statement or Statements relating to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substituted Options.

    2.3.  EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.

        (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 2, (i) certificates representing the shares of Parent Common Stock to be issued in connection with the Merger ("MERGER CERTIFICATES"), and (ii) Parent's good faith estimate of the cash in lieu of fractional shares expected to be payable in connection with the Merger. Such cash and Merger Certificates are referred to herein as the "EXCHANGE FUND."

        (b) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash will be paid in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash shall be equal to such fractional proportion of the Closing Price. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock.

        (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal, in a form and having such provisions as Parent may reasonably specify ("LETTER OF TRANSMITTAL"), which shall advise the holder that delivery of Merger Certificates shall be effected, and risk of loss and title to such holder's shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent, and (ii) instructions for use in effecting the surrender of such Certificates in exchange for Merger Certificates and cash in lieu of fractional shares from the Exchange Fund.

        (d) Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed and properly completed Letter of Transmittal, (i) the holder of the shares of Company Common Stock represented by such Certificate shall be entitled to receive in exchange therefor from the Exchange Fund (A) a Merger Certificate representing that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock represented by the Certificate by the Exchange Ratio, and (B) a check representing (1) the amount of cash in lieu of fractional shares of Parent Common Stock, if any, determined pursuant to paragraph (b) of this Section 2.3, and (2) any Specified Post-Closing Dividends, in each case less any applicable tax withholding, and (ii) the Company Common Stock represented by the surrendered Certificate shall thereupon be canceled.

        (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Merger Certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to such transferee of such Company Common Stock, if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents, in form and substance reasonably satisfactory to Parent and the Exchange Agent, required to evidence and effect such transfer of Company Common Stock and to evidence that any applicable stock transfer taxes have been paid. There shall be no transfers on the transfer records of the Company, at or after the Effective Time, of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

        (f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock ("POST-CLOSING DIVIDENDS") shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of Post-Closing Dividends with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon ("SPECIFIED POST-CLOSING DIVIDENDS"), and (ii) at the appropriate payment date, the amount of Post-Closing Dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

        (g) Certificates surrendered for exchange by any person that is an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until Parent has received a written agreement from such person as provided in
    Section 5.11.

        (h) One year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company. Thereafter, former stockholders of the Company that have not surrendered their Certificates for exchange shall look to the Surviving Corporation for delivery of Merger Certificates, cash in lieu of fractional shares and unpaid Post-Closing Dividends which such former stockholder is entitled to receive in respect of the Company Common Stock represented by the theretofore unsurrendered Certificates, in each case, without any interest thereon.

        (i) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    2.4. LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

    2.5. ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent (the "COMPANY DISCLOSURE SCHEDULE") or the Company Reports (as defined in Section 3.6) filed by the Company prior to the date of this Agreement, the Company makes the following representations and warranties to Parent and Merger Sub, as of the date of this Agreement. The term "COMPANY MATERIAL ADVERSE EFFECT" has the meaning given to it in Section 8.14.

    3.1.  ORGANIZATION AND STANDING.

        (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation,
    (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Company Material Adverse Effect.

        (b) The Company does not have any Subsidiaries (as defined in Section 8.14) other than RFPP Foreign Sales Corporation, a corporation organized under the United States Virgin Islands ("COMPANY SUBSIDIARY"). Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Company Material Adverse Effect. Company Subsidiary does not (x) own, operate or lease any real or personal property, or (y) have any operations or engage in any activities other than those related to coordination of export sales by the Company.

        (c) Neither the Company nor Company Subsidiary has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

    3.2.  CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 19,000,000 shares of Company Common Stock. As of May 27, 1998, there were 12,149,220 shares of Company Common Stock issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of Company Options. As of May 27, 1998, Company Options to acquire 712,123 shares of Company Common Stock were outstanding. From such date to the date of this Agreement, no additional Company Options have been granted.

        (b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Other than Company Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company or of the Company Subsidiary.

        (c) Neither the Company nor Company Subsidiary has any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    3.3.  AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

        (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        (b) Subject only to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the NJBCA, all corporate action necessary on the part of the Company for the execution, delivery and performance of this Agreement has been duly taken.

        (c) This Agreement constitutes (assuming this Agreement is a valid and legally binding obligation of Parent and Merger Sub) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and public policy considerations (the "ENFORCEABILITY EXCEPTIONS") and compliance with the Industrial Site Recovery Act, N.J.S.A. Section 13:1K-6 ET SEQ. and its implementing regulations ("ISRA").

        (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the Bylaws of the Company, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to the Company or Company Subsidiary, or (iii) any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Company Material Adverse Effect.

        (e) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

    3.4. NO CONSENTS. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the Company's part for the consummation by it of the transactions contemplated by this Agreement, except (i) filings required in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) notices and filings required in order to comply with the Securities

Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and state securities or "blue sky" laws, (iii) the filing of the Certificate of Merger with the New Jersey Secretary of State, and (iv) as may be required by ISRA.

    3.5. COMPLIANCE WITH LAWS. Except where the failure to so comply would not have a Company Material Adverse Effect, the Company and Company Subsidiary (i) have all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (collectively, "PERMITS"), and each Permit is in full force and effect, and (ii) have made all filings and registrations and the like, necessary or required by law to conduct their respective businesses as currently conducted. Neither the Company nor Company Subsidiary has received any governmental notice of any violation by such company of any laws, rules, regulation or orders applicable to their respective businesses. Except where the failure to comply would not have a Company Material Adverse Effect, (a) neither the Company nor Company Subsidiary is in default or is not in compliance under any Permits, and (b) the business and operations of each of the Company and Company Subsidiary are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

    3.6.  COMPANY REPORTS.

        (a) The Company has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since January 1, 1995 (the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Company Report has been amended, revised or superseded by a Company Report subsequently filed and publicly available prior to the date of this Agreement, none of the Company Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and Company Subsidiary as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows of the Company and Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved ("GAAP"), except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Neither the Company nor Company Subsidiary has any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of the Company or in the notes thereto, and included in the Company Reports, (ii) liabilities or obligations incurred since February 28, 1998, in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Company Report.

    3.7.  ABSENCE OF LITIGATION, ORDERS, JUDGMENTS.

        (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened which involve transactions of or otherwise relate to the Company, Company Subsidiary or either of their businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

        (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Company, Company Subsidiary or either of their businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

    3.8. ABSENCE OF CERTAIN CHANGES. Since February 28, 1998, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

    3.9. TAXES. The Company (i) has timely filed all material federal, state and foreign tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

    3.10. CONTRACTS. Each (a) agreement, contract and commitment, whether written or oral, to which the Company is a party or by which it is bound and which is filed as an exhibit to or described in a Company Report and (b) material agreement, contract and commitment entered into by the Company, or by which it became bound, after the date of the Quarterly Report on Form 10-Q most recently filed by the Company (collectively, "COMPANY CONTRACTS"), is a valid and legally binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not, and to the knowledge of the Company no other party to any Company Contract is, in material default thereof. The Company has not, and to the knowledge of the Company no other party to any Company Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder.

    3.11  INTELLECTUAL PROPERTY.

        (a) "INTELLECTUAL PROPERTY" means:

            (i) any and all issued patents, reissue or reexamination patents, revivals of patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name (collectively, "ISSUED PATENTS");

            (ii) patent rights, including, without limitation, all United States and foreign utility and design patents, and all published or unpublished nonprovisional and provisional patent applications, including, without limitation, any and all applications of additions, divisionals, continuations, continuations-in-part, reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention abandoned patent applications (collectively "PATENT APPLICATIONS" and with the Issued Patents, the "PATENTS");

           (iii) all copyrights, copyrightable works, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "COPYRIGHTS");

            (iv) trademarks, registered trademarks, applications for registration of trademark, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names, and applications for registrations of trade names (collectively, "TRADEMARKS");

            (v) any and all technology, ideas, inventions, designs, proprietary information, unpublished research and development information, manufacturing and operating information, know-how, formulae, trade secrets and technical data, computer programs, and all hardware, software and processes; and

            (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

        (b) The Company owns or has the right to use all Intellectual Property used in the operation of its business as presently conducted, without any interference or conflict with or misappropriation or infringement of the Intellectual Property rights of others, other than any interference, conflict, misappropriation or infringement which is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has taken reasonably necessary action to maintain and protect its rights in the material Intellectual Property that it owns or uses. Each material item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Effective Time.

        (c) Section 3.11 of the Company Disclosure Schedule sets forth all Patents, registered Copyrights, registered Trademarks, joint development agreements, licenses and agreements relating to Intellectual Property owned or used by the Company that require a consent or waiver to consummate the transactions contemplated by this Agreement.

        (d) The Company has not, within the past four years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of others other than any interference, infringement, misappropriation or conflict which did not and is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property rights of any other person), or that the Company's use of the Intellectual Property constitutes unfair competition.

        (e) To the knowledge of the Company, no fraud or misrepresentation has been made by the Company or any of its officers, directors or employees or the relevant inventors during the prosecution of any of the Patents of the Company, nor has any fraud or misrepresentation been included in any documentation for or other disclosure of the Intellectual Property of the Company.

    3.12.  EMPLOYEE BENEFIT PLANS.

        (a) For purpose of this Agreement, (i) "COMPANY BENEFIT PLANS" means all employee benefit plans and other benefit arrangements covering employees or former employees of the Company and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company; and (ii) "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any regulations promulgated or proposed under any of the foregoing Sections.

        (b) With respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, either
    (i) the Internal Revenue Service (the "IRS") has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of the Company, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Company Benefit Plan would be denied or revoked, whether retroactively or prospectively.

        (c) Except as would not have a Company Material Adverse Effect, no Company Benefit Plan, any fiduciary thereof, nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

        (d) Except as would not have a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of the Company, there are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plan of the Company or any ERISA Affiliate that is subject to Title IV of ERISA.

        (e) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, there are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company Material Adverse Effect.

        (f) All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.

        (g) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

        (h) The Company has not entered into any severance agreements or adopted any severance policies applicable to the Company or its employees.

    3.13. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained NationsBanc Montgomery Securities LLC as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    3.14. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of NationsBanc Montgomery Securities LLC substantially to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

    3.15. PARENT STOCK OWNERSHIP. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

    3.16. POOLING OF INTERESTS; TAX REORGANIZATION. To the knowledge of the Company, having sought and obtained the advice of its accounting advisors, the Company has not taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB NO. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of the Company, the Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368 of the Code.

    3.17.  ENVIRONMENTAL MATTERS.

        (a) For purposes of this Agreement, (i) "ENVIRONMENTAL REQUIREMENTS" means any applicable laws, regulations, ordinances or other provisions having the force or effect of law, or any judicial, governmental, or administrative orders, requests, or determinations, or any common law requirements relating to the protection of human health or the environment (both natural and workplace), including without limitation any Environmental Requirements concerning (A) the use, generation, treatment, storage, transportation, handling or disposal of toxic, injurious or hazardous materials, substances or wastes, toxic pollutants or contaminants, including petroleum products, crude oil or any by-products or derivatives thereof (as any of the foregoing terms are defined in federal, state and local laws applicable to the Company or Parent, as the case may be) (collectively, "HAZARDOUS MATERIALS"), (B) the control of soil, surface or groundwater pollution products, (C) air quality and emission standards, or (D) health, safety and hazard communication matters; and (ii) "COMPANY REAL PROPERTIES" means all real property ever owned, leased or occupied by the Company or any Company Predecessor. For purposes of this Section 3.17, "COMPANY PREDECESSOR" shall include the former operating entities of RF Power Products, RF Plasma Products and any division or subsidiary of Plasmatherm which operated a business at the current Company location, or at either of the two previously disclosed locations: 701 Cooper Road, Voorhees, New Jersey or 502 Gibbsboro Road, Voorhees, New Jersey.

        (b) There has not been any violation of any Environmental Requirements by the Company or, to the knowledge of the Company, any Company Predecessor, nor to the knowledge of the Company has there been any third party claim or demand based upon any Environmental Requirements against the Company or any Company Predecessor, other than violations, claims or demands that have not resulted, and are not reasonably likely to result, in a Company Material Adverse Effect.

        (c) The Company has not disposed of, stored or used any Hazardous Materials on, nor has it transported any Hazardous Materials from, any of the Company Real Properties owned, leased or occupied by the Company, in violation of applicable Environmental Requirements other than a disposal, storage, use or transport which has not resulted in and is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, no Company Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any such Company Predecessor transported any Hazardous Materials from, any of the Company Real Properties owned, leased or occupied by such Company Predecessor, in violation of applicable Environmental Requirements.

        (d) To the knowledge of the Company, none of the following exists at any of the real property currently owned, leased or occupied by the Company or existed at any of the Company Real

    Properties at the time the Company or the Company Predecessor operated there: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls (PCBs), or (iv) landfills or surface impoundments.

        (e) To the knowledge of the Company, none of the Company Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of the Company to any person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental Requirements, whether federal, state or locally imposed.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "PARENT DISCLOSURE SCHEDULE") or in the Parent Reports (as defined in Section 4.6) filed with the Commission prior to the date hereof, Parent and Merger Sub make the following representations and warranties to the Company as of the date of this Agreement. The term "PARENT MATERIAL ADVERSE EFFECT" has the meaning given to it in Section 8.14.

    4.1.  ORGANIZATION AND STANDING.

        (a) Parent and each of its Significant Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Parent Material Adverse Effect.

        (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub was organized for purposes of consummating the transactions contemplated by this Agreement. Merger Sub has not engaged in any activity other than as provided in, or contemplated by, this Agreement and, as of the date hereof, has no liabilities of any nature, contingent or otherwise, other than liabilities or obligations that may arise from this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

        (c) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

    4.2  CAPITALIZATION.

        (a) The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). As of May 31, 1998, there were 22,542,346 shares of Parent Common Stock, and no shares of Parent Preferred Stock, issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of Parent have been issued, except pursuant to the exercise of options to acquire Parent Common Stock granted by Parent ("PARENT OPTIONS"). As of May 31, 1998, Parent Options to acquire 1,550,683 shares of Parent Common Stock were outstanding. From such date to the date of this Agreement, no additional Parent Options have been granted.

        (b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Other than Parent Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent or Merger Sub.

        (c) All of the shares of Parent Common Stock issuable as consideration in the Merger at the Effective Time, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        (d) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

    4.3.  AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

        (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder.

        (b) All corporate action necessary on the part of Parent and Merger Sub for the execution, delivery and performance of this Agreement has been duly taken. No approval of the stockholders of Parent is required by applicable law or the rules of the Nasdaq National Market in connection with the consummation by Parent or Merger Sub of the transactions contemplated hereby.

        (c) This Agreement constitutes (assuming this Agreement is a valid and binding obligation of the Company), a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions and compliance with ISRA.

        (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the By-laws of Parent or any of its Subsidiaries (including without limitation Merger Sub), (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to Parent or any of its Subsidiaries (including without limitation Merger Sub), or (iii) any agreement, lease, license, permit or other instrument to which Parent or any of its Subsidiaries (including without limitation Merger Sub) is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Parent Material Adverse Effect.

        (e) There is no action, suit, proceeding or investigation pending or threatened against Parent or any of its Subsidiaries that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

    4.4. NO CONSENTS. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Parent or any of its Subsidiaries for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) filings required in order to comply with the HSR Act, (ii) notices and filings required in order to comply with the Securities Act, the Exchange Act and state securities or "blue sky" laws, (iii) the filing of the Certificate of Merger with the New Jersey Secretary of State, and (iv) as may be required by ISRA.

    4.5. COMPLIANCE WITH LAWS. Except where the failure to so comply would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) have all valid and current Permits, and each Permit is in full force and effect, and (ii) have made all filings and registrations and the like, necessary or required by law to conduct their respective businesses as currently conducted. Neither Parent nor any of its Subsidiaries has received any governmental notice of any violation by such company of any laws, rules, regulation or orders applicable to their respective businesses, which violation in the case of any Subsidiary is reasonably likely to have a Parent Material Adverse Effect. Except where the failure to comply would not have a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries is in default or is not in compliance under any Permits, and (b) the business and operations of each of Parent and its Subsidiaries are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

    4.6.  PARENT REPORTS.

        (a) Parent has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since November 17, 1995 (the "PARENT REPORTS"). As of their respective dates, the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Parent Report has been amended, revised or superseded by a Parent Report subsequently filed and publicly available prior to the date of this Agreement, none of the Parent Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the income, stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Parent and its Subsidiaries do not have any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, and included in the Parent Reports,
    (ii) liabilities or obligations incurred since March 31, 1998 in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Parent Report.

    4.7.  ABSENCE OF LITIGATION, ORDERS, JUDGMENTS.

        (a) There are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened which involve transactions of or otherwise relate to Parent or any of its Subsidiaries or any of such companies' businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, that are reasonably likely to have a Parent Material Adverse Effect.

        (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to Parent or any of its Subsidiaries or any of such companies' businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, that are reasonably likely to have a Parent Material Adverse Effect.

    4.8. ABSENCE OF CERTAIN CHANGES. Since March 31, 1998, Parent and its Subsidiaries have conducted their businesses only in the ordinary course of such businesses, except for any action conducted outside the ordinary course of business which is not reasonably likely to result in a Parent Material Adverse Effect, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

    4.9. TAXES. Parent (a) has timely filed all material federal, state and foreign tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (b) has paid or accrued all taxes shown to be due and payable on such returns and (c) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

    4.10. CONTRACTS. Each (a) agreement, contract and commitment, whether written or oral, to which Parent or any of its Subsidiaries is a party or by which any of such companies is bound and which is filed as an exhibit to or described in a Parent Report, and (b) agreement, contract and commitment that is material to Parent and its Subsidiaries taken as a whole and that was entered into by Parent or any of its Subsidiaries, or by which such company became bound, after the date of the Quarterly Report on Form 10-Q most recently filed by Parent (collectively, "PARENT CONTRACTS"), is a valid and legally binding obligation of Parent or the Subsidiary party thereto and, to the knowledge of Parent, the other parties thereto, enforceable against Parent or the Subsidiary party thereto and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Neither Parent nor any Subsidiary party to a Parent Contract is in material default of such Parent Contract, and, to the knowledge of Parent, no other party to a Parent Contract is in material default of such Parent Contract. Neither Parent nor any Subsidiary party to a Parent Contract has performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder. To the knowledge of Parent, no other party to a Parent Contract has performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder.

    4.11.  INTELLECTUAL PROPERTY.

        (a) Parent and its Subsidiaries own or have the right to use all Intellectual Property used by them in the operation of their respective businesses, except to the extent that the failure to have such rights has not and is not reasonably likely to result in (i) a material adverse effect on Parent's or its Subsidiaries' ability to manufacture or sell any product or line of products that is material to Parent and its Subsidiaries, taken as a whole, (ii) a material adverse effect on Parent's or any of its Subsidiaries' ability to operate its businesses, which inability to so operate would have a Parent Material Adverse Effect, (iii) a liability of Parent or any of its Subsidiaries, which liability would have a Parent Material Adverse Effect, or (iv) material redesign or other corrective costs to Parent or any of its Subsidiaries, which costs would be material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries have taken reasonably necessary action to maintain and protect their rights in the material Intellectual Property that they own or use.

        (b) Parent has not, within the past four years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of others, other than any interference, infringement, misappropriation or conflict with did not and is not reasonably likely to result in (i) a material adverse effect on Parent's or its Subsidiaries' ability to manufacture or sell any product or line of products that is material to Parent and its Subsidiaries, taken as a whole,
    (ii) a material adverse effect on Parent's or any of its Subsidiaries' ability to operate its businesses, which inability to so operate would have a Parent Material Adverse Effect, (iii) a liability of Parent or any of its Subsidiaries, which liability would have a Parent Material Adverse Effect, or (iv) material redesign or other corrective costs to Parent or any of its Subsidiaries, which costs would be material to Parent and its Subsidiaries, taken as a whole. Parent has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict by Parent or any of its Subsidiaries.

        (c) To the knowledge of Parent, no fraud or misrepresentation has been made by (i) Parent or any of its Subsidiaries, (ii) any of their respective officers, directors or employees or (iii) the relevant inventors during the prosecution of any of the Patents of Parent or any of its Subsidiaries, nor has any fraud or misrepresentation been included in any documentation for or other disclosure of the Intellectual Property of Parent or any of its Subsidiaries.

    4.12  EMPLOYEE BENEFIT PLANS.

        (a) For purpose of this Agreement, (i) "PARENT BENEFIT PLANS" means all employee benefit plans and other benefit arrangements covering employees or former employees of Parent and its Subsidiaries and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Parent or one of its Subsidiaries.

        (b) With respect to each Parent Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, either
    (i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of Parent, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Parent Benefit Plan would be denied or revoked, whether retroactively or prospectively.

        (c) Except as would not have a Parent Material Adverse Effect, no Parent Benefit Plan, any fiduciary thereof, nor Parent has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

        (d) Except as would not have a Parent Material Adverse Effect, neither Parent nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of Parent, there are no current plans to terminate, whether voluntarily or involuntarily any materially underfunded pension plans of Parent or any ERISA Affiliate that are subject to Title IV of ERISA.

        (e) Except as would not have a Parent Material Adverse Effect, to the knowledge of Parent, there are no pending or anticipated claims against or otherwise involving any of the Parent Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan, except for any of the foregoing which would not have a Parent Material Adverse Effect.

        (f) All material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or provided for.

        (g) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Parent or any of its Subsidiaries.

    4.13. NO BROKERS. Neither Parent nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained PaineWebber Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    4.14. COMPANY STOCK OWNERSHIP. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into Company Common Stock.

    4.15. POOLING OF INTERESTS; TAX REORGANIZATION. To the knowledge of Parent, having sought and obtained the advice of its accounting advisors, neither Parent nor any of its Subsidiaries has taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368 of the Code.

    4.16.  ENVIRONMENTAL MATTERS.

        (a) For purposes of this Agreement, "PARENT REAL PROPERTIES" means all real property ever owned, leased or occupied by Parent or any of its Subsidiaries or any predecessor to their businesses (each, a "PREDECESSOR").

        (b) There has not been any violation of any Environmental Requirements by Parent or any of its Subsidiaries or, to the knowledge of Parent, any Predecessor, nor to the knowledge of Parent has there been any third party claim or demand based upon any Environmental Requirements against Parent or any or its Subsidiaries or any Predecessor, other than violations, claims or demands that have not resulted, and are not reasonably likely to result in, a Parent Material Adverse Effect.

        (c) Neither Parent nor any of its Subsidiaries has disposed of, stored or used any Hazardous Materials on, nor has any of such companies transported any Hazardous Materials from, any of the Parent Real Properties owned, leased or occupied by Parent or any of its Subsidiaries, in violation of applicable Environmental Requirements, other than a disposal, storage, use or transport which has not resulted in and is not reasonably likely to result in a Parent Material Adverse Effect. To the knowledge of Parent, no Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any Predecessor transported any Hazardous Materials from, any of the Parent Real Properties owned, leased or occupied by such Predecessor, in violation of applicable Environmental Requirements.

        (d) To the knowledge of Parent, none of the following exists at any of the Parent Real Properties: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition,
    (iii) materials or equipment containing polychlorinated biphenyls (PCBs), or
    (iv) landfills or surface impoundments.

        (e) To the knowledge of Parent, none of the Parent Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of Parent or any of its Subsidiaries to any person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or SWDA or any other Environmental Requirements, whether federal, state or locally imposed.

                                   ARTICLE 5
                                   COVENANTS

    5.1.  ALTERNATIVE PROPOSALS.

        (a) Upon execution and delivery of this Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, conducted with any parties heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company.

        (b) Prior to the Closing Date, the Company may, solely in response to unsolicited requests therefor, furnish non-public information regarding itself to any corporation, partnership, person or other entity or group in respect of, and may participate in discussions and negotiate with such entity or group concerning, a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company (a "TRANSACTION"), PROVIDED that (i) such entity or group has submitted a written proposal to the Board of Directors of the Company relating to any such Transaction (an "ALTERNATIVE PROPOSAL"), (ii) the entity or group enters into confidentiality agreements with the Company with respect to such non-public information, and (iii) the Board of Directors of the Company ("COMPANY BOARD"), by a majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty. The Company Board shall provide a copy of any such written proposal to Parent and Merger Sub immediately after receipt thereof, unless prohibited by the terms of such proposal.

        (c) Neither the Company nor any of its affiliates, nor any of such persons' respective officers, directors, employees, representatives or agents, shall, directly or indirectly (i) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning any Transaction, or
    (ii) authorize, propose or announce an intention to authorize or propose any Transaction (other than the Merger), unless and until the Company has received an Alternative Proposal in writing and the Company Board, by majority vote, has determined in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty; PROVIDED, HOWEVER, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; PROVIDED, FURTHER, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty.

        (d) Nothing in this Section 5.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (ii) permit the Company to enter into any agreement with respect to a Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Transaction, other than a confidentiality agreement in customary form), or (iii) affect any other obligation of the Company under this Agreement.

    5.2.  INTERIM OPERATIONS OF THE COMPANY.

        (a) Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

            (i) shall, and shall cause Company Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

            (ii) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

           (iii) shall not amend its Certificate of Incorporation or Bylaws or the charter documents of Company Subsidiary;

            (iv) shall promptly notify Parent of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties,
       (B) any material litigation or, to the extent known to the Company, any material governmental complaints, investigations or hearings against or otherwise involving the Company or Company Subsidiary (or communications indicating that the same may be contemplated), or (C) the breach of any Company representation or warranty contained herein;

            (v) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the Commission subsequent to the date of this Agreement;

            (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with any of its or Company Subsidiary's directors or executive officers, except (A) in the ordinary course of business consistent with past practice, or (B) as otherwise provided in this Agreement;

           (vii) shall not, and shall not permit Company Subsidiary to, authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would be outside the ordinary course of business and would involve aggregate consideration in excess of $500,000;

          (viii) shall not issue any shares of capital stock or securities, except upon exercise of Company Options outstanding as of the date hereof, or effect any stock split or otherwise change its capitalization;

            (ix) shall not grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of the Company;

            (x) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

            (xi) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16;

           (xii) except as required by applicable law (in which case prompt notice shall be given by the Company to Parent), shall not amend in any material respect the terms of the Company Benefit Plans, including without limitation any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (xiii) shall not incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except in the ordinary course of business;

           (xiv) shall not make any loans or advances to any other person, except in the ordinary course of business;

           (xv) shall not make any material tax election other than in the ordinary course, or without the consent of Parent, which shall not unreasonably be withheld, settle or compromise any material tax liability;

           (xvi) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests;

          (xvii) shall not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; and

          (xviii) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 3 hereof untrue or incorrect in any material respect as of the Closing Date.

    5.3.  INTERIM OPERATIONS OF PARENT.

        (a) Prior to the Effective Time, except as contemplated by another provision of this Agreement, unless the Company has consented in writing thereto, Parent:

            (i) shall, and shall cause its Subsidiaries to, conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted; PROVIDED, HOWEVER, that any Subsidiary of Parent shall be permitted, and Parent shall be permitted to cause such Subsidiary, without the written consent of the Company, to take actions outside the usual, regular and ordinary course of such Subsidiary's business if such actions do not have a material effect on the operations of Parent and its Subsidiaries, taken as a whole;

            (ii) shall use its reasonable efforts (A) to preserve intact the business organizations and goodwill of Parent and its Subsidiaries, (B) to keep available the services of Parent's officers and employees and each of its Subsidiaries' officers and key employees and (C) to maintain satisfactory relationships with those persons having business relationships with them;

           (iii) shall not, and shall not permit any of its Subsidiaries to, amend their respective Certificates of Incorporation or Bylaws or comparable charter documents (other than amendments to the charter documents of any Subsidiary, which amendments are not material to Parent or to the consummation of the transactions contemplated by this Agreement);

            (iv) shall promptly notify the Company of (A) any material change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties,
       (B) any material litigation or, to the extent known to Parent, material governmental complaints, investigations or hearings against or otherwise involving Parent or any of its Subsidiaries (or communications indicating that the same may be contemplated), or (C) the breach by Parent or Merger Sub of any of its representations or warranties contained herein;

            (v) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed by Parent with the Commission subsequent to the date of this Agreement;

            (vi) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would be outside the ordinary course of business and would involve aggregate consideration in excess of $2,500,000;

           (vii) shall not issue any shares of capital stock or securities, except upon exercise of Parent Options outstanding as of the date hereof;

          (viii) except in the ordinary course or business, shall not grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of Parent;

            (ix) shall not, and shall not permit any of its Subsidiaries (including without limitation Merger Sub) to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of section 368 of the Code;

            (x) shall not, and shall not permit any of its Subsidiaries (including without limitation Merger Sub) to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16;

            (xi) shall not incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except in the ordinary course of business;

           (xii) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

          (xiii) shall not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action; and

           (xiv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
       Article 4 hereof untrue or incorrect in any material respect as of the Closing Date.

    5.4. MEETING OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "STOCKHOLDERS' MEETING") as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.9); PROVIDED, HOWEVER, that such recommendation or solicitation shall not be required if and to the extent that the Company Board determines, after the date hereof, and upon the advice of outside counsel, that the making of such recommendation or solicitation would involve a breach of its fiduciary duties to its stockholders imposed by law.

    5.5. FILINGS; OTHER ACTIONS. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the Effective Time with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

    5.6.  HSR ACT.

        (a) The parties shall take all actions reasonably necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the Merger, including without limitation complying as promptly as practicable with any requests by the Federal Trade Commission or Department of Justice for additional information.

        (b) In furtherance and not in limitation of the covenants in Sections
    5.5 and 5.6(a), the parties shall use their reasonable best efforts to resolve any objections that may be asserted under any Antitrust Law (as defined in paragraph (d) of this Section 5.6) with respect to the Merger or any other transactions contemplated by this Agreement, except that neither Parent nor the Company nor any of its respective Subsidiaries shall be required, by this paragraph (b) or otherwise, to sell, hold separate or divest any of its (or any its Subsidiaries' or affiliates) businesses, product lines, assets or properties (or to agree or commit to take any such action) in order to resolve any such objections. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated hereby as violative of any Antitrust Law, the parties shall cooperate and use their best efforts vigorously to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including without limitation by vigorously pursuing all available avenues of administrative and judicial appeal and legislative action.

        (c) Each of the Company, Parent and Merger Sub shall promptly inform the other parties of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. Parent and Merger Sub will advise the Company promptly in respect of any understandings, undertakings or agreements which Parent or Merger Sub propose to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

        (d) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    5.7. INSPECTION OF RECORDS. From the date hereof to the Effective Time, each of the Company and Parent shall (a) allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times to its respective offices, records and files, correspondence, audits and properties, as well as to all information relating to its respective commitments, contracts, titles and financial position, or otherwise pertaining to its respective business and affairs, (b) furnish to the other party and the other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct its respective employees, counsel and financial advisors to cooperate with the other party in the other party's investigation of its respective business.

    5.8. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and similar self regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

    5.9.  PROXY STATEMENT/PROSPECTUS.

        (a) Parent and the Company shall cooperate and promptly prepare and Parent shall file with the Commission as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "REGISTRATION STATEMENT"), with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS"). Notwithstanding the foregoing, the Company and Parent may elect to file the Proxy Statement/ Prospectus pursuant to Section 14 of the Exchange Act on a confidential basis and to receive, respond to and clear all Commission comments thereon, prior to filing the Registration Statement.

        (b) The parties will cause the Proxy Statement/Prospectus, and Parent will cause the Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, (i) to have the Registration Statement declared effective by the Commission as promptly as practicable, and (ii) to obtain timely any and all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement.

        (c) The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Stockholders' Meeting, and
    (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        (d) The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective,
    (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock,
    (iii) at the time of the Stockholders' Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        (e) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.

    5.10. LISTING APPLICATION. Parent shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

    5.11. AFFILIATE LETTERS. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, as of the record date for the Stockholders' Meeting, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "AFFILIATE"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an affiliate letter in form and substance reasonably acceptable to the Company and Parent (collectively, "AFFILIATE LETTERS"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

    5.12. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the Commission and the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

    5.13.  EMPLOYEE BENEFITS.

        (a) For a period of two years following the Effective Time, Parent shall provide to persons who are employees of the Company at the Effective Time (the "COMPANY PERSONNEL") employee compensation and benefit plans, programs and arrangements which collectively for the Company Personnel, as a whole, are in the aggregate substantially comparable to the employee compensation and benefit plans, programs and arrangements generally provided to the employees of the Company immediately prior to the Effective Time; PROVIDED, HOWEVER, that subject to the foregoing, Parent shall not be precluded from amending or terminating any particular plan, program or arrangement, or from substituting any such plans, programs or arrangements with plans, programs or arrangements applicable and available to other employees of Parent and its Subsidiaries.

        (b) Following the Effective Time, Parent shall cause the benefit plans covering the Company Personnel following the Effective Time (the "BENEFIT PLANS") to continue to recognize the service credit of the Company Personnel accrued as of the Effective Time under the Company Benefit Plans for purposes of participation, eligibility and vesting of benefits, to the extent permissible by the terms of such Benefit Plans.

        (c) In the event of any change in coverage that applies generally to the Company Personnel during the two-year period following the Effective Time under any Benefit Plan that provides medical or health benefits, Parent shall (i) cause such Benefit Plan to recognize credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Company Personnel or their eligible dependents, (ii) waive any pre-existing condition, exclusion or limitation, as and to the extent any such matter would previously have been recognized or waived (as the case may be) under the applicable Company Benefit Plan, and (iii) waive any waiting period or minimum service requirements.

    5.14. AGREEMENTS. Between the date hereof and the Closing Date, neither Parent nor the Company shall enter into any agreement which Parent or the Company, as the case may be, knows or has reason to know is reasonably likely to cause any major customer of Parent or the Company (or their respective subsidiaries) to terminate any material contracts, agreements or other obligations that exist between that customer on the one hand, and Parent, the Company (or Parent and the Company following the Merger) or any subsidiary of either, on the other hand and Parent and the Company shall take all reasonable action appropriate to an effort to avoid such termination.

    5.15. TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the

Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company and the Company Board shall not be required to grant such approvals or take such actions if the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that granting such approvals or taking such actions would constitute a breach of the Company's Board's fiduciary duties.

    5.16.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

        (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the By-laws of the Company dealing with indemnification of officers and directors of the Company, Company Personnel and other persons specified therein, including without limitation Article VII of the Bylaws of the Company (collectively, the "INDEMNIFICATION PROVISIONS"), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder with respect to actions or events occurring prior to the Effective Time of individuals who were entitled to such indemnification prior to the Effective Time.

        (b) The Surviving Corporation shall maintain in effect for at least six years from the Effective Time directors' and officers' liability insurance with an insurance company rated at least "A" by A.M. Best Company, covering the persons who, as of the date of this Agreement, are covered by the Company's directors' and officers' liability insurance policy (the "CURRENT POLICY"). The coverage provided by the directors' and officers' liability insurance maintained by the Surviving Corporation shall be substantially similar to the coverage provided by the Current Policy.

        (c) Parent shall guarantee the obligations of the Surviving Corporation provided by this Section 5.16.

        (d) This Section 5.16 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, and shall be enforceable by the indemnified parties.

    5.17 BOARD OF DIRECTORS OF PARENT. Parent shall cause each of Gerald M. Starek and Arthur Zafiropoulo to be appointed to the Board of Directors of Parent as of the Effective Time, provided such person agrees to so serve, until the next meeting of the stockholders of Parent at which directors are to be elected, and until such person's successor has been elected and qualified.

                                   ARTICLE 6
                             CONDITIONS TO CLOSING

    6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the holders of the issued and outstanding shares of capital stock of the Company.

        (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

        (d) The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

        (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

        (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement (including without limitation ISRA) shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent (and its Subsidiaries) and the Company, taken as a whole, following the Effective Time.

    6.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of the President or a Senior Vice President of Parent, dated the Closing Date, certifying to such effect.

        (b) The Company shall have received, prior to the effective date of the Registration Statement, the opinion of Dewey Ballantine LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Dewey Ballantine LLP may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their respective officers or principal stockholders as are customary for such opinions.

        (c) The Company shall have received a letter of KPMG Peat Marwick LLP, its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

        (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

    6.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received a certificate of the President or a Senior Vice President of the Company, dated the Closing Date, certifying to such effect.

        (b) Parent shall have received, prior to the effective date of the Registration Statement, the opinion of Thelen, Marrin, Johnson & Bridges LLP (or its successor), counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Thelen, Marrin, Johnson & Bridges LLP (or its successor) may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their officers or principal stockholders as are customary for such opinions.

        (c) Parent shall have received a letter of Arthur Andersen LLC, its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

        (d) The employment agreement, dated as of even date herewith, between the Surviving Corporation and Joseph Stach, shall not have been terminated prior to the Effective Time.

        (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

                                   ARTICLE 7
                                  TERMINATION

    7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

    7.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1998, or (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at the Stockholders' Meeting or any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used all reasonable efforts to remove such injunction, order or decree; and PROVIDED, in the case of a termination pursuant to paragraph (a) of this Section 7.3, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 1998.

    7.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in paragraph (a) of Section 6.1, by action of the Company Board, if (a) the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that terminating this Agreement and abandoning the Merger is required by the Company Board's fiduciary duties, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this Section 7.3 is conditioned upon the prior payment by the Company of the Termination Fee (defined in Section 7.5), if
Section 7.5 so requires.

    7.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (a) the Company Board shall have (i) withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or (ii) recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

    7.5.  EFFECT OF TERMINATION AND ABANDONMENT.

        (a) If this Agreement is terminated by the Company or Parent pursuant to
    Section 7.2(b), 7.3(a) or 7.4(a), and (x) prior to such termination, a proposal with respect to a Transaction shall have been made, and (y) within six (6) months after such termination, either the Company enters into any agreement with respect to a Transaction, or any third party shall acquire beneficial ownership of 50.1% or more of the Company's outstanding shares of voting stock, then the Company shall pay Parent, by wire transfer of immediately available funds, a fee (the "TERMINATION FEE") of Two Million Dollars ($2,000,000) within two (2) business days after the execution of such agreement or the consummation of such acquisition (whichever shall first occur).

        (b) The Company acknowledges that the agreements contained in this
    Section 7.5 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall reimburse Parent for its costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate, as then quoted in THE WALL STREET JOURNAL, from the date the Termination Fee was required to be paid.

        (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except (i) the obligations of the parties set forth in this
    Section 7.5 and Section 5.12, (ii) the provisions of Sections 8.3, 8.6, 8.9 and 8.13, and (iii) the Confidentiality Agreement previously executed between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"). Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages, after taking into account payment of the Termination Fee, if such fee has been paid, from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

    7.6. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; PROVIDED, HOWEVER, that the covenants contained in Article 2, the last sentence of Section 5.11, Section 5.12, Section 5.13, Section 5.16 and Section 5.17, and this
Article 8 shall survive the Merger, but not beyond the extent, if any, specified therein.

    8.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

       If to Parent or Merger Sub:

           Advanced Energy Industries, Inc.
           1625 Sharp Point Drive
           Fort Collins, CO 80525
           Attn.: Chief Executive Officer
           Facsimile: 970-407-5300

       with copies to:

           Thelen, Marrin, Johnson & Bridges LLP
           333 West San Carlos Street, 17th Floor
           San Jose, CA 95110-2701
           Attn.: Jay L. Margulies, Esq.
           Facsimile: 408 287-8040

       If to the Company:

           RF Power Products, Inc.
           1007 Laurel Oak Road
           Voorhees, NJ 08043
           Attn.: Chief Executive Officer
           Facsimile:

       with copies to:

           Dewey Ballantine LLP
           1301 Avenue of the Americas
           New York, NY 10019-6092
           Attn.: Jonathan L. Freedman, Esq.
           Facsimile:

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    8.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.13, 5.16 and 5.17, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    8.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    8.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules of conflict of laws.

    8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    8.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other business entities and vice versa.

    8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    8.11. INCORPORATION OF EXHIBITS. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    8.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    8.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.14. CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized words shall have the meanings given to them in this Section 8.14, except where the context otherwise requires:

        (a) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the business, results of operations or financial condition of the Company and Company Subsidiary, taken as a whole, other than any effects or changes arising out of, resulting from or relating to (i) general economic, financial or industry conditions, or (ii) a reduction in or cancellation of customer orders or contracts other than a Material Cancellation (as defined in paragraph (c) of this Section 8.14).

        (b) "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, other than any effects or changes arising out of, resulting from or relating to (i) general economic, financial or industry conditions, or (ii) a reduction in or cancellation of customer orders or contracts other than a Material Cancellation.

        (c) "MATERIAL CANCELLATION" means a reduction in or cancellation of orders or contracts by a customer of the Company or Parent, as the case may be, that results from: (i) the relevant company's products being designed out of one or more of such customer's products, systems or platforms; (ii) a dispute between the relevant company and such customer; (iii) discovery of a defect in the relevant company's products that were being supplied to or ordered by such customer; (iv) determination by a customer that the relevant company's products are not of a quality adequate for use in such customer's products, systems or platforms; (v) the relevant company's failure otherwise to perform to the satisfaction of such customer and/or (v) any substantially similar event or circumstance.

        (d) "SUBSIDIARY" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

        (e) "SIGNIFICANT SUBSIDIARIES" of a party means Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the Commission under the Securities Act.

    8.15 KNOWLEDGE. For purposes of this Agreement, (a) "to the knowledge of the Company" or words of like import shall mean to the knowledge of Joseph Stach, Paul Zaun or Kevin Wilson, and (b) "to the knowledge of Parent" or words of like import shall mean to the knowledge of Douglas Schatz, Hollis Caswell or Richard Beck.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year set forth in the Preamble hereto.

COMPANY:                                        RF Power Products, Inc.

                                                By: /s/ Joseph Stach
                                                -------------------------------------------
                                                Name: Joseph Stach
                                                ----------------------------------------
                                                Title: President, CEO & Chairman of the Board
                                                -----------------------------------------

MERGER SUB:                                     Warpspeed, Inc.

                                                By: /s/ Douglas S. Schatz
                                                -------------------------------------------
                                                Name: Douglas S. Schatz
                                                ----------------------------------------
                                                Title: President
                                                ----------------------------------------

PARENT:                                         Advanced Energy Industries, Inc.

                                                By: /s/ Douglas S. Schatz
                                                -------------------------------------------
                                                Name: Douglas S. Schatz
                                                ----------------------------------------
                                                Title: President, CEO & Chairman of the Board
                                                -----------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX B

                                   OPINION OF

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                            DATED AS OF JUNE 1, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

June 1, 1998

Board of Directors

RF Power Products, Inc.

1007 Laurel Oak Road

Voorhees, NJ 08043

Gentlemen:

    We understand that RF Power Products, Inc., a New Jersey corporation ("Company"), Advanced Energy Industries, Inc., a Delaware corporation ("Parent"), and a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated as of June 1, 1998 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the May 28, 1998 draft of the Merger Agreement provided to us by management of Company and as further described to us by management of Company, we understand that the shares of the common stock, $.01 par value per share ("Company Common Stock"), of Company that are outstanding at the closing of the Merger will be converted into and exchangeable for 3,750,000 shares of the common stock, $.001 par value per share ("Parent Common Stock"), of Parent, subject to adjustment if the Closing Price (as defined in the Merger Agreement) is less than or equal to $12.11 or greater than or equal to $16.39; provided, however, that in no event shall the number of shares of Parent Common Stock issued in connection with the Merger be less than 3,500,000 or greater than 4,000,000 (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the draft Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. We were not requested to nor did we solicit or assist Company in soliciting indications of interest from third parties for all or any part of Company.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Company and Parent, including the consolidated financial statements for recent years and interim periods to February 28, 1998 with respect to Company and March 31, 1998 with respect to Parent and certain other relevant financial and operating data relating to Company and Parent made available to us from published sources and from the internal records of Company and Parent; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and Parent Common Stock, as well as the common stock of certain other companies in the semiconductor capital equipment industry; (iv) compared Company and Parent from a financial point of view with certain other companies in the semiconductor capital equipment industry that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the semiconductor capital equipment industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Company and Parent certain information of a business and financial nature regarding Company and Parent, furnished to us by them, including financial forecasts and related assumptions of Company and Parent; (vii) made inquiries regarding and discussed the Merger and the draft Merger Agreement and other matters related thereto with Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Company and Parent provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Company and

Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Merger will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Company or Parent, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance in all material aspects with the terms described in the Merger Agreement, without any further material amendments thereto, and without waiver by Company of any of the material conditions to its obligations thereunder.

    We have acted as financial advisor to Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Company pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    We are not expressing an opinion regarding the price at which the Parent Common Stock may trade at any future time. The Consideration to be received by the shareholders of Company pursuant to the Merger is a fixed number of shares of Parent Common Stock, subject to certain adjustments based on the price of Parent Common Stock as set forth in the Merger Agreement, and, accordingly, the market value of the Consideration may vary significantly.

    This opinion is directed to the Board of Directors of Company in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Company's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          NATIONSBANC MONTGOMERY
                                          SECURITIES LLC

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation, as amended (the "AE Certificate"), of Advanced Energy Industries, Inc. (the "Registrant") provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law; (iii) arising from payment of dividends or approval of a stock purchase in violation of Section 174 of the DGCL; or (iv) for any action from which the director derived an improper personal benefit. While the AE Certificate provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the director's duty of care. Accordingly, the AE Certificate will not affect the availability of equitable remedies, such as an injunction, based on a director's breach of the duty of care. The provisions of the AE Certificate described above apply to officers of the Registrant only if they are directors of the Registrant and are acting in their capacity as directors, and does not apply to officers of the Registrant who are not directors.

    In addition, the Registrant's Bylaws provide that the Registrant shall indemnify its Executive Officers (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) and directors, and any employee who serves as an Executive Officer or director of any corporation at the Registrant's request, to the fullest extent permitted under and in accordance with the DGCL; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its Executive Officers and directors; and, provided further, that the Registrant shall not be required to indemnify any Executive Officer or director in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the directors of the Registrant; (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL; or (iv) such indemnification is required to be made under Article XI, Section 43, Subsection (d) of the Registrant's Bylaws. Under the DGCL, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    The Registrant maintains a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) Exhibits

EXHIBIT
NUMBER                                                   DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
      2.1  Agreement and Plan of Reorganization, by and among Registrant, Warpspeed, Inc., and RF Power Products,
           Inc., dated as of June 1, 1998 (attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

      4.1  Registrant's Restated Certificate of Incorporation (incorporated by reference to Registrant's
           Registration Statement on Form S-1 (File No. 33-97188), filed September 20, 1995, as amended).

      4.2  Registrant's Bylaws (incorporated by reference to Registrant's Registration Statement on Form S-1 (File
           No. 33-97188), filed September 20, 1995, as amended).

      4.3  Form of Common Stock Certificate of Registrant (incorporated by reference to Registrant's Registration
           Statement on Form S-1 (File No. 33-97188), filed September 20, 1995, as amended).

      4.4  Registrant hereby agrees to furnish to the SEC, upon request, a copy of the instruments which define the rights of holders of long-term debt of Registrant. None of such instruments not included as exhibits herein represents long-term debt in excess of 10% of the consolidated total assets of Registrant.

      5.1  Opinion of Thelen Reid & Priest LLP as to the legality of the securities being registered.

      8.1  Opinion of Dewey Ballantine LLP as to certain federal income tax matters.

     23.1  Consent of Thelen Reid & Priest LLP (included in Exhibit 5.1)

     23.2  Consent of Dewey Ballantine LLP (included in Exhibit 8.1)

     23.3  Consent of NationsBanc Montgomery Securities LLC (included in Exhibit 99.2)

     23.4  Consent of Arthur Andersen LLP

     23.5  Consent of KPMG Peat Marwick LLP

     23.6  Consent of Grant Thornton LLP

     24.1  Power of Attorney (included on the signature pages to this Registration Statement)

     99.1  Form of Proxy for shareholders of RF Power Products, Inc.

     99.2  Fairness Opinion of NationsBanc Montgomery Securities LLC (attached as Appendix B to the Proxy
           Statement/Prospectus included in this Registration Statement).

    (B) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts is included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998. Other schedules have not been included because the information required to be set forth therein is not applicable or is shown in the Registrant's financial statements or notes thereto.

    (C) Opinions

    The opinion of NationsBanc Montgomery Securities LLC is included as Appendix B to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (4) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on the 1st day of September, 1998.

                                ADVANCED ENERGY INDUSTRIES, INC.

                                By:            /s/ DOUGLAS S. SCHATZ
                                     -----------------------------------------
                                                 Douglas S. Schatz
                                     PRESIDENT, CHAIRMAN OF THE BOARD AND CHIEF
                                                 EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Douglas S. Schatz, Hollis L. Caswell and Richard P. Beck, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    /s/ DOUGLAS S. SCHATZ
------------------------------
      Douglas S. Schatz
  PRESIDENT, CHAIRMAN OF THE                                Dated: September 1,
          BOARD AND                                                1998
   CHIEF EXECUTIVE OFFICER
(PRINCIPAL EXECUTIVE OFFICER)

     /s/ RICHARD P. BECK
------------------------------
       Richard P. Beck
  SENIOR VICE PRESIDENT AND                                 Dated: September 1,
       CHIEF FINANCIAL                                             1998
     OFFICER AND DIRECTOR
   (PRINCIPAL FINANCIAL AND
     ACCOUNTING OFFICER)

     /s/ G. BRENT BACKMAN
------------------------------                              Dated: September 1,
       G. Brent Backman                                            1998
           DIRECTOR

    /s/ HOLLIS L. CASWELL
------------------------------                              Dated: September 1,
      Hollis L. Caswell                                            1998
           DIRECTOR

      /s/ ELWOOD SPEDDEN
------------------------------                              Dated: September 1,
        Elwood Spedden                                             1998
           DIRECTOR

     /s/ ARTHUR A. NOETH
------------------------------                              Dated: September 1,
       Arthur A. Noeth                                             1998
           DIRECTOR

                                 EXHIBIT INDEX

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Reorganization, by and among Registrant, Warpspeed,
       Inc., and RF Power Products, Inc., dated as of June 1, 1998 (attached as
       Appendix A to the Proxy Statement/Prospectus included in this Registration
       Statement).

  4.1 Registrant's Restated Certificate of Incorporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (File No.
       33-97188), filed September 20, 1995, as amended).

  4.2  Registrant's Bylaws (incorporated by reference to Registrant's
       Registration Statement on Form S-1 (File No. 33-97188), filed September
       20, 1995, as amended).

  4.3 Form of Common Stock Certificate of Registrant (incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-97188), filed September 20, 1995, as amended).

  4.4 Registrant hereby agrees to furnish to the SEC, upon request, a copy of the instruments which define the rights of holders of long-term debt of Registrant. None of such instruments not included as exhibits herein represents long-term debt in excess of 10% of the consolidated total assets of Registrant.

  5.1 Opinion of Thelen Reid & Priest LLP as to the legality of the securities being registered.

  8.1  Opinion of Dewey Ballantine LLP as to certain federal income tax matters.

 23.1  Consent of Thelen Reid & Priest LLP (included in Exhibit 5.1)

 23.2  Consent of Dewey Ballantine LLP (included in Exhibit 8.1)

 23.3  Consent of NationsBanc Montgomery Securities LLC (included in Exhibit
       99.2)

 23.4  Consent of Arthur Andersen LLP

 23.5  Consent of KPMG Peat Marwick LLP

 23.6  Consent of Grant Thornton LLP

 24.1  Power of Attorney (included on the signature pages to this Registration
       Statement)

 99.1  Form of Proxy for shareholders of RF Power Products, Inc.

 99.2  Fairness Opinion of NationsBanc Montgomery Securities LLC (attached as
       Appendix B to the Proxy Statement/Prospectus included in this Registration
       Statement).